EXHIBIT 10.1

EXECUTION VERSION

This AMENDMENT No. 1 TO THE SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of June 6, 2018, is entered into by and among Windstream Services, LLC, a Delaware limited liability company (the “Borrower”) and the Lenders listed on the signature pages hereto constituting the Required Lenders.

RECITALS:

WHEREAS, the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Administrative Agent”), and the other agents party thereto have entered into that certain Sixth Amended and Restated Credit Agreement, originally dated as of July 17, 2006, and amended and restated as of April 24, 2015 (as amended, supplemented or otherwise modified prior to the effectiveness of this Amendment, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Amendment and as the same hereafter further may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Existing Credit Agreement. The undersigned Lenders are willing to accommodate such request, subject to satisfaction of the terms and conditions set forth herein;

WHEREAS, the Borrower has engaged JPMorgan Chase Bank, N.A., and/or its designated affiliates to act as lead arranger and bookrunner in respect of this Amendment (in such capacities, the “Lead Arranger”); and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement as amended hereby.

SECTION 2. Amendments to the Credit Agreement. In accordance with Section 9.02 of the Credit Agreement and effective as of the First Amendment Effective Date (as defined below), the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex I hereto.

SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants that:

(a) As of the First Amendment Effective Date, this Amendment has been duly authorized, executed and delivered by it. This Amendment and the Credit Agreement (in each case, as of the First Amendment Effective Date) constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality are true and correct, and the representations and warranties that are not so qualified are true and correct in all material respects, in each case, as of the First Amendment Effective Date (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty is true and correct or true and correct in all material respects, as applicable, as of such earlier date).

(c) As of the First Amendment Effective Date, no Default or Event of Default has occurred and is continuing or shall result from this Amendment or the consummation of the transactions contemplated hereby.

SECTION 4. First Amendment Effective Date. This Amendment shall become effective as of the first date (the “First Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

(a) The Lead Arranger and the Administrative Agent shall have received a counterpart signature page of this Amendment duly executed by each of the Borrower, the Administrative Agent, the Issuing Bank and each Lender listed on the signature pages hereto constituting the Required Lenders.

(b) The representations and warranties set forth in Sections 3(b) and 3(c) of this Amendment shall be true and correct in all respects on and as of the First Amendment Effective Date, and the Lead Arranger and the Administrative Agent shall have received a certificate (in form and substance reasonably acceptable to the Lead Arranger Administrative Agent), dated as of the First Amendment Effective Date and signed by a Financial Officer of the Borrower, certifying as to such representations and warranties.

(c) Each Loan Party not a party hereto shall have entered into a reaffirmation agreement in form and substance reasonably satisfactory to the Lead Arranger and the Administrative Agent.

(d) The Borrower shall have paid (i) to the Administrative Agent (A) for the account of each Revolving Lender that executes and delivers a counterpart signature page to this Amendment at or prior to 5:00 p.m., New York City time, on May 24, 2018 (or such later time as the Administrative Agent, the Lead Arranger and the Borrower shall agree) (the “Revolving Loan Consent Deadline”), a consent fee in an aggregate amount equal to 0.25% of the aggregate Revolving Commitments held by such Revolving Lender as of the Revolving Loan Consent Deadline and (B) for the account of each Term Lender that executes and delivers a counterpart signature page to this Amendment at or prior to 5:00 p.m., New York City time, on June 5, 2018 (or such later time as the Administrative Agent, the Lead Arranger and the Borrower shall agree) (the “Term Loan Consent Deadline”), a consent fee in an aggregate amount equal to 0.25% of the aggregate principal amount of the Term Loans held by such Term Lender as of the Term Loan Consent Deadline and (ii) all other fees and amounts due and payable pursuant to this Amendment and/or any letter agreements or fee letters by and between the Borrower and the Lead Arranger (collectively, “Engagement Letter”), including, to the extent invoiced, reimbursement or payment of documented and reasonable out-of-pocket expenses in connection with this Amendment and any other out-of-pocket expenses of the Lead Arranger and the Administrative Agent required to be paid or reimbursed pursuant to the Credit Agreement or the Engagement Letter.

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The Administrative Agent shall notify the Borrower and the Lenders hereto of the First Amendment Effective Date and such notice shall be conclusive and binding.

SECTION 5. Effect of the Amendment.

(a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b) From and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. Costs and Expenses. The Borrower agrees to reimburse each of the Lead Arranger and the Administrative Agent, in each case, promptly after receipt of a written request for such Person’s documented and reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Lead Arranger and the Administrative Agent.

SECTION 8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 9. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Amendment.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

WINDSTREAM SERVICES, LLC, as the Borrower

By:	/s/ Tony Thomas
Name: Tony Thomas
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 1]

JPMorgan Chase Bank, N.A. as Administrative Agent, Lender and Issuing Bank

By:	/s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

[Signature Page to Amendment No. 1]

[Lender signature pages on file with the Administrative Agent]

ANNEX I

AMENDMENTS TO CREDIT AGREEMENT

[Changed pages to Credit Agreement follow]

EXECUTION VERSION CONFORMED COPY THROUGH AMENDMENT NO. 1 DATED JUNE 6, 2018

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT
originally dated as of July 17, 2006
as amended and restated as of April 24, 2015
by and among

WINDSTREAM SERVICES, LLC,
formerly known as WINDSTREAM CORPORATION,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,

and

BANK OF AMERICA, N.A.
BARCLAYS BANK PLC
BNP PARIBAS
CITIBANK, N.A.
COBANK, ACB
CREDIT SUISSE ~~SECURITIES (USA)~~LOAN FUNDING LLC
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS BANK USA
MORGAN STANLEY SENIOR FUNDING, INC.
MUFG UNION BANK, N.A.
ROYAL BANK OF CANADA
SUNTRUST BANK
WELLS FARGO BANK, N.A.,
as Co-Documentation Agents
__________________________
JPMORGAN CHASE BANK, N.A.
as Bookrunner and Lead Arranger

BARCLAYS BANK PLC
BNP PARIBAS SECURITIES CORP.
CITIGROUP GLOBAL MARKETS INC.
COBANK, ACB
CREDIT SUISSE ~~SECURITIES (USA)~~LOAN FUNDING LLC
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS BANK USA
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MORGAN STANLEY SENIOR FUNDING, INC.
MUFG UNION BANK, N.A.
ROYAL BANK OF CANADA
SUNTRUST ROBINSON HUMPHREY, INC.
WELLS FARGO SECURITIES LLC
as Joint Bookrunners and Joint Arrangers

TABLE OF CONTENTS

PAGE
ARTICLE 1 Definitions

SECTION 1.01. Defined Terms	1
SECTION 1.02. Classification of Loans and Borrowings	~~46~~49
SECTION 1.03. Terms Generally	~~46~~49
SECTION 1.04. Accounting Terms; GAAP	~~47~~50
SECTION 1.05. Pro Forma Calculations	~~47~~50

ARTICLE 2 The Credits

SECTION 2.01. Loans	~~47~~50
SECTION 2.02. Loans and Borrowings	~~50~~53
SECTION 2.03. Requests for Borrowings	~~51~~54
SECTION 2.04. Letters of Credit	~~51~~55
SECTION 2.05. Funding of Borrowings	~~55~~58
SECTION 2.06. Interest Elections	~~55~~59
SECTION 2.07. Termination, Reduction and Extension of Commitments and Term Loans	~~56~~60
SECTION 2.08. Repayment of Loans; Evidence of Debt	~~60~~63
SECTION 2.09. Scheduled Amortization of Term Loans	~~60~~64
SECTION 2.10. Optional and Mandatory Prepayment of Loans	~~61~~65
SECTION 2.11. Fees	~~65~~69
SECTION 2.12. Interest	~~66~~70
SECTION 2.13. Alternate Rate of Interest	~~67~~71
SECTION 2.14. Increased Costs	~~67~~71
SECTION 2.15. Break Funding Payments	~~68~~73
SECTION 2.16. Taxes	~~69~~73
SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~72~~77
SECTION 2.18. Mitigation Obligations; Replacement of Lenders	~~74~~78
SECTION 2.19. Refinancing Amendments	~~75~~79

ARTICLE 3 Representations and Warranties

SECTION 3.01. Organization; Powers	~~76~~80
SECTION 3.02. Authorization; Enforceability	~~76~~80
SECTION 3.03. Governmental Approvals; No Conflicts	~~76~~80
SECTION 3.04. Financial Condition; No Material Adverse Change	~~77~~81
SECTION 3.05. Properties	~~77~~81
SECTION 3.06. Litigation and Environmental Matters	~~77~~81
SECTION 3.07. Compliance with Laws and Agreements	~~77~~82
SECTION 3.08. Investment Company Status	~~78~~82
SECTION 3.09. Taxes	~~78~~82
SECTION 3.10. ERISA	~~78~~82

SECTION 3.11. Disclosure	~~78~~82
SECTION 3.12. Subsidiaries	~~78~~82
SECTION 3.13. Insurance	~~78~~82
SECTION 3.14. Labor Matters~~.~~	~~78~~83
SECTION 3.15. Solvency	~~79~~83
SECTION 3.16. Licenses; Franchises	~~79~~83
SECTION 3.17. Anti-Corruption Laws and Sanctions	~~80~~84
SECTION 3.18. Master Lease; Recognition Agreement	~~80~~84
SECTION 3.19. EEA Financial Institution Status	84

ARTICLE 4 Conditions

SECTION 4.01. Sixth ARCA Effective Date~~.~~	~~80~~84
SECTION 4.02. [Reserved].	~~82~~86
SECTION 4.03. Each Credit Event	~~82~~86

ARTICLE 5 Affirmative Covenants

SECTION 5.01. Financial Statements; Ratings Change and Other Information	~~82~~86
SECTION 5.02. Notices of Material Events	~~84~~88
SECTION 5.03. Information Regarding Collateral	~~84~~89
SECTION 5.04. Existence; Conduct of Business	~~85~~89
SECTION 5.05. Payment of Obligations	~~85~~89
SECTION 5.06. Maintenance of Properties; Insurance; Casualty and Condemnation	~~85~~90
SECTION 5.07. Books and Records; Inspection Rights	~~86~~90
SECTION 5.08. Compliance with Laws	~~86~~90
SECTION 5.09. Use of Proceeds and Letters of Credit	~~86~~91
SECTION 5.10. Additional Subsidiaries	~~87~~91
SECTION 5.11. Further Assurances	~~87~~92
SECTION 5.12. Rated Credit Facilities	~~88~~92
SECTION 5.13. Windstream Communications	~~88~~92

ARTICLE 6 Negative Covenants

SECTION 6.01. Indebtedness; Certain Equity Securities	~~88~~93
SECTION 6.02. Liens	~~92~~96
SECTION 6.03. Fundamental Changes	~~93~~98
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions	~~94~~98
SECTION 6.05. Asset Sales	~~96~~101
SECTION 6.06. Sale and Leaseback Transactions	~~97~~102
SECTION 6.07. Swap Agreements	~~98~~102
SECTION 6.08. Restricted Payments; Certain Payments of Debt	~~98~~103
SECTION 6.09. Transactions with Affiliates	~~100~~105
SECTION 6.10. Restrictive Agreements	~~100~~106
SECTION 6.11. Amendment of Material Documents	~~102~~107
SECTION 6.12. Change in Fiscal Year	~~102~~107

SECTION 6.13. Interest Coverage Ratio	~~102~~107
SECTION 6.14. Leverage Ratio	~~102~~107

ARTICLE 7
Events of Default

ARTICLE 8
The Agents

ARTICLE 9
Miscellaneous

SECTION 9.01. Notices	~~107~~114
SECTION 9.02. Waivers; Amendments	~~108~~115
SECTION 9.03. Expenses; Indemnity; Damage Waiver	~~110~~117
SECTION 9.04. Successors and Assigns	~~111~~118
SECTION 9.05. Survival	~~116~~123
SECTION 9.06. Counterparts; Integration; Effectiveness	~~116~~123
SECTION 9.07. Severability	~~116~~123
SECTION 9.08. Right of Setoff	~~116~~124
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service Of Process	~~117~~124
SECTION 9.10. WAIVER OF JURY TRIAL	~~117~~125
SECTION 9.11. Headings	~~118~~125
SECTION 9.12. Confidentiality	~~118~~125
SECTION 9.13. USA PATRIOT ACT	~~119~~126
SECTION 9.14. Interest Rate Limitation	~~119~~126
SECTION 9.15. Amendments to Security Documents~~.~~	~~119~~126
SECTION 9.16. No Fiduciary Duty	~~119~~127
SECTION 9.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	127

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 3.05 – Real Properties
Schedule 3.06 – Disclosed Matters
Schedule 3.12 – Subsidiaries
Schedule 5.10 – Certain Regulated Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.09 – Transactions with Affiliates
Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Amended and Restated Guarantee Agreement
Exhibit C	–	Form of Amended and Restated Security Agreement
Exhibit D	–	Form of Pari Passu Intercreditor Agreement
Exhibit E	–	Form of Recognition Agreement
Exhibit F	–	Form of U.S. Tax Compliance Certificate
Exhibit G	–	Form of Junior Lien Intercreditor Agreement

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT originally dated as of July 17, 2006, as amended and restated as of April 24, 2015, by and among WINDSTREAM SERVICES, LLC, a Delaware limited liability company, formerly known as WINDSTREAM CORPORATION, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, and Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citibank, N.A., CoBank, ACB, Credit Suisse Loan Funding LLC (formerly known as Credit Suisse Securities (USA) LLC), Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., MUFG Union Bank, N.A., Royal Bank of Canada, SunTrust Bank and Wells Fargo Bank, N.A., as Co-Documentation Agents.

PRELIMINARY STATEMENTS

The Original Credit Agreement has been amended and restated in the form of the First ARCA, the Second ARCA, the Third ARCA, the Fourth ARCA and the Fifth ARCA (such terms and other capitalized terms used in these preliminary statements being defined in Section 1.01 hereof). Pursuant to the Sixth Amendment and Restatement Agreement, and upon satisfaction of the conditions set forth therein, the Fifth ARCA is being further amended and restated in the form of this Amended Agreement.

The parties hereto agree as follows:

ARTICLE 1
Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2007 Amendment Effective Date” means February 27, 2007.

“2017 Notes” means the Borrower’s 7.875% senior notes due 2017.

“2020 Notes” means the Borrower’s 7.75% senior notes due 2020.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“AC Holdings” means Windstream Holdings of the Midwest, a Nebraska corporation.

“AC Holdings Bonds” means the 6¾% Notes due 2028 issued by AC Holdings in an aggregate principal amount not to exceed $100,000,000.

“AC Holdings Indenture” means the Indenture dated as of February 23, 1998 under which the AC Holdings Bonds were issued.

“Acquisition” means any purchase or acquisition by any Wireline Company in a single transaction or a series of transactions individually or, together with its Affiliates, of (a) any Equity Interests in another Person which are sufficient to permit such Wireline Company and its Affiliates to Control such other Person or (b) all or substantially all of the assets of, or assets comprising a division, unit or line of business of, another Person, whether or not involving a merger or consolidation with such other Person. “Acquire” has a meaning correlative thereto.

“Act” has the meaning specified in Section 9.13.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not at the relevant time of determination an existing Lender and that agrees to provide any portion of any (a) Incremental Loans in accordance with Section 2.01(i) or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.19.

“Additional Tranche B-7 Lender” has the meaning assigned to such term in the Tranche B-7 Refinancing Amendment.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its permitted successors in such capacity as provided in Article 8.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Assignee” has the meaning specified in Section 9.04(b)(ii)(B).

“Affiliated Revolving Lender” has the meaning specified in Section 9.04(b)(ii)(B).

“Agents” means the Administrative Agent, the Collateral Agent, the Co-Documentation Agents, the Lead Arranger and the Joint Bookrunners and Arrangers.

“Agreement”, when used with reference to this Agreement, means this Amended Agreement, as amended by the Tranche B-6 Incremental Amendment, the Tranche B-6 Refinancing and Incremental Amendment, the Second Tranche B-6 Incremental Amendment and the Tranche B-7 Refinancing Amendment and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“All-in Yield” means, as to any Indebtedness on any date of determination, the yield thereon, based on the interest rate applicable to such Indebtedness on such date, including margin, original issue discount, upfront fees (with original issue discount and upfront fees being equated to interest margins for purposes of determining the yield on any Indebtedness assuming a four-year weighted average life), or otherwise; provided that “All-in Yield” shall not include arrangement, underwriting, structuring or similar fees paid to arrangers or fees that are not paid ratably to the market for such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Effective Rate or Adjusted LIBO Rate, respectively.

“Amended Agreement” means this Sixth Amended and Restated Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Asset Acquisition” has the meaning assigned to such term in the definition of “Asset Disposition”.

“Applicable Asset Disposition” has the meaning assigned to such term in the definition of “Asset Disposition”.

“Applicable Indebtedness” has the meaning assigned to such term in the definition of “Asset Disposition”.

“Applicable Leverage-Based Rate” means, with respect to Eurodollar Revolving Loans and ABR Revolving Loans, in each case for any day, the percentage per annum corresponding to the Leverage Ratio on such day as set forth in the table below in the relevant column:

	Eurodollar	ABR Revolving
Leverage Ratio	Revolving Loans	Loans
Category 1	2.00%	1.00%
≥ 3.25 to 1.0
Category 2
< 3.25 to 1.0 but	1.75%	0.75%
≥ 3.00 to 1.0
Category 3
< 3.00 to 1.0 but	1.50%	0.50%
≥ 2.75 to 1.0
Category 4	1.25%	0.25%
< 2.75 to 1.0

The Applicable Leverage-Based Rate shall be determined as of the end of each Fiscal Quarter based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01(a) or (b). Each change in the Applicable Leverage-Based Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that, at the option of the Administrative Agent (or at the request of the Required Revolving Lenders for any Revolving Loans), the Leverage Ratio shall be deemed to be in Category 1 if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) and (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Applicable Merger” has the meaning specified in Section 6.02(d).

“Applicable Net Proceeds” has the meaning assigned to such term in Section 2.10(c)(ii).

“Applicable Rate” means, for any day and for any Loan, the following percentages per annum set forth opposite such Loans:

Class	Eurodollar Loans	ABR Loans
Revolving Loans	Applicable Leverage-Based	Applicable Leverage-Based
	Rate for Eurodollar	Rate for ABR Revolving
	Revolving Loans	Loans
Tranche B-6 Term	4.00%	3.00%
Loan
Tranche B-7 Term	3.25%	2.25%
Loan
Incremental Loan	Rate specified in the Incremental Facility Amendment

“Applicable Transaction” has the meaning specified in the definition of “Pro Forma Basis”.

“Approved Counterparty” means (a) any domestic financial holding company having capital and surplus in excess of $500,000,000 and the commercial paper of which is rated at least P-2 or the equivalent thereof by Moody’s or at least A-2 or the equivalent thereof by S&P or (b) any Affiliate of a Person meeting the requirements of clause (a) of this definition.

“Approved Counterparty Offer” has the meaning specified in Section 2.10(k)(ii).

“Approved Counterparty Offer Conditions” has the meaning specified in Section 2.10(k)(ii).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Asset Disposition” means (a) any sale, lease, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any assets of any Wireline Company pursuant to Section 6.05 (h), (k), (n) (but, in the case of clause (n), only to the extent (i) such assets were acquired after the Sixth ARCA Effective Date (including via the acquisition by a Wireline Company of any Person owning such assets) (any such acquisition of assets, an “Applicable Asset Acquisition”) with the proceeds of Indebtedness (the “Applicable Indebtedness”) or (ii) the proceeds of the sale of such assets would be required to be applied to prepay, repay or repurchase (or to offer to prepay, repay or repurchase) any Restricted Indebtedness (other than the Applicable Indebtedness) (such disposition under clause (i) or clause (ii), an “Applicable Asset Disposition”)) or (o), (b) the issuance by any Subsidiary of any Equity Interest, or (c) the receipt by any Subsidiary of any capital contribution, other than (x) any such issuance of an Equity Interest to, or the receipt of any such capital contribution from, another Wireline Company and (y) directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law; provided that, for purposes of Section 2.10(c), any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $25,000,000 shall not be deemed to be an Asset Disposition.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Cash” means, on any date of determination, an amount (which may be a negative amount) equal to the sum of the following in respect of the Wireline Companies on a consolidated basis for the period commencing on the first day of the Fiscal Quarter during which the Sixth ARCA Effective Date occurs and ending on the last day of the most recent Fiscal Quarter for which a certificate shall have been delivered to the Administrative Agent pursuant to Section 5.01(c) (and which the Administrative Agent shall have had an opportunity to review for not less than five Business Days):

(a) $750,000,000; plus

(b) Consolidated Adjusted EBITDA for such period; plus

(c) to the extent not included in calculating such Consolidated Adjusted EBITDA, any extraordinary or non-recurring cash gain during such period, other than any such gain resulting from any sale, transfer or other disposition of assets; minus

(d) without duplication and to the extent included in determining such Consolidated Adjusted EBITDA, the sum of (i) Consolidated Cash Interest Expense for such period, except to the extent constituting Restricted Payments; (ii) all taxes of the Wireline Companies paid in cash during such period; and (iii) any extraordinary or non-recurring loss, expense or charge paid in cash during such period; provided that amounts shall be included in this clause (d) for any period only to the extent not duplicative of any cost or expense which was (x) included in determining Consolidated Adjusted Net Income for such period and (y) not been added back to such Consolidated Adjusted Net Income in determining Consolidated Adjusted EBITDA for such period.

“Available Distributable Cash” means, on any date of determination, an amount (which may be a negative amount) equal to the sum of:

(a) Available Cash as of such date of determination; minus

(b) without duplication, the sum of the following amounts, in each case for the period commencing on the day immediately following the Sixth ARCA Effective Date and ending on such date of determination:

(i) the aggregate amount of Restricted Payments made by the Wireline Companies during such period, other than any such Restricted Payments (A) made to another Wireline Company, (B) paid from Available Equity Proceeds, or (C) permitted under clause (ii), (v) or (xv) of Section 6.08(a);

(ii) the aggregate amount of Investments, determined net (without duplication of any other netting) of the aggregate amount of cash proceeds received by the Wireline Companies from any subsequent sale or repayment thereof, made by the Wireline Companies during such period, other than any such Investments (A) in connection with a Permitted Acquisition, but only to the extent made or funded with (i) Equity Interests of the Borrower; (ii) the proceeds of Permitted Additional Debt; (iii) the proceeds of Permitted Pari Passu Indebtedness or any Permitted Junior Lien Indebtedness; (iv) the proceeds of Revolving Loans but only to the extent such Revolving Loans have been refinanced within 120 days with Permitted Additional Debt, Incremental Loans consisting of term loans, Permitted Pari Passu Indebtedness, Permitted Junior Lien Indebtedness or Available Equity Proceeds; or (v) Incremental Loans consisting of term loans, (B) in connection with a Permitted Asset Exchange, but only to the extent the consideration paid by the Wireline Companies consists of assets or properties (other than cash) or cash consideration funded with the proceeds of Permitted Additional Debt, (C) in any Collateral Support Party (except, in the case of any Investment by a Loan Party in a Collateral Support Party that is not a Loan Party, to the extent that the distribution or repayment to such Loan Party of such Investment is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Collateral Support Party or its equity holders), (D) funded from Available Equity Proceeds or (E) permitted under clause (a), (b), (g), (h), (j), (k), (l), (m), (n) (but only to the extent such Investment is reflected in and duplicative of all or a portion of a Permitted Acquisition), (o), (p), (q), (t) or (u) of Section 6.04);

(iii) the aggregate amount of payments made by the Wireline Companies to repay, prepay, redeem, defease or acquire for value at or prior to stated maturity, or to refund, refinance or exchange, any Indebtedness (other than (A) Revolving Loans hereunder, (B) [reserved] or (C) any Indebtedness incurred pursuant to Section 6.01(a)(v) unless such Indebtedness is a Distribution Advance) or make any other scheduled, mandatory or voluntary payment of any such Indebtedness, other than (x) any such payments funded from or made with (1) Available Equity Proceeds or Equity Interests of the Borrower (other than Disqualified Stock), Holdco or Propco, (2) the proceeds of Permitted Additional Debt, (3) the proceeds of Credit Agreement Refinancing Indebtedness, (4) the proceeds of Permitted Pari Passu Indebtedness or Permitted Junior Lien Indebtedness, (5) the proceeds of Incremental Loans, (6) the proceeds of Permitted Refinancing Indebtedness, (7) the proceeds of Revolving Loans but only to the extent such Revolving Loans have been refinanced within 120 days with Permitted Additional Debt, Incremental Loans consisting of term loans, Permitted Pari Passu Indebtedness, Permitted Junior Lien Indebtedness or Available Equity Proceeds or (8) the cash proceeds received by the Borrower from Propco on the Sixth ARCA Effective Date in consideration for the assets transferred to Propco on the Sixth ARCA Effective Date, (y) so long as (A) no Event of Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance with Sections 6.13 and 6.14, determined on a Pro Forma Basis and (C) the ~~Secured~~First Lien Leverage Ratio on a Pro Forma Basis computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) shall not exceed 2.0 to 1.0, any other payments in respect of Indebtedness and (z) payments made in the form of Equity Interests of the Borrower (other than Disqualified Stock) or Indebtedness constituting Permitted Refinancing Indebtedness or Permitted Additional Debt; and

(iv) the aggregate amount of Capital Expenditures made during such period, other than Capital Expenditures financed with (1) Available Equity Proceeds, (2) Reinvestment Funds or (3) the proceeds of a Debt Issuance (other than proceeds of Revolving Loans); provided that for purposes of determining the aggregate amount of Capital Expenditures to be deducted from Available Distributable Cash for any period under this clause (iv), the Borrower shall not be permitted to reduce the amount of such Capital Expenditures as a result of any Connect America Phase II support or transitional support received pursuant to 47 C.F.R. sec. 54.310.

“Available Equity Proceeds” means, on any date of determination, an amount equal to the sum of the following amounts, in each case for the period commencing on the day immediately following the Sixth ARCA Effective Date and ending on such date of determination:

(a) the aggregate amount of Net Proceeds of any Equity Issuances (excluding Equity Issuances of Disqualified Stock and any Equity Issuances in connection with the Propco Transactions but including Equity Issuances pursuant to the conversion or exchange of Indebtedness or Disqualified Stock) during such period; minus

(b) the aggregate amount of such Net Proceeds of Equity Issuances which have been applied prior to such date of determination to fund any of the following payments, without duplication:

(i) all or a portion of the consideration payable by the Wireline Companies in connection with a Permitted Acquisition;

(ii) Capital Expenditures;

(iii) any other Investments, determined net (without duplication of any other netting) of the aggregate amount of cash proceeds received by the Wireline Companies from any subsequent sale or repayment thereof, made by the Wireline Companies (other than (A) Investments in any Collateral Support Party (except, in the case of any Investment by a Loan Party in a Collateral Support Party that is not a Loan Party, to the extent that the distribution or repayment to such Loan Party of such Investment is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Collateral Support Party or its equity holders); and (B) Investments permitted under clause (b), (h), (j), (k), (o), (n) (but only to the extent such Investment is reflected in and duplicative of all or a portion of a Permitted Acquisition), (q), (t) or (u) of Section 6.04);

(iv) Restricted Payments made by the Wireline Companies (other than Restricted Payments to any Wireline Company); provided that any such Restricted Payment by a Wireline Company to any other Person (other than another Wireline Company) which is made with the proceeds of a substantially contemporaneous Restricted Payment from another Wireline Company shall be deemed to be a single Restricted Payment for these purposes; and

(v) any payments made by the Wireline Companies to repay, prepay, redeem, defease or acquire for value at or prior to stated maturity, or to refund, refinance or exchange any Indebtedness (other than (i) Revolving Loans hereunder or (ii) any Indebtedness incurred pursuant to Section 6.01(a)(v), unless such Indebtedness is a Distribution Advance) or make any other scheduled, mandatory or voluntary payment of any such Indebtedness.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Windstream Services, LLC, a Delaware limited liability company, formerly known as Windstream Corporation, together with its successors.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Wireline Companies that are (or should be) set forth in a consolidated statement of cash flows of the Wireline Companies for such period prepared in accordance with GAAP and (b) any Capital Lease Obligations incurred by the Wireline Companies during such period in connection with any such capital expenditures, but excluding (i) Permitted Acquisitions, (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment but only to the extent such purchase price does not exceed the credit granted by the seller of such equipment for the equipment being traded in at such time or (iii) any capital expenditure paid for (or that will be paid for) with RUS Grant Funds.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that if at any time the obligations of such Person in respect of an operating lease are required to be recharacterized as Capital Lease Obligations as a result of a change in GAAP after the Sixth ARCA Effective Date, then for purposes hereof such Person’s obligations under such operating lease shall not, following the date of such recharacterization, be deemed Capital Lease Obligations.

“Cash Collateral Account” has the meaning specified in Section 8 of the Security Agreement.

“Cash Consideration” means the consideration received by the Wireline Companies for any Asset Disposition that is in the form of cash, Cash Equivalents or Replacement Assets or a combination of the foregoing. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities (as shown on the Borrower’s most recent balance sheet) of the Wireline Companies (other than contingent liabilities, Restricted Indebtedness and liabilities to the extent owed to any Wireline Company) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written assignment and assumption agreement that releases the applicable Wireline Companies from further liability therefor;

(b) any securities, notes or other obligations received by the Wireline Companies from such transferee that are converted by the Wireline Companies into Cash Equivalents or Replacement Assets within 180 days of the receipt thereof (to the extent of the Cash Equivalents or Replacement Assets received in that conversion); and

(c) any Designated Non-Cash Consideration received by the Wireline Companies in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) 1.5% of Total Assets at such time and (y) $100,000,000 (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

“Cash Equivalents” means:

(a) dollars and foreign currency received in the ordinary course of business or exchanged into dollars within 180 days;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender Party or any domestic commercial bank having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-2” or higher from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Cash Management Agreements” means all agreements between the Borrower and any Lender or any Affiliate of a Lender (determined at the time such agreement is designated as a Cash Management Agreement pursuant to Section 20 of the Security Agreement) in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any casualty or other insured damage to any property of any Wireline Company with a fair market value immediately prior to such event of at least $10,000,000, or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof.

“Change in Law” means the occurrence after the Sixth ARCA Effective Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption or taking effect of any law, rule, regulation or treaty after the Sixth ARCA Effective Date, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Sixth ARCA Effective Date or (c) compliance by any Lender, Issuing Bank or Participant (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Sixth ARCA Effective Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Holdco, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Borrower;

(b) the first day on which a majority of the members of the board of directors of Holdco or the Borrower are not Continuing Directors; or

(c) Holdco ceases to be the Beneficial Owner, directly or indirectly, of 100% of the outstanding Equity Interests of the Borrower.

“Charges” has the meaning specified in Section 9.14.

“Class” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B-6 Term Loans, Tranche B-7 Term Loans, Incremental Loans, Other Revolving Loans or Other Term Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche B-6 Commitment, Tranche B-7 Commitment, commitments in respect of any Incremental Facility, Other Revolving Commitments or Other Term Commitments and (c) when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, Tranche B-6 Lender, Tranche B-7 Lender or Additional Lender.

“CLO” has the meaning specified in Section 9.04(b).

“Co-Documentation Agents” means (including with respect to the Tranche B-6 Term Loans made (or continued) on the Tranche B-6 Refinancing and Incremental Amendment Effective Date) Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citibank, N.A., CoBank, ACB, Credit Suisse ~~Securities (USA)~~Loan Funding LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., MUFG Union Bank, N.A., Royal Bank of Canada, SunTrust Bank and (other than with respect to the Tranche B-6 Term Loans made (or continued) on the Tranche B-6 Refinancing and Incremental Amendment Effective Date) Wells Fargo Bank, N.A. In addition, and notwithstanding the foregoing, “Co-Documentation Agents” means (i) with respect to the Tranche B-6 Term Loans made on the Second Tranche B-6 Incremental Amendment Effective Date, the institutions listed in the preceding sentence other than Goldman Sachs Bank USA and Wells Fargo Bank, N.A. and (ii) with respect to the Tranche B-7 Term Loans, (A) JPMorgan Chase Bank, N.A. and (B) the institutions listed in the preceding sentence other than Credit Suisse ~~Securities (USA)~~Loan Funding LLC, Goldman Sachs Bank USA and Wells Fargo Bank, N.A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agent” means JPMorgan Chase Bank, N.A, in its capacity as collateral agent for the Secured Parties hereunder and under the other Loan Documents, and its permitted successors in such capacity as provided in Article 8.

“Collateral and Guarantee Requirement” means at any time the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) counterparts of the Guarantee Agreement and the Security Agreement, duly executed and delivered on behalf of such Loan Party, or (ii) in the case of any Person that becomes a Loan Party after the Sixth ARCA Effective Date, supplements to the Guarantee Agreement and the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person (within the time frames required thereby);

(b) all outstanding Equity Interests in and all outstanding promissory notes issued by any Wireline Company owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement (except that (i) the Loan Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in any Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of Equity Interests in Foreign Subsidiaries, and (ii) no Equity Interests in any Person held by a Foreign Subsidiary shall be required to be pledged) and the Collateral Agent shall have received all certificates or other instruments representing such Equity Interests (except to the extent such Equity Interests are not represented by certificates or other instruments) and Indebtedness, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) no (x) Foreign Subsidiary or (y) Domestic Subsidiary substantially all of whose assets consist of Equity Interests in Foreign Subsidiaries shall be required to guarantee or support any obligation of any Loan Party;

(d) no Lien or similar interest shall be granted, directly or indirectly, in the assets of any Foreign Subsidiary;

(e) except as otherwise provided in the Security Agreement, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by this Agreement and the Security Agreement, shall have been (or shall have made arrangements to provide for) filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder, in each case to the extent required by this Agreement and the Security Documents; and

(g) each Loan Party shall have taken all other action required to perfect, register and/or record the Liens granted by it thereunder, in each case to the extent required by this Agreement and the Security Documents.

“Collateral Support Parties” means (a) the Loan Parties and (b) each other Subsidiary (i) that is not required to Guarantee the Facility Obligations pursuant to the Loan Documents (other than any Insignificant Subsidiary) and (ii) all Equity Interests in which, and all Indebtedness owing to any Loan Party of which, shall have been pledged and delivered to the Collateral Agent in accordance with the Collateral and Guarantee Requirement.

“Commitment” means a Revolving Commitment, Tranche B-6 Commitment, Tranche B-7 Commitment, Other Revolving Commitment, Other Term Commitment or a commitment to make Incremental Loans (as the context may require). As of the Sixth ARCA Effective Date, no Commitments other than Revolving Commitments are in effect.

“Commitment Fee Rate” means, for any day, a rate per annum equal to (a) if the Leverage Ratio on the most recent determination date is 3.00 to 1.0 or higher, 0.50% and (b) otherwise, 0.40%. For purposes of this definition, (x) the Leverage Ratio shall be determined as of the end of each Fiscal Quarter based on the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or 5.01(b) and (y) each change in the Commitment Fee Rate resulting from a change in the Leverage Ratio shall be effective during the period from and including the day when the Administrative Agent receives the financial statements indicating such change to but excluding the effective date of the next such change; provided that, at the option of the Administrative Agent (or at the request of the Required Lenders), if the Borrower fails to deliver consolidated financial statements to the Administrative Agent as and when required by Section 5.01(a) or 5.01(b), the Commitment Fee Rate will be that set forth in clause (a) above during the period from the expiration of the time specified for such delivery until such financial statements are so delivered.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications Act” means, collectively, the Communications Act of 1934, as amended, the rules and regulations of the FCC, and written orders, policies, and decisions of the FCC and the courts’ interpretation of the foregoing.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Adjusted Net Income for such period plus, without duplication:

(a) provision for taxes based on income or profits of the Wireline Companies for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Adjusted Net Income; plus

(b) Interest Expense of the Wireline Companies for such period, to the extent that such Interest Expense was deducted in computing such Consolidated Adjusted Net Income; plus

(c) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), goodwill impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Wireline Companies for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Adjusted Net Income; plus

(d) the amount of any minority interest expense deducted in computing such Consolidated Adjusted Net Income; plus

(e) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent deducted in computing such Consolidated Adjusted Net Income; plus

(f) the amount of loss on any direct or indirect sale, conveyance or other transfer of Receivables Assets to a Special Purpose Receivables Subsidiary pursuant to a Permitted Receivables Financing that is not shown as a liability on a consolidated balance sheet prepared in accordance with GAAP; plus

(g) any non-cash Statement of Financial Accounting Standards No. 133 income (or loss) related to hedging activities, to the extent deducted in computing such Consolidated Adjusted Net Income; minus

(h) non-cash items increasing such Consolidated Adjusted Net Income for such period, other than (i) the accrual of revenue consistent with past practice and (ii) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated Adjusted EBITDA in a prior period;

in each case determined on a consolidated basis in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Interest Expense of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary will be added to Consolidated Adjusted Net Income to compute Consolidated Adjusted EBITDA (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Adjusted Net Income and (B) only to the extent that a corresponding amount would be permitted, as of such determination date, to be dividended or distributed to the Borrower by such Subsidiary (x) without direct or indirect restriction pursuant to the terms of its charter and all agreements and instruments applicable to such Subsidiary or its stockholders and (y) solely for purposes of any determination of Available Distributable Cash, without prior governmental approval (that has not been obtained) (unless and to the extent that such amount constitutes a Distribution Advance) and without direct or indirect restriction pursuant to the terms of any judgments, decrees, orders, statutes, rules and/or governmental regulations applicable to such Subsidiary and/or its stockholders.

“Consolidated Adjusted Net Income” means, for any period, the aggregate of the Net Income of the Wireline Companies for such period, determined on a consolidated basis in accordance with GAAP; provided that:

(a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to a Wireline Company during such period (and the net loss of any such Person will be included only to the extent that such loss is funded in cash by a Wireline Company during such period);

(b) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such Net Income is not, as of such date of determination, permitted (x) directly or indirectly, by operation of the terms of its charter or any agreement or instrument applicable to such Subsidiary or its equityholders, or (y) solely for purposes of any determination of Available Distributable Cash, without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of any judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its equityholders, in each case except to the extent that such amount was advanced prior to such date in cash by such Subsidiary (directly or indirectly) to the Borrower in accordance with Section 6.01(a)(v) (any such advance, except to the extent it has been repaid, prepaid, redeemed, acquired or otherwise returned (directly or indirectly) to such Subsidiary, a “Distribution Advance”);

(c) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded; and

(d) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) Interest Expense of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and (ii) any cash payments made by or on behalf of the Borrower or any Subsidiary during such period in respect of Interest Expense that were or will be amortized, accrued or otherwise recognized in a previous or future period, minus (b) the sum of (i) to the extent included in such consolidated Interest Expense for such period, any non-cash amounts amortized, accrued or otherwise recognized in such period, and (ii) cash interest income actually received by the Borrower or any Subsidiary (determined on a consolidated basis) in such period.

“Consolidated Debt” means, as of any date, the principal amount of Indebtedness of the Wireline Companies outstanding as of such date, determined on a consolidated basis; provided that, for purposes of this definition, the term “Indebtedness” will not include (i) contingent obligations of any Wireline Company as an account party or applicant in respect of any letter of credit or letter of guaranty, unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness of a Person other than a Wireline Company, (ii) any obligation constituting Indebtedness pursuant to clause (j) of the definition thereof, (iii) any Earn-out Obligation or obligation in respect of purchase price adjustment permitted pursuant to Section 6.01(a)(xvi) and (iv) any bonds or similar instruments in the nature of surety, performance, appeal or similar bonds.

“Consolidated Secured Debt” means, as of any date, the principal amount of Indebtedness of the Wireline Companies outstanding as of such date, determined on a consolidated basis, that is secured by a Lien on the assets of any such Wireline Company; provided that, for purposes of this definition, the term “Indebtedness” will not include (i) contingent obligations of any Wireline Company as an account party or applicant in respect of any letter of credit or letter of guaranty, unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness of a Person other than a Wireline Company, (ii) any obligation constituting Indebtedness pursuant to clause (j) of the definition thereof, (iii) any Earn-out Obligation or obligation in respect of purchase price adjustment permitted pursuant to Section 6.01(a)(xvi) and (iv) any bonds or similar instruments in the nature of surety, performance, appeal or similar bonds.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Borrower who:

(a) was a member of such board or directors on the Sixth ARCA Effective Date; or

(b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Continuing Tranche B-6 Lender” has the meaning assigned to such term in the Tranche B-6 Refinancing and Incremental Amendment.

“Continuing Tranche B-7 Lender” has the meaning assigned to such term in the Tranche B-7 Refinancing Amendment.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Commitment” has the meaning specified in Section 9.04(b)(ii)(B).

“Credit Agreement Refinancing Indebtedness” shall mean Indebtedness constituting Other Revolving Commitments or Other Term Commitments incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, existing Term Loans, existing Revolving Loans or existing Revolving Commitments, (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and, in the case of Refinanced Debt consisting in whole or in part of unused Revolving Commitments (including unused Other Revolving Commitments), the amount thereof) except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon and fees and expenses (including upfront fees and original issue discount (“OID”)) in connection with such exchange, modification, refinancing, refunding, renewal, extension or replacement, and (ii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the net proceeds of the applicable Credit Agreement Refinancing Indebtedness, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Commitments (including Other Revolving Commitments) or Revolving Loans incurred pursuant to any Revolving Commitments (including Other Revolving Commitments), such Revolving Commitments being refinanced by the applicable Credit Agreement Refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Contact” has the meaning specified in Section 9.04(b)(ii)(D).

“CSL Capital” means CSL Capital, LLC, a Delaware limited liability company.

“CSL National” means CSL National, LP, a Delaware limited partnership.

“Debt Exchange” means the exchange by the Borrower of the Propco Notes and the Propco Term Loans held by it for certain of its outstanding Term Loans (as defined in the Fifth ARCA) and Revolving Loans (but not Revolving Commitments) on the Sixth ARCA Effective Date, pursuant to an exchange agreement among the Borrower and the lenders exchanging such Term Loans and Revolving Loans in form and substance reasonably satisfactory to the Administrative Agent.

“Debt Issuance” means the issuance or other incurrence by any Wireline Company of any Indebtedness for borrowed money.

“Declining Revolving Lender” has the meaning specified in Section 2.10(k)(iv).

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default under Article 7.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent or the Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or is a direct or indirect Subsidiary of any person that is, the subject of a Bankruptcy Event or a Bail-in Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of the foregoing clauses shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Wireline Companies in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 123 days after the Latest Maturity Date applicable to Term Loans or, if such Equity Interests are issued after the Borrower has obtained any Incremental Loans constituting term loans or while any Commitments from Additional Lenders to make Incremental Loans constituting term loans remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated; provided, however, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require a Wireline Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Wireline Companies may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 6.08. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 123 days after the Latest Maturity Date applicable to Term Loans or, if such Equity Interests are issued after the Borrower has obtained any Incremental Loans constituting term loans or while any Commitments from lenders to make Incremental Loans constituting term loans remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated.

“Distribution Advance” has the meaning set forth in clause (b) of the definition of “Consolidated Adjusted Net Income”.

“Dividend Suspension Period” means any period (a) commencing on any day on which consolidated financial statements are delivered pursuant to Section 5.01(a) or 5.01(b) (or, if applicable, the last day of the most recently completed Dividend Suspension Period) if the Leverage Ratio as of the last day of the then most recently completed Fiscal Quarter covered thereby is greater than ~~4.50~~3.50 to 1.0 and (b) ending on the first day thereafter on which a Financial Officer delivers consolidated financial statements pursuant to Section 5.01(a) or 5.01(b) and a certificate pursuant to Section 5.01(c), all demonstrating that the Leverage Ratio was equal to or less than ~~4.50~~3.50 to 1.0 as of the last day of the then most recently completed Fiscal Quarter covered thereby.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Earn-out Obligation” means any contingent consideration based on the future operating performance of an acquired entity or assets, or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition (including pursuant to a merger or consolidation) based on criteria set forth in the documentation governing or relating to such acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Employee Matters Agreement” means the Employee Matters Agreement dated as of April 24, 2015, the form of which is an exhibit to the Form 10.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, having the force or effect of law and relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of, or exposure to, any pollutant, toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or to occupational health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Wireline Company directly or indirectly resulting from or based upon (a) actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

“Equity Issuance” means any issuance by the Borrower of any of its Equity Interests to any Person (other than another Wireline Company) or receipt by any Wireline Company of a capital contribution from any Person (other than another Wireline Company), including the issuance of Equity Interests pursuant to the exercise of options or warrants and the conversion of any Indebtedness to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Plan to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (h) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Plan; (i) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in ~~reorganization~~endangered or critical status, within the meaning of Title IV of ERISA; or (k) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which the Borrower or any such Subsidiary could otherwise be liable.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder.

“Excluded RUS Grant Assets” means any RUS Grant Funds, any RUS Pledged Deposit Account (as defined in the Security Agreement), any assets purchased with RUS Grant Funds and any proceeds of the foregoing.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient’s being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16, or (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding taxes imposed pursuant to FATCA.

“Existing Incremental Loan Maturity Date” has the meaning specified in Section 2.07(d)(i).

“Existing Revolving Maturity Date” has the meaning specified in Section 2.07(d)(i).

“Existing Term Loan Maturity Date” has the meaning specified in Section 2.07(d)(i).

“Existing Tranche B-5 Term Loan” has the meaning assigned to such term in the Tranche B-7 Refinancing Amendment.

“Existing Tranche B-6 Term Loan” has the meaning assigned to such term in the Tranche B-6 Refinancing and Incremental Amendment.

“Extended Incremental Loan Maturity Date” has the meaning specified in Section 2.07(d)(ii).

“Extended Revolving Maturity Date” has the meaning specified in Section 2.07(d)(ii).

“Extended Term Loan Maturity Date” has the meaning specified in Section 2.07(d)(ii).

“Extending Revolving Lenders” has the meaning specified in Section 2.07(d)(ii).

“Extending Term Lenders” has the meaning specified in Section 2.07(d)(ii).

“Facilities” means the credit facilities provided to the Loan Parties under the Loan Documents.

“Facility Guarantee” has the meaning specified in Section 1(b) of the Guarantee Agreement.

“Facility Obligations” means (i) all principal of all Loans and LC Reimbursement Obligations outstanding from time to time under this Agreement, all interest (including Post-Petition Interest) on such Loans and LC Reimbursement Obligations and all other amounts now or hereafter payable by the Borrower to the Lenders pursuant to the Loan Documents, (ii) all obligations of the Borrower under (x) the Cash Management Agreements and (y) Swap Agreements entered into with a Lender or an Affiliate of a Lender (determined at the time such agreement is designated as a Cash Management Agreement or a Swap Agreement, as the case may be, pursuant to Section 20 of the Security Agreement) and all interest (including Post-Petition Interest) thereon and (iii) all obligations (if any) designated by the Borrower as additional Facility Obligations pursuant to Section 20 of the Security Agreement; provided that clauses (ii) and (iii) above shall not include Excluded Swap Obligations.

“Fair Market Value” means a price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by a Financial Officer of the Borrower, whose determination, unless otherwise specified below, will be conclusive if evidenced by an officer’s certificate. Notwithstanding the foregoing, a Financial Officer’s determination of Fair Market Value must be evidenced by a certificate of a Financial Officer delivered to the Administrative Agent if the Fair Market Value exceeds $25,000,000.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCC” means the Federal Communications Commission or any successor Governmental Authority exercising similar functions.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fifth ARCA” means the Fifth Amended and Restated Credit Agreement, dated as of January 23, 2013, by and among Windstream Corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto, as amended on August 23, 2013 and December 6, 2013 and in effect immediately prior to the Sixth ARCA Effective Date.

“Fifth ARCA Effective Date” means January 23, 2013.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financing Percentage” has the meaning assigned to such term in Section 2.10(c)(ii).

“First Amendment” means the First Amendment to this Agreement dated as of June 14, 2016 among the Borrower, the Administrative Agent and the Revolving Lenders.

“First ARCA” means the Amended and Restated Credit Agreement dated as of February 27, 2007 among Windstream Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and Bank of America, N.A., Citibank, N.A., and Wachovia Bank, National Association, as co-documentation agents.

“First Lien Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Secured Debt hereunder and any other Consolidated Secured Debt (other than, in each case, such Consolidated Secured Debt that is secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the Obligations pursuant to a Junior Lien Intercreditor Agreement) as of such day to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters most recently ended for which financial statements have been delivered or were required to be delivered pursuant to Section 5.01(a) or (b)).

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Foreign Lender” has the meaning assigned to such term in Section 2.16(f)(ii)(A).

“Foreign Lender Complete Exemption Certificate” has the meaning specified in Section 2.16(f)(ii)(A)(2).

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, other than any such entity that is (whether as a matter of law, pursuant to an election by such entity or otherwise) treated as a partnership in which any Loan Party is a partner or as a branch of any Loan Party for United States income tax purposes.

“Form 10” means the registration statement on Form 10 (General Form for Registration of Securities) for Propco as declared effective by the SEC on March 26, 2015 (with such amendments, supplements or modifications thereto filed with the SEC).

“Fourth Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of August 8, 2012 among the Borrower and certain Agents and Lenders party thereto.

“Fourth ARCA” means the Fourth Amended and Restated Credit Agreement dated as of August 8, 2012 in the form attached as Exhibit A to the Fourth Amendment and Restatement Agreement, as amended and as in effect from time to time before the Fifth ARCA Effective Date.

“Fourth ARCA Effective Date” has the meaning assigned thereto in Section 5 of the Fourth Amendment and Restatement Agreement.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including the FCC and any PUC, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with any Governmental Authority.

“Granting Lender” has the meaning specified in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business; and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantee Agreement” means the Guarantee Agreement between the Subsidiaries party thereto and the Collateral Agent, substantially in the form of Exhibit B.

“Guarantors” means each Person listed on the signature pages of the Guarantee Agreement under the caption “Guarantors” and each Subsidiary that shall, at any time after the Original Closing Date, become a Guarantor pursuant to Section 5.10, until such time as released from their obligations under the Guarantee Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their harmful, dangerous or deleterious properties or characteristics.

“Holdco” means Windstream Holdings, Inc., a Delaware corporation.

“Impacted Interest Period” has the meaning specified in the definition of “LIBO Rate”.

“Incremental Facility” has the meaning specified in Section 2.01(i)(i).

“Incremental Facility Amendment” has the meaning specified in Section 2.01(i)(iii).

“Incremental Facility Closing Date” has the meaning specified in Section 2.01(i)(iii).

“Incremental Loan Extension Effective Date” has the meaning specified in Section 2.07(d)(ii).

“Incremental Loans” has the meaning specified in Section 2.01(i)(i).

“Incremental Term Loans” has the meaning specified in Section 2.01(i)(ii).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued obligations or trade payables, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and Attributable Debt of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all net obligations of such Person under any Swap Agreements, and (k) all obligations of such Person to redeem, repay or otherwise repurchase any Disqualified Stock, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; provided that, for purposes of clarity, the Master Lease and the Pension Fund Leases shall be treated as operating leases, and the obligations thereunder shall not constitute Indebtedness for purposes of this Agreement.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

The amount of Indebtedness of any Person pursuant to clause (e) of this definition shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby at the date of determination of the amount of such Indebtedness.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be: (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

The amount of any Permitted Receivables Financing shall not constitute “Indebtedness” for purposes of the financial covenants and determinations made under Section 6.13 or Section 6.14 of this Agreement or for purposes of determining the Interest Coverage Ratio, Leverage Ratio or ~~Secured~~First Lien Leverage Ratio as used elsewhere in this Agreement.

“Indemnified Taxes” means (a) Taxes imposed by any Governmental Authority of or in the United States or any other jurisdiction from which or through which payments are made under the Loan Documents, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Information” has the meaning specified in Section 9.12(a).

“Initial Tranche B-6 Commitment” means, with respect to each Lender, the commitment of such Lender to make (or continue) Tranche B-6 Term Loans hereunder on the Tranche B-6 Refinancing and Incremental Amendment Effective Date. The initial aggregate amount of the Lenders’ Initial Tranche B-6 Commitments as of the Tranche B-6 Refinancing and Incremental Amendment Effective Date is $747,000,000.

“Insignificant Subsidiary” means any Subsidiary of the Borrower that has total assets of not more than $10,000,000 and that is designated by the Borrower as an “Insignificant Subsidiary”, provided that the total assets of all Subsidiaries that are so designated, as reflected on the Borrower’s most recent consolidating balance sheet prepared in accordance with GAAP, may not in the aggregate at any time exceed $35,000,000.

“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement dated as of April 24, 2015, the form of which is an exhibit to the Form 10.

“Interest Coverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Cash Interest Expense for the period of four consecutive Fiscal Quarters ended on such day (or, in the case of any calculation to be made on Pro Forma Basis, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered or were required to be delivered pursuant to Section 5.01(a) or (b) before such day).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Swap Agreements, but excluding the amortization or write-off of debt issuance costs; plus

(b) the consolidated interest of such Person and its subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its subsidiaries or secured by a Lien on assets of such Person or one of its subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of such Person or to such Person or to a subsidiary of such Person, in each case determined on a consolidated basis in accordance with GAAP; provided, however, that any interest expense, commissions, discounts or fees incurred by a Special Purpose Receivables Subsidiary under a Permitted Receivables Financing shall not constitute Interest Expense for purposes of this Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months thereafter if, at the time of the relevant borrowing or conversion or continuation thereof, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) the initial Interest Period with respect to any Incremental Term Loans made following the Sixth ARCA Effective Date shall end on such date as agreed between the Borrower and the Administrative Agent, (iv) the initial Interest Period with respect to the Tranche B-6 Term Loans made (or continued) on the Tranche B-6 Refinancing and Incremental Amendment Effective Date shall end on such date as agreed between the Borrower and the Administrative Agent and (v) the initial Interest Period with respect to the Tranche B-7 Term Loans made (or continued) on the Tranche B-7 Refinancing Amendment Effective Date shall end on such date as agreed between the Borrower and the Administrative Agent. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investment” has the meaning set forth in Section 6.04.

“Issuing Bank” means, as the context may require, JPMorgan Chase Bank, N.A., or, at any time and from time to time, up to three other Revolving Lenders that are designated in writing by the Borrower, are reasonably acceptable to the Administrative Agent, and that agree to issue one or more Letters of Credit hereunder and to report in writing to the Administrative Agent all activity with respect to such Letters of Credit in a manner reasonably satisfactory to the Administrative Agent, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners and Arrangers” means (including with respect to the Tranche B-6 Term Loans made (or continued) on the Tranche B-6 Refinancing and Incremental Amendment Effective Date) Barclays Bank PLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., CoBank, ACB, Credit Suisse ~~Securities (USA)~~Loan Funding LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., MUFG Union Bank, N.A., Royal Bank of Canada, SunTrust Robinson Humphrey, Inc. and (other than with respect to the Tranche B-6 Term Loans made (or continued) on the Tranche B-6 Refinancing and Incremental Amendment Effective Date) Wells Fargo Securities LLC. In addition, and notwithstanding the foregoing, “Joint Bookrunners and Arrangers” means (i) with respect to the Tranche B-6 Term Loans made on the Second Tranche B-6 Incremental Amendment Effective Date, the institutions listed in the preceding sentence other than Goldman Sachs Bank USA and Wells Fargo Securities LLC and (ii) with respect to the Tranche B-7 Term Loans, (A) JPMorgan Chase Bank, N.A. and (B) the institutions listed in the preceding sentence other than Credit Suisse ~~Securities (USA)~~Loan Funding LLC, Goldman Sachs Bank USA and Wells Fargo Securities LLC.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement substantially in the form of Exhibit G among the Administrative Agent, the Collateral Agent, one or more Senior Representatives for holders of Permitted Pari Passu Indebtedness and one or more Junior Representatives for holders of Permitted Junior Lien Debt with such modifications thereto as the Administrative Agent may reasonably agree.

“Junior Representative” means, with respect to any series of Permitted Junior Lien Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Knowledge” means the actual knowledge of a Responsible Officer.

“Landlord” has the meaning given such term in the Master Lease.

“Latest Maturity Date” means, at any date of determination, the last to occur of (i) the latest stated final maturity date of any Term Loans, (ii) the stated final maturity date for any Other Term Loan or Other Revolving Commitment and (iii) the Revolving Maturity Date, in each case of clauses (i), (ii) and (iii), as extended for any Lender in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Reimbursement Obligations at such time. The LC Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

“LC Reimbursement Obligations” means, at any time, all obligations of the Borrower to reimburse the Issuing Bank for amounts paid by it in respect of drawings under Letters of Credit, including any portion of such obligations to which Lenders have become subrogated by making payments to the Issuing Bank pursuant to Section 2.04(e).

“Lead Arranger” means (i) with respect to the Revolving Loans and the Tranche B-6 Term Loans, JPMorgan Chase Bank, N.A. and (ii) with respect to the Tranche B-7 Term Loans, Credit Suisse ~~Securities (USA)~~Loan Funding LLC.

“Lender Group” has the meaning specified in Section 9.16.

“Lender Group Member” has the meaning specified in Section 9.16.

“Lender Parties” means the Lenders, the Issuing Banks and the Agents.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party to this Agreement pursuant to an Assignment and Assumption and the terms and provisions in Section 9.04, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and the terms and provisions in Section 9.04.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Debt as of such day to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended on such day (or, in the case of any calculation to be made on a Pro Forma Basis, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered or were required to be delivered pursuant to Section 5.01(a) or (b) before such day).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the foregoing, the LIBO Rate with respect to the Tranche B-6 Term Loans and the Tranche B-7 Term Loans shall not be less than 0.75% per annum.

“LIBO Screen Rate” has the meaning specified in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Sixth Amendment and Restatement Agreement, any Incremental Facility Amendment, any Refinancing Amendment and the Security Documents.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Mandatory Prepayment Provision” has the meaning specified in the definition of “Permitted Additional Debt”.

“Master Lease” means that certain Master Lease, dated as of April 24, 2015, between CSL National and the other entities set forth on Schedule 1 thereto, as Landlord, and Holdco, as Tenant, substantially in the form of such lease attached to the Form 10 as amended, supplemented or otherwise modified to the extent permitted by this Agreement.

“Master Services Agreement” means the Master Services Agreement dated as of April 24, 2015, the form of which is an exhibit to the Form 10.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties or liabilities or financial condition of the Wireline Companies taken as a whole, (b) the ability of any Loan Party to perform any of its payment obligations under any Loan Document or (c) the rights of or remedies available to any Lender Party under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Wireline Companies in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, (i) the “principal amount” of the obligations of any Wireline Company in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Wireline Company would be required to pay if such Swap Agreement were terminated at such time and (ii) Material Indebtedness shall not include the Indebtedness under any Permitted Receivables Financing.

“Maximum Rate” has the meaning specified in Section 9.14.

“Merged Person” has the meaning assigned thereto in Section 6.01(a)(ix).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP (except as set forth below) and before any reduction in respect of Preferred Stock dividends, excluding, however:

(a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any sale of assets outside the ordinary course of business of such Person or any of its subsidiaries; or (ii) the disposition of any securities by such Person or any of its subsidiaries or the extinguishment of any Indebtedness of such Person or any of its subsidiaries; and

(b) any extraordinary or non-recurring gain, loss, expense or charge (including any one-time expenses related to the Propco Transactions), together with any related provision for taxes; provided that non-recurring cash charges other than related to the Propco Transactions shall not exceed $200,000,000 in any period of four consecutive Fiscal Quarters.

Notwithstanding the treatment of such payments under GAAP, any Connect America Phase II support and transitional support received pursuant to 47 C.F.R. sec. 54.310 by a Person will be included in the Net Income of such Person for purposes of this Agreement.

“Net Proceeds” means the aggregate cash proceeds (including (x) payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) and (y) any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition or Casualty Event) received by the Borrower or any of its Subsidiaries in respect of any Asset Disposition or Casualty Event, net of (1) the direct costs relating to such Asset Disposition or Casualty Event and the sale or other disposition of any such non-cash consideration, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) Taxes paid or payable as a result thereof, in each case, after taking into account any available Tax credits or deductions and any Tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Disposition or Casualty Event or required to be paid as a result of such Asset Disposition or Casualty Event, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Disposition by a Subsidiary of the Borrower, payments to holders of Equity Interests in such Subsidiary in such capacity (other than such Equity Interests held by the Borrower or any Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Subsidiary held by the Borrower or such Subsidiary and (6) appropriate amounts to be provided by the Borrower or its Subsidiaries as a reserve against liabilities associated with such Asset Disposition or Casualty Event, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition or Casualty Event, all as determined in accordance with GAAP; provided that (a) any excess amounts set aside for payment of Taxes pursuant to clause (2) above that are remaining after such Taxes have been paid in full or the statute of limitations therefor has expired and (b) any amounts held in reserve pursuant to clause (6), will, in each case when no longer so held, become Net Proceeds.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Extending Revolving Lenders” has the meaning specified in Section 2.07(d)(ii).

“Non-Extending Term Lenders” has the meaning specified in Section 2.07(d)(ii).

“Notes Escrow Account” has the meaning set forth in the definition of “Permitted Escrow Notes”.

“Notes Escrow Arrangements” has the meaning set forth in the definition of “Permitted Escrow Notes”.

“Notes Escrowed Proceeds” has the meaning set forth in the definition of “Permitted Escrow Notes”.

“Notes SPV” means a wholly-owned Domestic Subsidiary of the Borrower that is formed for the sole purpose of issuing Permitted Escrow Notes, has no material assets or liabilities other than Notes Escrowed Proceeds and Permitted Escrow Notes and engages in no business activities.

“OID” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.

“Original Closing Date” means July 17, 2006.

“Original Credit Agreement” means the Credit Agreement dated as of July 17, 2006 among the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, and Bank of America, N.A., Citibank, N.A., and Wachovia Bank, National Association, as co-documentation agents, as in effect from time to time before the 2007 Amendment Effective Date.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Revolving Commitments” means each Class of revolving commitments hereunder that results from a Refinancing Amendment.

“Other Revolving Loans” means the Revolving Loans made pursuant to the Other Revolving Commitments.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Other Term Commitments” means each Class of term loan commitments hereunder that results from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans made pursuant to Other Term Commitments.

“PAETEC” means PAETEC Holding Corp., a Delaware corporation.

“PAETEC 2010 Indenture” means that certain Indenture, dated as of December 2, 2010, by and among PAETEC, the Subsidiaries of PAETEC party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended, modified or supplemented from time to time.

“PAETEC Group Members” means PAETEC and each Subsidiary of PAETEC, and “PAETEC Group Member” means any of them.

“PAETEC Notes” means PAETEC’s 9 ⅞% Senior Notes due 2018 issued pursuant to the PAETEC 2010 Indenture in an aggregate principal amount not to exceed $450,000,000 at any time outstanding.

“PAETEC Notes Redemption Date” means the date on which all Indebtedness in respect of the PAETEC Notes shall have been repaid in full, redeemed, satisfied, defeased or otherwise discharged.

“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement substantially in the form of Exhibit D among the Administrative Agent, the Collateral Agent and one or more Senior Representatives for holders of Permitted Pari Passu Indebtedness, with such modifications thereto as the Administrative Agent may reasonably agree.

“Participant” has the meaning set forth in Section 9.04(c).

“Participating Revolving Lender” has the meaning specified in Section 2.10(k)(iv).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Fund Leases” means the leases entered into between a Wireline Company, as lessee, and the respective lessor, the sole member of which is The Windstream Master Trust that holds the assets of the Windstream Pension Plan, a defined benefit pension plan sponsored by the Borrower, for those properties separately identified to the Administrative Agent in writing prior to the Sixth ARCA Effective Date.

“Perfection Certificate” means a certificate in the form of Exhibit E to the Security Agreement or any other form approved by the Collateral Agent and the Borrower.

“Permitted Acquisition” means any Acquisition by a Collateral Support Party; provided that:

(a) the property acquired (or the property of the Person acquired) in such Acquisition shall be used or useful in a Permitted Business;

(b) the Borrower shall be in compliance with Sections 6.13 and 6.14, determined on a Pro Forma Basis;

(c) no Event of Default shall have occurred and be continuing or would result from such Acquisition; and

(d) if the aggregate consideration paid by the Wireline Companies for any Acquisition (including the principal amount of Indebtedness assumed by the Wireline Companies in connection therewith) exceeds $100,000,000, the Administrative Agent shall have received a certificate from a Financial Officer describing such Acquisition and certifying as to the foregoing matters and demonstrating such compliance in reasonable detail.

“Permitted Additional Debt” means (I) unsecured Indebtedness of any Loan Party that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 123 days after the Latest Maturity Date applicable to any then-outstanding Term Loans or, if such Indebtedness is incurred after the Borrower has obtained any Incremental Loans constituting term loans or while any Commitments from Additional Lenders to make Incremental Loans constituting term loans remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated, (b) contains other terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance as determined by a Financial Officer in good faith, provided that such covenants and events of default are not materially more restrictive than the covenants and events of default contained in this Agreement as determined by a Financial Officer in good faith and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions~~,~~ and (c) bears interest at a market rate of interest on the date of issuance of such Indebtedness as determined by a Financial Officer in good faith; provided that unsecured Indebtedness in the form of a bridge loan financing that would constitute “Permitted Additional Debt” but for the existence of a provision in the documentation governing such Indebtedness (i) requiring the mandatory prepayment thereof with the proceeds of the issuance or incurrence of equity or indebtedness or (ii) providing that the maturity date thereof shall be the one year anniversary of the date on which such Indebtedness is issued or incurred if on such date a bankruptcy event of default exists under the documentation governing such Indebtedness or any Loan Party has failed to pay fees owing to any provider of such Indebtedness (each of the provisions described in the preceding clauses (i) and (ii), a “Mandatory Prepayment Provision”) shall constitute “Permitted Additional Debt” so long as such Mandatory Prepayment Provision is a customary provision for bridge financings, as determined by a Financial Officer in good faith (it being agreed that any such Mandatory Prepayment Provision shall be deemed not to be materially more restrictive than the covenants contained in this Agreement) and (II) Permitted Escrow Notes. It is understood and agreed that upon the termination of the Notes Escrow Arrangements with respect to any series of Permitted Escrow Notes, such Indebtedness (to the extent not required to be repaid or redeemed upon such termination) shall continue to constitute Permitted Additional Debt if the conditions set forth in clause (I) of this definition are satisfied at the time of such termination.

“Permitted Asset Exchange” means a disposition of assets and property of any of the Wireline Companies in consideration for the Acquisition of assets and property of a Person engaged in the Permitted Business (other than an Affiliate of any Wireline Company); provided that:

(a) the aggregate assets and properties of the Wireline Companies which may be disposed of in all Permitted Asset Exchanges shall not relate to more than 35% of the access lines of the Wireline Companies determined at the time of any disposition;

(b) the assets and properties disposed of in any Permitted Asset Exchange, together with any cash consideration paid by the Wireline Companies, shall have a Fair Market Value substantially equivalent to the Fair Market Value of the assets and properties Acquired by the Wireline Companies in such Permitted Asset Exchange, together with any cash consideration received by the Wireline Companies;

(c) the Borrower shall comply with Section 2.10(c) with respect to any Net Proceeds received by the Wireline Companies in respect of any Permitted Asset Exchange;

(d) any cash consideration paid by the Wireline Companies in respect of any Permitted Asset Exchange (but not any other property or assets disposed of in any such transaction) shall be treated hereunder as consideration paid by the Wireline Companies for a Permitted Acquisition for purposes of determining whether a certificate is required to be delivered by the Borrower pursuant to clause (d) of the definition of such term; and

(e) if the Net Proceeds thereof exceed $100,000,000, (i) the Borrower shall be in compliance with Sections 6.13 and 6.14, determined on a Pro Forma Basis; and (ii) no Default shall have occurred and be continuing or would result therefrom.

“Permitted Business” means any business conducted by the Wireline Companies as of the Sixth ARCA Effective Date (after giving effect to the completion of the Propco Transactions) and other businesses reasonably related thereto, including any reasonable extension or expansion thereof.

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments and governmental charges not yet delinquent or which are being contested in compliance with Section 5.05;

(b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security obligations;

(c) Liens, deposits or pledges to secure the performance of bids, tenders, trade contracts, leases, or other similar obligations, in each case in the ordinary course of business;

(d) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(e) judgment and attachment liens that do not constitute an Event of Default under clause (l) of Article 7 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which reserves have been made in accordance with GAAP;

(f) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by any Wireline Company;

(g) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary thereof on deposit with or in possession of such bank;

(h) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense permitted by this Agreement (other than any property that is the subject of a Sale and Leaseback Transaction); and

(i) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Escrow Notes” means Indebtedness of the Borrower or any Notes SPV in the form of senior or subordinated notes (a) 100% of the net proceeds of the issuance of which (together with the amounts described in subclauses (x) and (y) of the following clause (i), the “Notes Escrowed Proceeds”) is and remains deposited to an account (a “Notes Escrow Account”) of the issuer of such Indebtedness (i) into which no other funds (other than (x) such additional amounts as are necessary to satisfy the issuer’s obligations under any Permitted Mandatory Redemption Provision and (y) interest earned on the Notes Escrowed Proceeds) are deposited and (ii) that is subject to escrow arrangements (the “Notes Escrow Arrangements”) reasonably satisfactory to the Administrative Agent providing for the prepayment or redemption of such Indebtedness with the Notes Escrowed Proceeds in certain circumstances (a “Permitted Mandatory Redemption Provision”) (and otherwise providing for the release of the Notes Escrowed Proceeds to the issuer of such Indebtedness or any Loan Party), (b) that is secured, if at all, solely by Liens on such Notes Escrow Account and the Notes Escrowed Proceeds held therein permitted under Section 6.02(q), (c) that does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for mandatory redemptions with the Notes Escrowed Proceeds on terms customary for Indebtedness of such type) prior to the date that is 123 days after the Latest Maturity Date applicable to any then-outstanding Term Loans or, if such Indebtedness is incurred after the Borrower has obtained any Incremental Loans constituting term loans or while any Commitments from Additional Lenders to make Incremental Loans constituting term loans remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated, (d) that contains other terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance as determined by a Financial Officer in good faith, provided that such covenants and events of default are not materially more restrictive than the covenants and events of default contained in this Agreement as determined by a Financial Officer in good faith and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions, and (e) that bears interest at a market rate of interest on the date of issuance of such Indebtedness as determined by a Financial Officer in good faith.

“Permitted Holdco Payments” means, without duplication as to amounts:

(a) payments or other distributions (whether in cash, securities or other property) to Holdco or any successor thereof to permit Holdco or such successor to pay (i) franchise taxes or other costs of maintaining its corporate existence and (ii) reasonable and customary accounting, legal and administrative expenses and other operating expenses of Holdco attributable to ownership of the Wireline Companies;

(b) for so long as any of the Wireline Companies is a member of a group or subgroup filing a consolidated or combined tax return with Holdco or any successor thereof, payments or other distributions (whether in cash, securities or other property), directly or indirectly, to Holdco or any successor thereof in respect of the tax liabilities of such group or subgroup that are attributable to the income of the Wireline Companies and are required to be paid by Holdco or any successor thereof by reason of it being the parent of such group or subgroup (net of any such payments paid directly by the Wireline Companies); and

(c) payments or other distributions (whether in cash, securities or other property) to Holdco or any successor thereof to permit Holdco or such successor to make payments in respect of “Rent” and “Additional Charges” pursuant to the Master Lease.

“Permitted Junior Lien Indebtedness” means secured Indebtedness issued by the Borrower or any Guarantor secured by Liens on the Collateral having a priority ranking junior to the Liens on the Collateral securing the Obligations; provided that, in each case:

(a) at the time of the incurrence of any such Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, (ii) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.13 and 6.14 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), and (iii) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (i) and (ii) above, together with reasonably detailed calculations demonstrating compliance with clause (ii) above;

(b) such Indebtedness contains terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance as determined by a Financial Officer in good faith, provided that such covenants and events of default are not materially more restrictive than the covenants and events of default contained in this Agreement as determined by a Financial Officer in good faith and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions;

(c) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 123 days after the Latest Maturity Date applicable to any then-outstanding Term Loans, Revolving Loans or Revolving Commitments or, if such Indebtedness is incurred after the Borrower has obtained any Incremental Loans or while any Commitments from Additional Lenders to make Incremental Loans remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated;

(d) the security agreements relating to such Indebtedness are substantially the same as the Security Agreement (with such customary differences as are necessary and appropriate to reflect the junior-ranking nature of the Liens securing such Indebtedness and such other differences as are reasonably satisfactory to the Administrative Agent);

(e) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral; and

(f) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement, provided that if such Indebtedness is the initial Permitted Junior Lien Indebtedness incurred by the Borrower or any Guarantor, then the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered the Junior Lien Intercreditor Agreement.

“Permitted Mandatory Redemption Provision” has the meaning set forth in the definition of “Permitted Escrow Notes”.

“Permitted Pari Passu Indebtedness” means secured Indebtedness in the form of one or more series of senior secured notes issued by the Borrower or any Guarantor; provided that, in each case:

(a) at the time of the incurrence of any such Indebtedness, (i) no Event of Default shall have occurred and be continuing or shall result therefrom, (ii) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.13 and 6.14 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), and (iii) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (i) and (ii) above, together with reasonably detailed calculations demonstrating compliance with clause (ii) above;

(b) such Indebtedness contains terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance as determined by a Financial Officer in good faith, provided that such covenants and events of default are not materially more restrictive than the covenants and events of default contained in this Agreement as determined by a Financial Officer in good faith and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions;

(c) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 123 days after the Latest Maturity Date applicable to any then-outstanding Term Loans, Revolving Loans or Revolving Commitments or, if such Indebtedness is incurred after the Borrower has obtained any Incremental Loans ~~constituting term loans~~ or while any Commitments from Additional Lenders to make Incremental Loans ~~constituting term loans~~ remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated;

(d) the security agreements relating to such Indebtedness are substantially the same as the Security Agreement (with such differences as are reasonably satisfactory to the Administrative Agent);

(e) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral; and

(f) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement, provided that if such Indebtedness is the initial Permitted Pari Passu Indebtedness incurred by the Borrower or any Guarantor, then the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Pari Passu Intercreditor Agreement.

“Permitted Receivables Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” means one or more transactions by the Borrower or a Subsidiary pursuant to which the Borrower or such Subsidiary may directly or indirectly sell, convey or otherwise transfer to one or more Special Purpose Receivables Subsidiaries or to any other person, or the Borrower, a Subsidiary or a Special Purpose Receivables Subsidiary may grant a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Borrower or such Subsidiary, and any assets related thereto including all contracts and all guarantees and other obligations in respect of such Receivables Assets, the proceeds of such Receivables Assets and such other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables Assets; provided that recourse to the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary)).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary); provided that:

(a) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness (i) has a final maturity date equal to or later than the final maturity date of~~, and~~ the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (ii)(A) in the case of such Permitted Refinancing Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Additional Debt, does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the latest maturity date of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (B) in the case of other Permitted Refinancing Indebtedness, has a Weighted Average Life to Maturity equal to or greater than the then Weighted Average Life to Maturity of~~,~~ the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness has a final maturity date later than 123 days after the Latest Maturity Date applicable to Term Loans or, if such Equity Interests are issued after the Borrower has obtained any Incremental Loans constituting term loans or while any Commitments from Additional Lenders to make Incremental Loans constituting term loans remain in effect, 123 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated and is subordinated to the Secured Obligations on terms at least as favorable, taken as a whole, to the Secured Parties as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured, such Permitted Refinancing Indebtedness is unsecured;

(e) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness under the Loan Documents or the AC Holdings Bonds, such Permitted Refinancing Indebtedness is unsecured; and

(f) such Indebtedness is incurred by either (i) by the Borrower or any Loan Party or (ii) by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Post-Petition Interest” has the meaning specified in Section 1(c) of the Security Agreement.

“Preferred Stock” means, with respect to any Person, any Equity Interests in such Person that have preferential rights to any other Equity Interests in such Person with respect to dividends or redemptions upon liquidation.

“primary obligor” has the meaning specified in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Letter Ruling” means the Internal Revenue Service Private Letter Ruling, dated July 16, 2014, issued to the Borrower.

“Pro Forma Basis” means, with respect to the calculation of the Leverage Ratio, First Lien Leverage Ratio or the Interest Coverage Ratio at any time, that such calculation shall give pro forma effect to all Permitted Acquisitions, all Permitted Asset Exchanges, all issuances, incurrences or assumptions or repayments of Indebtedness (and the application of proceeds thereof) and all sales, transfers or other dispositions of any Subsidiary, line of business or division (any of the foregoing, an “Applicable Transaction”) and to the Propco Transactions (with any such Indebtedness being deemed to be amortized over the applicable measurement period in accordance with its terms and, if any such Indebtedness bears interest at a floating rate, assuming that such Indebtedness bears interest during any portion of such measurement period prior to the consummation of the Applicable Transaction or the Propco Transactions at the interest rate applicable to such Indebtedness at such time), in each case that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed transaction will constitute a Permitted Acquisition or Permitted Asset Exchange or an incurrence of Indebtedness pursuant to Section 6.01(a)(viii), Section 6.01(a)(ix) or Section 6.01(a)(xx), Permitted Pari Passu Indebtedness, Permitted Junior Lien Indebtedness, Permitted Additional Debt or Incremental Loans, since the beginning of) the four consecutive Fiscal Quarter period of the Borrower most recently ended for which financial statements have been delivered or were required to be delivered pursuant to Section 5.01(a) or (b) on or prior to such date as if they had occurred on the first day of such four consecutive Fiscal Quarter period (including cost savings (i) to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act, as interpreted by the staff of the SEC, and as certified by a Financial Officer and (ii) which, in the case of the Propco Transactions or any other Applicable Transaction, may include additional cost savings which have otherwise been realized or for which steps necessary for realization have been taken or are reasonably expected to be taken following the Propco Transactions or such other Applicable Transaction as determined in good faith by a Financial Officer, provided that the net cost savings in connection with the Propco Transactions or any other Applicable Transaction pursuant to clause (ii) above that may be given such effect shall not exceed $25,000,000 in any Fiscal Quarter).

“Propco” means Communications Sales & Leasing, Inc., a Maryland corporation.

“Propco Distribution Agreement” means the Separation and Distribution Agreement, dated of March 26, 2015, by and among the Borrower, Holdco and Propco, substantially in the form of such agreement attached to the Form 10.

“Propco Equity Interests” has the meaning specified in Section 2.10(k)(i).

“Propco Equity Prepayment” has the meaning specified in Section 2.10(k)(i).

“Propco Equity Prepayment Notice” has the meaning specified in Section 2.10(k)(ii).

“Propco Loan Agreement” means the Credit Agreement, dated as of April 24, 2015, among Propco and CSL Capital, as borrowers, the guarantors party thereto, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent.

“Propco Notes” means the Propco Secured Notes and the Propco Unsecured Notes.

“Propco Notes Indentures” means the Propco Secured Notes Indenture and the Propco Unsecured Notes Indenture.

“Propco Secured Notes” means $400,000,000 in an aggregate principal amount of 6.00% senior secured notes due 2023, issued pursuant to the Propco Secured Notes Indenture.

“Propco Secured Notes Indenture” means the Indenture for the Propco Secured Notes, dated as of April 24, 2015, among Propco and CSL Capital, as issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and as collateral agent.

“Propco Term Loans” means the term loans issued pursuant to the Propco Loan Agreement.

“Propco Transaction Documents” means the Propco Distribution Agreement, the Master Lease, the Recognition Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Intellectual Property Matters Agreement, the Wholesale Master Services Agreement, the Stockholder’s and Registration Rights Agreement, the Employee Matters Agreement, the Master Services Agreement, the Reverse Transition Services Agreement, the Propco Notes Indentures, the Propco Notes and the Propco Loan Agreement.

“Propco Transactions” means the (v) the amendment and restatement of the Fifth ARCA in the form of this Amended Agreement, (w) the Spinoff, (x) the entry into the Master Lease by the parties thereto, (y) the Debt Exchange and (z) such other transactions contemplated by the Propco Transaction Documents.

“Propco Unsecured Notes” means $1,110,000,000 in an aggregate principal amount of 8.25% senior unsecured notes due 2023, issued pursuant to the Propco Unsecured Notes Indenture.

“Propco Unsecured Notes Indenture” the Indenture for the Propco Unsecured Notes, dated as of April 24, 2015, among Propco and CSL Capital, as issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Proposed Change” has the meaning set forth in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“PUC” means any state public service or public utility commission or other state Governmental Authority that exercises jurisdiction over the rates or services or the acquisition, construction or operation of any telecommunications system of any Person who owns, constructs or operates any telecommunications system, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

“Qualified PAETEC Group Member” means each PAETEC Group Member other than any PAETEC Group Member that has Guaranteed any Indebtedness of any Wireline Company (other than a PAETEC Group Member) having an aggregate principal amount, individually or in the aggregate, in excess of $1,000,000.

“Receivables Assets” means accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recognition Agreement” means the Recognition Agreement, dated as of April 24, 2015, by and among CSL National, the subsidiaries of CSL National party thereto, Holdco and the Administrative Agent, substantially in the form of Exhibit E.

“Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.19.

“Refinancing Amendment No. 1” means Refinancing Amendment No. 1 to the Fifth ARCA, dated as of December 6, 2013.

“Refinancing Amendment No. 1 Effective Date” has the meaning ascribed to “Amendment Effective Date” in Refinancing Amendment No. 1.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulatory Authorization” means any Governmental Authorization of the FCC or any PUC.

“Reinvestment Funds” means any Net Proceeds of an asset disposition of, or casualty event with respect to, non-current assets that are not otherwise required to be applied to prepay Loans pursuant to Section 2.10(c) or (d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Replacement Assets” means (a) non-current assets (including any such assets acquired by capital expenditures) that will be used or useful in a Permitted Business or (b) substantially all the assets of a Permitted Business or the voting stock of any Person engaged in a Permitted Business that will become on the date of Acquisition thereof a Collateral Support Party.

“Repurchase Right” means, with respect to any Indebtedness, the right to require the prepayment, repurchase, redemption or defeasance of such Indebtedness (including any obligation to prepay, repurchase, redeem or defease such Indebtedness).

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time (excluding any Revolving Credit Exposures, outstanding Term Loans and unused Commitments of Defaulting Lenders).

“Required Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time (excluding any Revolving Credit Exposures and unused Revolving Commitments of Defaulting Lenders).

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer or any vice president of the Borrower or any other Financial Officer.

“Restricted Indebtedness” means the AC Holdings Bonds, any Permitted Additional Debt, any Indebtedness incurred pursuant to clause (2) of Section 6.01(a)(xxii), any Permitted Pari Passu Indebtedness (and any Permitted Refinancing Indebtedness in respect thereof), any Permitted Junior Lien Indebtedness (and any Permitted Refinancing Indebtedness in respect thereof) and the PAETEC Notes.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Wireline Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Wireline Company, or any other payment (including, without limitation, any payment under a Swap Agreement) that has a substantially similar effect to any of the foregoing.

“Retained Revolving Loans” has the meaning specified in Section 9.04(b)(ii)(B).

“Reverse Transition Services Agreement” means the Reverse Transition Services Agreement dated as of April 24, 2015, the form of which is an exhibit to the Form 10.

“Revolver Extension Effective Date” has the meaning specified in Section 2.07(d)(ii).

“Revolving Availability Period” means the period from and including the Original Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. As of the Sixth ARCA Effective Date, the initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01 under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if (a) the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure or (b) an Affiliated Revolving Lender has assigned Separated Revolving Loans to its Affiliated Assignee in accordance with Section 9.04(b)(ii)(B), any such Affiliated Assignee that has a Revolving Credit Exposure. For all purposes under the Loan Documents and except as otherwise described in the First Amendment or this Agreement, following an Affiliated Revolving Lender’s assignment of Separated Revolving Loans to its Affiliated Assignee, (a) such Affiliated Revolving Lender and its Affiliated Assignee shall be treated as a single Revolving Lender under the Loan Documents and (b) such Affiliated Revolving Lender shall have all the rights and obligations of such single Revolving Lender.

“Revolving Lender Participation Notice” has the meaning specified in Section 2.10(k)(iv).

“Revolving Loan” means (a) a Loan made by a Revolving Lender pursuant to a Revolving Commitment or (b) a Separated Revolving Loan. For all purposes under the Loan Documents and except as otherwise described in the First Amendment or this Agreement, following an Affiliated Revolving Lender’s assignment of Separated Revolving Loans to its Affiliated Assignee, such Separated Revolving Loans held by such Affiliated Assignee and the Retained Revolving Loans held by such Affiliated Revolving Lender shall be treated as a single Revolving Loan under the Loan Documents.

“Revolving Maturity Date” means April 24, 2020.

“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitments. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur after such termination or expiration.

“RUS” means the United States of America, acting through the Administrator of the Rural Utilities Service, and its successors.

“RUS Grant and Security Agreements” means the Broadband Initiatives Program Grant and Security Agreements, dated as of October 21, 2010, by and among the Borrower, certain Subsidiaries of the Borrower and the RUS, as modified by the RUS Approval Letter dated September 14, 2010, with such changes as (i) shall be consented to by the Required Lenders or (ii) taken as a whole, shall not be materially adverse to the Lenders or the Borrower or its Subsidiaries, taken as a whole.

“RUS Grant Funds” means any funds disbursed by the RUS to any RUS Grantee pursuant to a RUS Grant and Security Agreement.

“RUS Grantee” means the Borrower and any Subsidiary which is party to a RUS Grant and Security Agreement.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Sale and Leaseback Transaction” has the meaning set forth in Section 6.06.

“Sale Percentage” has the meaning assigned to such term in Section 2.10(c)(ii).

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive economic Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any such Person or Persons, directly or indirectly.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of October 8, 2009 among the Borrower and certain Agents and Lenders party thereto.

“Second ARCA” means the Second Amended and Restated Credit Agreement dated as of October 19, 2009 in the form attached as Exhibit A to the Second Amendment and Restatement Agreement, as amended and as in effect from time to time before the Third ARCA Effective Date.

“Second Tranche B-6 Incremental Amendment” means the Second Tranche B-6 Incremental Amendment to this Agreement, dated as of December 2, 2016, among the Borrower, the Administrative Agent and the Tranche B-6 Lenders party thereto.

“Second Tranche B-6 Incremental Amendment Effective Date” has the meaning assigned to such term in the Second Tranche B-6 Incremental Amendment.

“Second Tranche B-6 Commitment” means, with respect to each Lender, the commitment of such Lender to make a Tranche B-6 Term Loan hereunder on the Second Tranche B-6 Incremental Amendment Effective Date. The initial aggregate amount of the Lenders’ Second Tranche B-6 Commitments as of the Second Tranche B-6 Incremental Amendment Effective Date is $150,000,000.

~~“Secured Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Secured Debt as of such day to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended on such day (or, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day).~~

“Secured Obligations” has the meaning specified in Section 1(c) of the Security Agreement.

“Secured Parties” has the meaning specified in Section 1(c) of the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Amended and Restated Security Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.

“Security Documents” means the Guarantee Agreement, the Security Agreement, the Pari Passu Intercreditor Agreement (if any), the Junior Lien Intercreditor Agreement (if any), and each other agreement, instrument or other document executed and delivered pursuant to Section 5.10 or 5.11 to guarantee or secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Separated Revolving Loans” has the meaning specified in Section 9.04(b)(ii)(B).

“Sixth Amendment and Restatement Agreement” means the Amendment and Restatement Agreement and Consent dated as of April 24, 2015 among the Borrower, each Guarantor, each Lender party thereto (which Lenders include all of the Revolving Lenders as of the Sixth ARCA Effective Date immediately after giving effect to the amendment and restatement of the Fifth ARCA in the form of this Amended Agreement), the Administrative Agent and the Collateral Agent.

“Sixth ARCA Effective Date” has the meaning assigned to such term in Section 4.01. For the avoidance of doubt, the Sixth ARCA Effective Date is April 24, 2015.

“Special Purpose Receivables Subsidiary” means a Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of its other Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such other Subsidiary becomes subject to a proceeding under chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq.) (or other insolvency law).

“Spinoff” means the “REIT Spinoff” as defined in the Sixth Amendment and Restatement Agreement.

“SPV” has the meaning set forth in Section 9.04(e).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholder’s and Registration Rights Agreement” means the Stockholder’s and Registration Rights Agreement dated as of April 24, 2015, the form of which is an exhibit to the Form 10.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Matters Agreement” means the “Tax Matters Agreement” as defined in the Propco Distribution Agreement.

“Tax Sharing Agreement” means the “Tax Sharing Agreement” as defined in the Agreement and Plan of Merger dated as of December 8, 2005 (as amended on May 18, 2006), among Alltel Corporation, the Borrower and Valor Communications Group, Inc., as filed with the SEC as Annex A to Valor Communications Group, Inc.’s Registration Statement on Form S-4 on February 28, 2006, as amended up to July 17, 2006.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” has the meaning given such term in the Master Lease.

“Term Lender” means a Tranche B-6 Lender or a Tranche B-7 Lender.

“Term Loan Extension Effective Date” has the meaning specified in Section 2.07(d)(ii).

“Term Loans” means a Tranche B-6 Term Loan or a Tranche B-7 Term Loan.

“Third Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of February 23, 2012 among the Borrower and certain Agents and Lenders party thereto.

“Third ARCA” means the Third Amended and Restated Credit Agreement dated as of February 23, 2012 in the form attached as Exhibit A to the Third Amendment and Restatement Agreement, as amended and as in effect from time to time before the Fourth ARCA Effective Date.

“Third ARCA Effective Date” has the meaning assigned thereto in Section 5 of the Third Amendment and Restatement Agreement.

“Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower prepared in conformity with GAAP but excluding the value of any outstanding Investments made pursuant to Section 6.04(w).

“Tranche B-6 Commitment” means an Initial Tranche B-6 Commitment or a Second Tranche B-6 Commitment, as the case may be.

“Tranche B-6 Incremental Amendment” means the Tranche B-6 Incremental Amendment to this Agreement, dated as of March 29, 2016, among the Borrower, the Administrative Agent and the Tranche B-6 Lenders party thereto.

“Tranche B-6 Lender” means a Lender with a Tranche B-6 Commitment or an outstanding Tranche B-6 Term Loan.

“Tranche B-6 Maturity Date” means March 29, 2021; provided if the Revolving Commitments and Revolving Loans hereunder have not had their maturity extended (or been refinanced) prior to April 24, 2020 such that the Revolving Maturity Date (or any comparable maturity date for replacement loans and commitments) is no earlier than March 29, 2021, the Tranche B-6 Maturity Date shall be April 24, 2020; provided, further, if the 2020 Notes have not been repaid or refinanced prior to July 15, 2020 with indebtedness having a maturity date no earlier than March 29, 2021, the Tranche B-6 Maturity Date shall be July 15, 2020.

“Tranche B-6 Prepayment Fee” has the meaning assigned to such term in Section 2.10(g)(i).

“Tranche B-6 Refinancing and Incremental Amendment” means the Tranche B-6 Refinancing and Incremental Amendment to this Agreement, dated as of September 30, 2016, among the Borrower, the Administrative Agent and the Tranche B-6 Lenders party thereto.

“Tranche B-6 Refinancing and Incremental Amendment Effective Date” has the meaning ascribed to “Amendment Effective Date” in the Tranche B-6 Refinancing and Incremental Amendment.

“Tranche B-6 Repricing Transaction” means (a) any prepayment or repayment of Tranche B-6 Term Loans with the proceeds of, or any conversion of Tranche B-6 Term Loans into, any new or replacement tranche of term loans having an All-in Yield less than the All-in Yield applicable to such Tranche B-6 Term Loans the primary purpose of which is to reduce the All-in Yield of such tranche of term loans relative to the Tranche B-6 Term Loans so prepaid, repaid, converted or replaced and (b) any amendment to the Tranche B-6 Term Loans the primary purpose of which is to reduce the All-in Yield applicable to such Tranche B-6 Term Loans.

“Tranche B-6 Term Loan” means a Loan made pursuant to Section 2.01(g)(i).

“Tranche B-7 Commitment” means, with respect to each Lender, the commitment of such Lender to make a Tranche B-7 Term Loan hereunder on the Tranche B-7 Refinancing Amendment Effective Date, (x) in the case of any Additional Tranche B-7 Lender, in an amount equal to the amount set forth opposite such Lender’s name on Schedule 1 to the Tranche B-7 Refinancing Amendment under the caption “Additional Tranche B-7 Commitment”, or (y) in the case of any Continuing Tranche B-7 Lender, in (I) the amount specified in such Lender’s Lender Addendum (as defined in the Tranche B-7 Refinancing Amendment) executed in connection with the Tranche B-7 Refinancing Amendment (less the principal amount of any Non-Allocated Existing Term Loans (as defined in the Tranche B-7 Refinancing Amendment) of such Continuing Tranche B-7 Lender or (II) if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 9.04(b) as such Lender’s Tranche B-7 Commitment, in each case as such amount may be reduced at or prior to such time pursuant to the terms hereof. The initial aggregate amount of the Lenders’ Tranche B-7 Commitments as of the Tranche B-7 Refinancing Amendment Effective Date is $580,000,000.

“Tranche B-7 Lender” means a Lender with a Tranche B-7 Commitment or an outstanding Tranche B-7 Term Loan.

“Tranche B-7 Maturity Date” means February 17, 2024.

“Tranche B-7 Prepayment Fee” has the meaning assigned to such term in Section 2.10(g)(ii).

“Tranche B-7 Refinancing Amendment” means the Tranche B-7 Refinancing Amendment to this Agreement, dated as of February 17, 2017, among the Borrower, the Administrative Agent and the Tranche B-7 Lenders party thereto.

“Tranche B-7 Refinancing Amendment Effective Date” has the meaning ascribed to “Amendment Effective Date” in the Tranche B-7 Refinancing Amendment.

“Tranche B-7 Repricing Transaction” means (a) any prepayment or repayment of Tranche B-7 Term Loans with the proceeds of, or any conversion of Tranche B-7 Term Loans into, any new or replacement tranche of term loans having an All-in Yield less than the All-in Yield applicable to such Tranche B-7 Term Loans the primary purpose of which is to reduce the All-in Yield of such tranche of term loans relative to the Tranche B-7 Term Loans so prepaid, repaid, converted or replaced and (b) any amendment to the Tranche B-7 Term Loans the primary purpose of which is to reduce the All-in Yield applicable to such Tranche B-7 Term Loans.

“Tranche B-7 Term Loan” means a Loan made pursuant to Section 2.01(g)(ii).

“Transaction Liens” means the Liens on Collateral granted by the Loan Parties under the Security Documents.

“Transition Services Agreement” means the Transition Services Agreement dated as of April 24, 2015, the form of which is an exhibit to the Form 10.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“United States” means the United States of America.

“Voting Stock” of any Person as of any date means the Equity Interests in such Person that are ordinarily entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholesale Master Services Agreement” means the Wholesale Master Services Agreement dated as of April 24, 2015, the form of which is an exhibit to the Form 10.

“wholly-owned” means, with respect to any subsidiary of any Person (the “parent”) at any date, that securities or other ownership interests representing 100% of the Equity Interests in such subsidiary (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by the parent or one or more wholly-owned subsidiaries of the parent or by the parent and one or more wholly-owned subsidiaries of the parent.

“Wireline Companies” means the Borrower and the Subsidiaries.

“Wireline Licenses” has the meaning specified in Section 3.16(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and whether real, personal or mixed, and (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Sixth ARCA Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not occurred. Notwithstanding the foregoing, for purposes of this Agreement, the Master Lease and the Pension Fund Leases shall be treated as operating leases.

SECTION 1.05. Pro Forma Calculations. With respect to any period ~~(i)~~ during which any incurrence, redemption, retirement or extinguishment of any Indebtedness, any Permitted Acquisition, Permitted Asset Exchange or sale, transfer or other disposition of any Subsidiary, line of business or division occurs (including the Propco Transactions), calculations of the Leverage Ratio, First Lien Leverage Ratio and the Interest Coverage Ratio with respect to such period shall be made on a Pro Forma Basis.

ARTICLE 2
The Credits

SECTION 2.01. Loans. (a) Revolving Commitments; Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period applicable to such Revolving Lender’s Revolving Commitment in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment. All Revolving Loans will be made by all Revolving Lenders in accordance with their Revolving Percentages until the Revolving Maturity Date.

(b) The Borrower hereby acknowledges and agrees that, if at any time any Person holds Separated Revolving Loans without holding the Corresponding Commitment:

(i) for the avoidance of doubt, all Revolving Loans shall be funded solely by the holders of the Corresponding Commitment, subject to Section 2.01(b)(ii); and

(ii) for purposes of the terms “Revolving Credit Exposure” and “Revolving Percentages” as used in Section 2.01(a), such Separated Revolving Loans shall be deemed held by the Person holding the Corresponding Commitment.

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) (i) Tranche B-6 Term Loans.

(A) Subject to the terms and conditions set forth herein and in the Tranche B-6 Refinancing and Incremental Amendment, each Tranche B-6 Lender agrees, severally and not jointly, to make a Tranche B-6 Term Loan (which Tranche B-6 Term Loan may be a continuation of an Existing Tranche B-6 Term Loan) to the Borrower on the Tranche B-6 Refinancing and Incremental Amendment Effective Date in a principal amount equal to its Tranche B-6 Commitment as of the Tranche B-6 Refinancing and Incremental Amendment Effective Date.

(B) Subject to the terms and conditions set forth herein and in the Second Tranche B-6 Incremental Amendment, each Tranche B-6 Lender agrees, severally and not jointly, to make a Tranche B-6 Term Loan to the Borrower on the Second Tranche B-6 Incremental Amendment Effective Date in a principal amount equal to its Tranche B-6 Commitment as of the Second Tranche B-6 Incremental Amendment Effective Date.

(ii) Tranche B-7 Term Loans. Subject to the terms and conditions set forth herein and in the Tranche B-7 Refinancing Amendment, each Tranche B-7 Lender agrees, severally and not jointly, to make a Tranche B-7 Term Loan (which Tranche B-7 Term Loan may be a continuation of an Existing Tranche B-5 Term Loan) to the Borrower on the Tranche B-7 Refinancing Amendment Effective Date in a principal amount equal to its Tranche B-7 Commitment.

(h) Outstanding Letters of Credit. All Letters of Credit outstanding under the Fifth ARCA on the Sixth ARCA Effective Date shall remain outstanding hereunder on the terms set forth herein.

(i) Incremental Loan Facility. (i) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of loans (“Incremental Loans” and each such tranche, an “Incremental Facility”), provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Event of Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.13 and 6.14 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), (C) the ~~Secured~~First Lien Leverage Ratio on a Pro Forma Basis computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) shall not exceed 2.25 to 1.0, and (D) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A), (B) and, if applicable, (C), above, together with reasonably detailed calculations demonstrating compliance with clauses (B) and, if applicable, (C), above. Each Incremental Facility shall be in an amount that is an integral multiple of $5,000,000 and not less than $50,000,000, provided that an Incremental Facility may be in any amount less than $50,000,000 if such amount represents all the remaining availability under the Incremental Facilities pursuant to the immediately preceding sentence.

(ii) The Incremental Loans shall rank pari passu (or at the Borrower’s option, junior) in right of payment in respect of the Collateral and with the obligations in respect of the Revolving Commitments, the Tranche B-6 Term Loans, the Tranche B-7 Term Loans, Incremental Loans, Other Term Loans and Other Revolving Loans. In addition, (A) any Incremental Facility providing for term loans (“Incremental Term Loans”) shall (1) not have a final maturity date earlier than the Latest Maturity Date then in effect ~~or a Weighted Average Life to Maturity that is shorter than the longest remaining Weighted Average Life to Maturity of any Term Loans then outstanding~~and shall not require any scheduled payment of principal (including pursuant to a sinking fund obligation) prior to the Latest Maturity Date then in effect; provided that (x) any Incremental Term Loans in the form of a ~~“Term Loan A” shall not be subject to the restrictions set forth in this clause (1);~~customary “Term Loan B” may require scheduled amortization payments not in excess of 1% per annum and (y) any Incremental Term Loans in the form of a customary “Term Loan A” may require scheduled amortization payments not in excess of 5% per annum and may have a final maturity date not earlier than five years from the date of incurrence thereof; provided further that, notwithstanding the preceding proviso, no Incremental Term Loans (other than a customary “Term Loan A” referred to in clause (y) above) shall have ~~(x)~~ a final maturity date earlier than the Revolving Maturity Date then in effect or the stated final maturity date of the Tranche B-6 Term Loans or the Tranche B-7 Term Loans ~~or (y) a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of the Tranche B-6 Term Loans or the Tranche B-7 Term Loans~~ ; and (2) for purposes of prepayments, be treated substantially the same as (and in any event no more favorably than) the Tranche B-6 Term Loans and the Tranche B-7 Term Loans, (B) except with respect to pricing (subject to the following proviso) and scheduled amortization (subject to the preceding clause (A)(1)) or to the extent such term is effective only after the Tranche B-6 Maturity Date, such Incremental Term Loans shall have terms that are no more favorable to the lenders providing such Incremental Term Loans than the terms applicable to the Tranche B-6 Term Loans, provided, that if the All-in Yield of any Incremental Term Loans made following the Tranche B-6 Refinancing and Incremental Amendment Effective Date exceeds the All-in Yield of any Tranche B-6 Term Loans by more than 0.50%, the Applicable Rate relating to the Tranche B-6 Term Loans shall be adjusted so that the All-in Yield of such Incremental Term Loans shall not exceed the All-in Yield of the Tranche B-6 Term Loans by more than 0.50%, (C) except with respect to pricing (subject to the following proviso) and scheduled amortization (subject to the preceding clause (A)(1)) or to the extent such term is effective only after the Tranche B-7 Maturity Date, such Incremental Term Loans shall have terms that are no more favorable to the lenders providing such Incremental Term Loans than the terms applicable to the Tranche B-7 Term Loans, provided, that if the All-in Yield of any Incremental Term Loans made following the Tranche B-7 Refinancing Amendment Effective Date exceeds the All-in Yield of any Tranche B-7 Term Loans by more than 0.50%, the Applicable Rate relating to the Tranche B-7 Term Loans shall be adjusted so that the All-in Yield of such Incremental Term Loans shall not exceed the All-in Yield of the Tranche B-7 Term Loans by more than 0.50% and (D) any Incremental Facility providing for revolving loans (1) shall not have a final maturity date, or a commitment availability period that ends, earlier than the latest Revolving Maturity Date then applicable, (2) may be effected by increasing the Revolving Commitments then having a commitment availability period ending on the latest Revolving Maturity Date and (3) shall be subject to other terms that are similar to the terms then available in the bank financing market to companies having a credit quality similar to the Borrower as determined by a Financial Officer in good faith.

(iii) Each notice from the Borrower pursuant to this Section 2.01(i) shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Such Incremental Facility may be provided by any existing Lender or Additional Lender which shall be reasonably satisfactory to the Borrower and (other than in the case of existing Lenders providing only term loans under such Incremental Facility) and the Administrative Agent; provided that no existing Lender shall be obligated to provide any Incremental Loans, unless it so agrees. Any Incremental Facility will be effected pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Additional Lenders providing such Incremental Facility (and no other Lenders) and the Administrative Agent, which Incremental Facility Amendment may, in the case of any Incremental Facility that ranks junior in lien priority in respect of the Collateral and with the obligations in respect of the Revolving Commitments, the Tranche B-6 Term Loans, the Tranche B-7 Term Loans, Incremental Loans, Other Term Loans and Other Revolving Loans, require the entry into separate collateral agreements and the Junior Lien Intercreditor Agreement or other customary intercreditor terms reasonably acceptable to the Administrative Agent. Upon the effectiveness of any Incremental Facility Amendment, each Additional Lender shall become a “Lender” under this Agreement with respect to its obligations under such Incremental Facility, and the commitments of the Additional Lenders in respect of such Incremental Facility shall become “Commitments” hereunder; and any Incremental Loans under such Incremental Facility shall, when made, constitute “Loans” under this Agreement. In addition, any Incremental Facility Amendment may, without the consent of any Lenders other than the Additional Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.01(i) (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of an Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.03 (it being understood that all references to “the date of such Borrowing” in Section 4.03 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of Incremental Loans will be used only for working capital and other general corporate purposes (including to finance Permitted Acquisitions or Capital Expenditures, in each case to the extent otherwise permitted hereunder).

This Section 2.01(i) shall supersede any provisions in Section 2.17 or 9.02 to the contrary. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan and Term Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding (or, if any Incremental Loans are outstanding, 30).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect to the applicable Loan would end after the Revolving Maturity Date, the Tranche B-6 Maturity Date or the Tranche B-7 Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail of a pdf copy or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and

(vi) as of such date Sections 4.03(a) and (b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit. (a) General. (i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Wireline Company so long as the Borrower and such Wireline Company are co-applicants), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank requested to issue such Letter of Credit, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver, e-mail or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank requested to issue such Letter of Credit) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank requested to issue such Letter of Credit, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $~~30,000,000~~50,000,000; provided that the aggregate face amount of all outstanding Letters of Credit issued by JPMorgan Chase Bank, N.A. shall not exceed $30,000,000 at any time unless otherwise agreed by it; provided further that any Issuing Bank designated by the Borrower will not be obligated to issue any Letter of Credit in excess of the amount agreed by the Borrower and such Issuing Bank; and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments. Promptly upon the issuance of a Letter of Credit (or amendment, renewal, extension or termination of an outstanding Letter of Credit), the Issuing Bank shall provide notice of such issuance, amendment, renewal, extension or termination to the Administrative Agent (if different from the Issuing Bank), who shall in turn promptly provide notice of same to the Revolving Lenders.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that (x) any Letter of Credit may provide for the automatic extension or renewal thereof and may be automatically renewed or extended upon notice delivered by the Borrower in accordance with the terms thereof for additional periods of a duration requested by the Borrower (which shall in no event extend beyond the date referred to in clause (ii) above) and (y) with the consent of the applicable Issuing Bank and the Administrative Agent, Letters of Credit with a term longer than one year shall be permitted (which shall in no event extend beyond the date referred to in clause (ii) above); provided further that, notwithstanding the foregoing, any Letter of Credit may expire after the date referred to in clause (ii) above if, at the time of issuance, renewal or extension thereof (as applicable), the Borrower cash collateralizes the LC Exposure in respect of such Letter of Credit in the manner set forth in the first sentence of Section 2.04(j).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank thereof or any of the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Except as provided below, the Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that (i) are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit issued by it comply with the terms thereof, or (ii) result from such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank thereof may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in its Cash Collateral Account an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article 7. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Secured Obligations. Moneys in such account (including any earnings on amounts therein) shall be applied by the Collateral Agent to pay LC Reimbursement Obligations as they become due or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy the Secured Obligations as provided in Section 13 of the Security Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned (together with any earnings thereon) to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.04(e) to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail of a pdf copy or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (or, in the case of an Event of Default of the type described in paragraph (i) or (j) of Article 7 with respect to the Borrower, automatically), then, so long as an Event of Default has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing having an Interest Period longer than one month; provided that, if (x) an Event of Default of the type described in paragraph (a), (b), (i) or (j) of Article 7 has occurred and is continuing and (y) other than in the case of an Event of Default of the type described in paragraph (i) or (j) of Article 7 with respect to the Borrower, the Required Lenders have so requested, then (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid prior to or at the end of the Interest Period then applicable thereto, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of such Interest Period.

SECTION 2.07. Termination, Reduction and Extension of Commitments and Term Loans. (a) Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date, (ii) the Initial Tranche B-6 Commitments shall terminate immediately after the Borrowing of Tranche B-6 Term Loans on the Tranche B-6 Refinancing and Incremental Amendment Effective Date, (iii) the Second Tranche B-6 Commitments shall terminate immediately after the Borrowing of Tranche B-6 Term Loans on the Second Tranche B-6 Incremental Amendment Effective Date and (iv) the Tranche B-7 Commitments shall terminate immediately after the Borrowing of the Tranche B-7 Term Loans on the Tranche B-7 Refinancing Amendment Effective Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments to the extent, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the consummation of an acquisition, sale or other similar transaction, or the receipt of proceeds from the incurrence or issuance of Indebtedness or Equity Interests or the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(d) Extension of Maturity Date. (i) The Borrower may, upon notice to the Administrative Agent (which shall promptly notify the applicable Class of Lenders or Additional Lenders, as applicable), request one or more extensions of the maturity date applicable to the Revolving Commitments or Other Revolving Commitments, the maturity date applicable to any Class of Term Loans or Other Term Loans, or the maturity date applicable to any Incremental Loans, as applicable, then in effect (such existing maturity date applicable to any Revolving Commitments or Other Revolving Commitments being the “Existing Revolving Maturity Date”, such existing maturity date applicable to any Class of Term Loans or Other Term Loans being the “Existing Term Loan Maturity Date” and such existing maturity date applicable to any Incremental Loans being the “Existing Incremental Loan Maturity Date”) to a date specified in such notice. Within 15 Business Days of delivery of such notice (or such other period as the Borrower and the Administrative Agent shall mutually agree upon), each applicable Revolving Lender, Term Lender or Additional Lender, as the case may be, shall notify the Administrative Agent whether it consents to such extension (which consent may be given or withheld in such Revolving Lender’s, Term Lender’s or Additional Lender’s, as applicable, sole and absolute discretion). Any Revolving Lender, Term Lender or Additional Lender, as applicable, not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the applicable Revolving Lenders, Term Lenders and/or the Additional Lenders of such Revolving Lenders’, Term Lenders’ or the Additional Lenders’ responses, as applicable.

(ii) The maturity date applicable to any Revolving Commitments or Other Revolving Commitments, the maturity date applicable to any Class of Term Loans or Other Term Loans or the maturity date applicable to any Incremental Loans, as applicable, shall be extended only with respect to such Revolving Commitments, Other Revolving Commitments, such Class of Term Loans, Other Term Loans or Incremental Loans, as applicable, held by such Revolving Lenders, Term Lenders or Additional Lenders, as applicable, that have consented thereto (the Revolving Lenders or Additional Lenders providing revolving loans, as applicable, that so consent, the “Extending Revolving Lenders” and the Revolving Lenders or Additional Lenders providing revolving loans, as applicable, that decline, the “Non-Extending Revolving Lenders” and the Term Lenders or Additional Lenders providing term loans, as applicable, that so consent being the “Extending Term Lenders” and the Term Lenders or Additional Lenders providing term loans, as applicable, that decline being the “Non-Extending Term Lenders”) (it being understood and agreed that, except for the consents of the Extending Revolving Lenders or Extending Term Lenders, as applicable, no other consents shall be required hereunder for such extensions). If so extended, (i) the scheduled maturity date with respect to the Revolving Commitments or Other Revolving Commitments held by the Extending Revolving Lenders shall be extended to the date specified in the notice referred to in Section 2.07(d)(i) above, which shall become the new maturity date of the Revolving Commitments or Other Revolving Commitments (such maturity date for the Revolving Commitments or Other Revolving Commitments, so affected, the “Extended Revolving Maturity Date”), (ii) the scheduled maturity date with respect to the Term Loans or Other Term Loans of the relevant Class held by the Extending Term Lenders shall be extended to the date specified in the notice referred to in Section 2.07(d)(i) above, which shall become the new maturity date of the applicable Class of Term Loans or Other Term Loans (such maturity date for the Term Loans or Other Term Loans, as applicable, so affected, the “Extended Term Loan Maturity Date”), and (iii) the scheduled maturity date with respect to any Incremental Loans held by the Extending Term Lenders or Extending Revolving Lenders, as applicable, shall be extended to the date specified in the notice referred to in Section 2.07(d)(i) above, which shall become the new maturity date applicable to such Incremental Loans (such date, the “Extended Incremental Loan Maturity Date”). The Administrative Agent shall promptly confirm to (x) the applicable Extending Revolving Lenders and Non-Extending Revolving Lenders such extension, specifying the effective date of such extension (the “Revolver Extension Effective Date”), the Existing Revolving Maturity Date applicable to the Non-Extending Revolving Lenders, and the Extended Revolving Maturity Date (after giving effect to such extension) applicable to the Extending Revolving Lenders, (y) the applicable Extending Term Lenders and Non-Extending Term Lenders such extension, specifying the effective date of such extension (the “Term Loan Extension Effective Date”), the Existing Term Loan Maturity Date applicable to the Non-Extending Term Lenders, and the Extended Term Loan Maturity Date (after giving effect to such extension) applicable to the Extending Term Lenders and (z) the applicable Extending Term Lenders and/or the Extending Revolving Lenders and Non-Extending Term Lenders and/or the Non-Extending Revolving Lenders such extension, specifying the effective date of such extension (the “Incremental Loan Extension Effective Date”), the Existing Incremental Loan Maturity Date applicable to such Non-Extending Revolving Lenders and/or Non-Extending Term Lenders, as applicable, and the Extended Incremental Loan Maturity Date (after giving effect to such extension) applicable to the Extending Term Lenders and/or the Extending Revolving Lenders, as applicable. The interest margins and/or “floors” with respect to any Revolving Commitments, Other Revolving Commitments, Term Loans, Other Term Loans or Incremental Loans, as applicable, extended pursuant to this Section 2.07 may be different than the interest margins and/or “floors” for the existing Revolving Commitments, Other Revolving Commitments, existing Class of Term Loans, Other Term Loans or Incremental Loans, as applicable, and upfront fees may be paid to the Extending Revolving Lenders or Extending Term Lenders, as applicable, in each case to the extent provided in the Borrower’s notice or as otherwise agreed between the Borrower and the Extending Revolving Lenders or Extending Term Lenders, as applicable. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Revolver Extension Effective Date, the Term Loan Extension Effective Date or the Incremental Loan Extension Effective Date, as applicable, signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such extension, the representations and warranties contained in Article 3 made by it that are qualified by materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the Revolver Extension Effective Date, the Term Loan Extension Effective Date or the Incremental Loan Extension Effective Date, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, and no Default or Event of Default exists or will exist as of the Revolver Extension Effective Date, Term Loan Extension Effective Date or the Incremental Loan Extension Effective Date, as applicable.

(iii) Notwithstanding anything to the contrary herein, (A) the Borrowers, the Extending Revolving Lenders and/or the Extending Term Lenders shall have the right to appoint successor syndication agents or co-documentation agents, in each case, to replace any such person that does not consent to continue its respective obligations and duties under the Loan Documents in connection with an extension under this Section 2.07(d) and (B) the Borrower shall have the right, at any time prior to the Existing Revolving Maturity Date, the Existing Term Loan Maturity Date or the Existing Incremental Loan Maturity Date, as applicable, at the Borrower’s sole expense and effort, upon notice to such Non-Extending Revolving Lender or Non-Extending Term Lender, as applicable and the Administrative Agent, to require each such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (I) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment or Other Revolving Commitment is being assigned, the Issuing Bank), which consent(s) shall not unreasonably be withheld or delayed, (II) each Non-Extending Revolving Lender or Non-Extending Term Lender, as applicable, shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (III) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii)(C) and (IV) in no event shall the Borrower be entitled to exercise its replacement right under this subclause (iii) with respect to a Non-Extending Revolving Lender or Non-Extending Term Lender, in either case that is also acting as the Administrative Agent or Issuing Bank. Any such replacement Lender shall for all purposes constitute an Extending Revolving Lender or Extending Term Lender, as applicable.

(iv) Notwithstanding the terms of Section 9.02, the Borrower and the Administrative Agent shall be entitled (without the consent of any other Lenders except to the extent required under subsection (ii) above) to enter into any amendments to this Agreement that the Administrative Agent believes are necessary to appropriately reflect, or provide for the integration of, any extension of a maturity date applicable to the Revolving Commitments, Other Revolving Commitments, the maturity date applicable to any Class of Term Loans or Other Term Loans or maturity date applicable to any Incremental Loans, as applicable, pursuant to this Section 2.07(d). In addition, with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Existing Revolving Maturity Date shall be reallocated from Non-Extending Revolving Lenders to Extending Revolving Lenders in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the Extending Revolving Lenders, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Revolving Lender the then unpaid principal amount of such Lender’s Revolving Loans on the Revolving Maturity Date and (ii) for the account of each Term Lender the then unpaid principal amount of such Lender’s Term Loans as provided in Section 2.09.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent; provided that, in order for any such promissory note to be delivered on the Sixth ARCA Effective Date, the Tranche B-6 Refinancing and Incremental Amendment Effective Date, the Second Tranche B-6 Incremental Amendment Effective Date or the Tranche B-7 Refinancing Amendment Effective Date, the request therefor shall be delivered no later than two Business Days prior to the Sixth ARCA Effective Date, the Tranche B-6 Refinancing and Incremental Amendment Effective Date, the Second Tranche B-6 Incremental Amendment Effective Date or the Tranche B-7 Refinancing Amendment Effective Date, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Scheduled Amortization of Term Loans. (a) Subject to adjustment pursuant to Section 2.09(c), the Borrower shall repay (i) Tranche B-6 Term Loans (A) on the last day of each Fiscal Quarter ending on or after September 30, 2016 and prior to the Tranche B-6 Maturity Date in an aggregate principal amount equal to 0.25% of the aggregate principal amount of Tranche B-6 Term Loans outstanding on the Second Tranche B-6 Incremental Amendment Effective Date (after giving effect to the Second Tranche B-6 Incremental Amendment) and (B) on the Tranche B-6 Maturity Date in an aggregate principal amount equal to the principal amount of Tranche B-6 Term Loans then outstanding and (ii) Tranche B-7 Term Loans (A) on the last day of each Fiscal Quarter ending on or after March 31, 2017 and prior to the Tranche B-7 Maturity Date in an aggregate principal amount equal to 0.25% of the aggregate principal amount of Tranche B-7 Term Loans outstanding on the Tranche B-7 Refinancing Amendment Effective Date (after giving effect to the Tranche B-7 Refinancing Amendment) and (B) on the Tranche B-7 Maturity Date in an aggregate principal amount equal to the principal amount of Tranche B-7 Term Loans then outstanding.

(b) To the extent not previously paid, (i) all Tranche B-6 Term Loans shall be due and payable on the Tranche B-6 Maturity Date and (ii) all Tranche B-7 Term Loans shall be due and payable on the Tranche B-7 Maturity Date.

(c) Any prepayment of Term Loans of any Class will be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section, in the case of mandatory prepayments, in direct order of maturity, and in the case of voluntary prepayments, ratably.

(d) Before repaying any Term Loans of any Class pursuant to this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each such repayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing and shall be accompanied by accrued interest on the amount repaid.

SECTION 2.10. Optional and Mandatory Prepayment of Loans. (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty but subject to Section 2.15 and the requirements of this Section.

(b) [Reserved].

(c) Asset Dispositions.

(i) Subject to Section 2.10(c)(iii) and Section 2.10(j), within five Business Days after any Net Proceeds are received by or on behalf of any Wireline Company in respect of any Asset Disposition other than an Applicable Asset Disposition, the Borrower shall prepay Term Borrowings in an aggregate amount equal to such Net Proceeds.

(ii) Subject to Section 2.10(c)(iii) and Section 2.10(j), within five Business Days after any Net Proceeds of an Applicable Asset Disposition (any such Net Proceeds, “Applicable Net Proceeds”) are received by or on behalf of any Wireline Company, the Borrower shall prepay Term Borrowings in an aggregate amount equal to (A) if and to the extent such Applicable Net Proceeds are otherwise required to be applied to prepay, repay or repurchase (or to offer to prepay, repay or repurchase) any Restricted Indebtedness (other than the Applicable Indebtedness), the amount of such Applicable Net Proceeds required to be so applied; and (B) without duplication of any amounts described in clause (A), an amount equal to the Financing Percentage times such Applicable Net Proceeds; provided that solely with respect to this Section 2.10(c)(ii)(B), the Wireline Companies may, not later than five Business Days following the receipt of such Applicable Net Proceeds, apply up to the Financing Percentage times such Applicable Net Proceeds to repay the Applicable Indebtedness incurred with respect to such Applicable Asset Disposition, and any amount of such Applicable Net Proceeds so applied shall not be required to be applied to the prepayment of Term Borrowings.

For purposes of this Section 2.10(c)(ii), the term “Financing Percentage” means, with respect to any Applicable Asset Acquisition, the percentage obtained by dividing (x) the amount of Applicable Indebtedness incurred with respect to such Applicable Asset Acquisition by (y) the total consideration paid by the Wireline Companies in such Applicable Asset Acquisition.

(iii) With respect to any Net Proceeds received by or on behalf of any Wireline Company in respect of any Asset Disposition, if (A) the Wireline Companies intend to apply all or a portion of the Net Proceeds from such Asset Disposition within 12 months after receipt of such Net Proceeds (or, if the applicable Wireline Company enters into a legally binding commitment to apply all or a portion of such Net Proceeds within such 12-month period, within 18 months following the receipt of such Net Proceeds), to acquire Replacement Assets, (B) the property acquired in connection therewith will be included in the Collateral at least to the extent that the property disposed of was included therein or shall be property of a Collateral Support Party and (C) no Event of Default has occurred and is continuing, then no prepayment will be required pursuant to this Section 2.10(c) in respect of such Net Proceeds (or the portion of such Net Proceeds, if applicable); provided that if all or such portion of such Net Proceeds have not been so applied within such 12-month period (or, if the applicable Wireline Company has entered into a legally binding commitment to apply such Net Proceeds within such 12-month period, but has not applied such Net Proceeds within 18 months following such receipt) a prepayment will be required at that time (as applicable under Section 2.10(c)(i) or Section 2.10(c)(ii)) with respect to (A) the amount of such Net Proceeds that have not been so applied by the end of such 12-month period or (B) if such Net Proceeds were committed during such 12-month period to be applied but not so applied within 18 months following the receipt of such Net Proceeds, the amount of such Net Proceeds not so applied.

(d) Casualty Events. Within five Business Days after any Net Proceeds are received by or on behalf of any Wireline Company in respect of any Casualty Event, the Borrower shall (subject to Section 2.10(j)) prepay Term Borrowings in an aggregate amount equal to such Net Proceeds; provided that, if (i) the Wireline Companies intend to apply all or a portion of the Net Proceeds from such event, within 12 months after receipt of such Net Proceeds (or, if the applicable Wireline Company enters into a legally binding commitment to apply all or a portion of such Net Proceeds within such 12-month period, within 18 months following the receipt of such Net Proceeds), to repair, restore or replace the property with respect to which such Net Proceeds were received or to acquire Replacement Assets, and (ii) any property acquired in connection with such application (whether as replacement property or Replacement Assets) will be included in the Collateral at least to the extent that the property to be replaced was included therein or shall be property of a Collateral Support Party, then no prepayment will be required pursuant to this subsection in respect of such Net Proceeds (or the portion of such Net Proceeds, if applicable); provided, that if all or a portion of such Net Proceeds have not been so applied within such 12-month period (or, if the applicable Wireline Company has entered into a legally binding commitment to apply such Net Proceeds within such 12-month period, but has not applied such Net Proceeds within 18 months following such receipt), a prepayment will be required at that time in an amount equal to (A) the amount of such Net Proceeds that have not been so applied by the end of such 12-month period or (B) if such Net Proceeds were committed during such 12-month period to be applied but not so applied within 18 months following the receipt of such Net Proceeds, the amount of such Net Proceeds not so applied.

(e) Allocation of Prepayments, Right to Decline Tranche B-6 and Tranche B-7 Mandatory Prepayments. Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section. Optional prepayments shall be applied to such Classes of Term Loans as directed by the Borrower in the notice of prepayment, provided that such prepayments of any Class of Term Loan shall be applied in accordance with the second sentence of Section 2.10(i). In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated among the Term Borrowings of each Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class, provided however that any Tranche B-6 Lender and any Tranche B-7 Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B-6 Term Loans or its Tranche B-7 Term Loans, as applicable, pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any such Class but was so declined shall be applied to prepay Term Borrowings of the other Classes on a ratable basis (subject to the rights of the Tranche B-6 Lenders and the Tranche B-7 Lenders to decline such payments as set forth in this proviso) until no Term Borrowings of any other Class remain outstanding. All optional or mandatory prepayments of Revolving Borrowings made at a time when Revolving Borrowings of more than one Class remain outstanding shall be allocated among the Revolving Borrowings of each Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. All optional or mandatory prepayments of a Revolving Borrowing shall be applied in accordance with the second sentence of Section 2.10(i).

(f) Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.12.

(g) Optional Prepayment of Tranche B-6 Term Loans.

(i) Upon any prepayment or repricing of the Tranche B-6 Term Loans as part of a Tranche B-6 Repricing Transaction prior to the date that is six months after the Second Tranche B-6 Incremental Amendment Effective Date, the Borrower shall pay a prepayment premium equal to 1.0% of the principal amount of the Tranche B-6 Term Loans prepaid or 1.0% of the principal repriced pursuant to such Tranche B-6 Repricing Transaction, as the case may be (the “Tranche B-6 Prepayment Fee”). Any such Tranche B-6 Prepayment Fee shall be paid to the Administrative Agent for the ratable benefit of the affected Lenders; provided that any Lender agreeing to such a Tranche B-6 Repricing Transaction may agree to waive any Tranche B-6 Prepayment Fee payable to it.

(ii) Upon any prepayment or repricing of the Tranche B-7 Term Loans as part of a Tranche B-7 Repricing Transaction prior to the date that is six months after the Tranche B-7 Refinancing Amendment Effective Date, the Borrower shall pay a prepayment premium equal to 1.0% of the principal amount of the Tranche B-7 Term Loans prepaid or 1.0% of the principal repriced pursuant to such Tranche B-7 Repricing Transaction, as the case may be (the “Tranche B-7 Prepayment Fee”). Any such Tranche B-7 Prepayment Fee shall be paid to the Administrative Agent for the ratable benefit of the affected Lenders; provided that any Lender agreeing to such a Tranche B-7 Repricing Transaction may agree to waive any Tranche B-7 Prepayment Fee payable to it.

(h) Notice of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07; provided further that, the Borrower may deliver a conditional prepayment notice subject to the proviso in Section 2.07(c). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(i) Partial Prepayments. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as needed to apply fully the required amount of a mandatory prepayment or to allocate an optional prepayment of Term Loans or Revolving Loans as required by paragraph (e) of this Section. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(j) Deferral of Prepayments. The Borrower may defer any mandatory prepayment otherwise required under paragraph (c) or (d) above until the aggregate amount of Net Proceeds otherwise required to be applied to prepay Borrowings pursuant to paragraphs (c) and (d) above (whether resulting from one or more Asset Dispositions or Casualty Events, but after giving effect to any applications of proceeds permitted under such paragraphs) equals or exceeds $30,000,000, at which time the entire unutilized amount of such Net Proceeds (not only the amount in excess of $30,000,000) will be applied as provided in paragraphs (c) and (d) above, as applicable.

(k) Propco Equity Prepayments. (i) The Borrower shall have the right, at any time and from time to time prior to April 30, 2017, to prepay in whole or in part without premium or penalty the principal amount of Revolving Loans by delivering to the applicable Revolving Lenders common stock of Propco (“Propco Equity Interests”) (in lieu of cash), in each case, subject to Section 2.15 and the terms and conditions set forth in this Section 2.10(k) (each, a “Propco Equity Prepayment”).

(ii) The Borrower shall be entitled to deliver notice to the Administrative Agent of a proposed Propco Equity Prepayment (a “Propco Equity Prepayment Notice”), substantially in the form of Exhibit A to the First Amendment, but only if at such time, each Revolving Lender (including, to the extent there are any Separated Revolving Loans, each Affiliated Assignee) or its Affiliate has received an irrevocable offer, in form and substance to be reasonably acceptable to the Administrative Agent and such Revolving Lender, from one or more Approved Counterparties to purchase all the Propco Equity Interests that are proposed to be delivered to such Revolving Lender or such Affiliate in such Propco Equity Prepayment Notice for an aggregate cash purchase price that is not less than the aggregate principal amount of such Revolving Lender’s Revolving Loans to be repaid in such Propco Equity Prepayment (any such offer, an “Approved Counterparty Offer”). Each Approved Counterparty Offer may state that such offer is conditioned upon the occurrence or non-occurrence of any event specified therein (the “Approved Counterparty Offer Conditions”), in which case such offer may be withdrawn by the Approved Counterparty (by notice to each Revolving Lender on or prior to the specified prepayment date) if any such condition is not satisfied. For the avoidance of doubt, the Borrower shall be entitled to make a Propco Equity Prepayment to a Revolving Lender or its Affiliate only if the Approved Counterparty Offer that relates to such Propco Equity Interests (x) will remain outstanding and in full force and effect following the receipt of such Propco Equity Interests by such Revolving Lender or such Affiliate and (y) shall have become unconditional at the time such Propco Equity Prepayment is made.

(iii) Notwithstanding Section 2.10(h), the delivery of Propco Equity Prepayment Notices shall be governed by this Section 2.10(k). The Borrower shall deliver any Propco Equity Prepayment Notice to the Administrative Agent not later than 11:00 a.m., New York City time, one Business Day before the date of the applicable Propco Equity Prepayment or at such other time as the Administrative Agent shall agree. Subject to Section 2.15, (x) the Borrower shall state in each Propco Equity Prepayment Notice that the consummation of the applicable Propco Equity Prepayment is expressly conditioned upon (A) the Borrower’s receipt of a certificate from each Approved Counterparty for such prepayment, on and as of the date the applicable Propco Equity Prepayment is to be consummated, to the effect that the applicable Approved Counterparty Offer Conditions have been satisfied or duly waived by such Approved Counterparty as of such date (a copy of which certificate shall be delivered by the Borrower to the Administrative Agent for distribution to each Revolving Lender or its applicable Affiliate), (B) the Borrower’s delivery of a certificate of a Responsible Officer to the Administrative Agent, on and as of the date the applicable Propco Equity Prepayment is to be consummated, to the effect that the representations and warranties of the Borrower set forth in the Propco Equity Prepayment Notice that are qualified by materiality are true and correct, and the representations and warranties that are not so qualified are true and correct in all material respects, in each case, on and as of such prepayment date and (C) the Borrower’s and the Administrative Agent’s receipt of a Revolving Lender Participation Notice from each Revolving Lender stating that such Revolving Lender or its Affiliate agrees or declines to receive Propco Equity Interests in the Propco Equity Prepayment as set forth in the Propco Equity Prepayment Notice, which conditions may not be waived without the prior consent of the Administrative Agent and the Revolving Lenders, and such notice shall be revoked (and no such Propco Equity Prepayment shall be consummated) if any such condition described in this clause (x) is not satisfied, and (y) any Propco Equity Prepayment Notice delivered by the Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such Propco Equity Prepayment Notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date set forth in such notice) if any such condition is not satisfied. Each such Propco Equity Prepayment Notice shall specify the prepayment date, the principal amount of each Revolving Borrowing or portion thereof to be prepaid and the number of shares of Propco Equity Interests proposed to be delivered to each Revolving Lender or its Affiliate on the prepayment date as payment of such principal amount. Promptly following receipt of any such Propco Equity Prepayment Notice, the Administrative Agent shall advise the Revolving Lenders (including, to the extent there are any Separated Revolving Loans, each Affiliated Assignee) and any of their applicable Affiliates of the contents thereof and shall provide a copy of such Propco Equity Prepayment Notice to such Revolving Lenders (including, to the extent there are any Separated Revolving Loans, any Affiliated Assignee) and such applicable Affiliates.

(iv) Promptly following receipt of a Propco Equity Prepayment Notice, each Revolving Lender (which may include, for the avoidance of doubt, any Affiliated Assignee holding Separated Revolving Loans) shall deliver notice (a “Revolving Lender Participation Notice”) to the Borrower and the Administrative Agent, substantially in the form of Exhibit B to the First Amendment, stating whether it (or its Affiliate) (A) agrees to receive Propco Equity Interests as payment of the principal amount of the Revolving Loans held by such Revolving Lender (any such Revolving Lender with respect to a Propco Equity Prepayment, a “Participating Revolving Lender”) or (B) declines to receive Propco Equity Interests as payment of the principal amount of its Revolving Loans (any such Revolving Lender with respect to a Propco Equity Prepayment, a “Declining Revolving Lender”). Any Revolving Lender that has not delivered a Revolving Lender Participation Notice by 2:00 p.m., New York City time, one Business Day before the date of the applicable Propco Equity Prepayment shall be deemed to be a Declining Revolving Lender.

(v) Each Declining Revolving Lender with respect to a Propco Equity Prepayment shall not receive Propco Equity Interests in such proposed Propco Equity Prepayment, and shall instead receive cash in an amount equal to the principal amount of its Revolving Loans to be repaid in such Propco Equity Prepayment.

(vi) All accrued and unpaid interest on Revolving Loans that are the subject of a Propco Equity Prepayment, and any amounts due and payable pursuant to Section 2.15, shall be paid to Participating Revolving Lenders and Declining Revolving Lenders in cash as and to the extent required by Section 2.12 or Section 2.15, as applicable.

(vii) In connection with any Propco Equity Prepayment, the Revolving Lenders hereby consent and authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in order to reflect any technical changes necessary to give effect to such Propco Equity Prepayment in accordance with its terms as set forth herein.

(viii) Each Participating Revolving Lender authorizes and directs the Administrative Agent to make such adjustments to the Register as are necessary to reflect the payment of its Revolving Loans upon consummation of any Propco Equity Prepayment (including, for the avoidance of doubt, with respect to that portion thereof prepaid with Propco Equity Interests).

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily unused amount of the applicable Revolving Commitment of such Revolving Lender and the during the period from and including the Sixth ARCA Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments of the relevant Class terminate, commencing on the first such date to occur after the Sixth ARCA Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans of such Revolving Lender on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Sixth ARCA Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to each Letter of Credit issued by such Issuing Bank during the period from and including the Sixth ARCA Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Sixth ARCA Effective Date; provided that all such fees shall be payable to the applicable Revolving Lenders on the date on which the Revolving Commitments of such Revolving Lenders terminate and any such fees accruing after the date on which the Revolving Commitments of such Revolving Lenders terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account and the account of the Collateral Agent, fees payable in the amounts and at the times separately agreed upon between the Borrower and such Agents.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(e) Notwithstanding any assignment of Separated Revolving Loans by an Affiliated Revolving Lender to its Affiliated Assignee in accordance with Section 9.04(b)(ii)(B), all interest, fees and other amounts payable to Revolving Lenders hereunder shall be paid to the Administrative Agent for distribution to the Affiliated Revolving Lenders.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing of each Class shall bear interest at the Alternate Base Rate plus the Applicable Rate for such Class.

(b) The Loans comprising each Eurodollar Borrowing of each Class shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for such Class.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of any principal of any Loan or any LC Disbursements, 2% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or Issuing Bank charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrower in connection with substantially similar facilities.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or Issuing Bank charges other borrowers or account parties for such reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrower in connection with substantially similar facilities.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment by or on behalf of the Borrower of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure by the Borrower to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(h) or Section 2.10(k) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Except as required by applicable law, any and all payments by or with respect to any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if any applicable law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent and such Tax is an Indemnified Tax, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.16) any Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

For purposes of determining withholding Taxes imposed under FATCA, from and after the Sixth ARCA Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(b) In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) The Borrower shall indemnify each Recipient, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A copy of a receipt or any other document evidencing payment delivered to the Borrower by a Recipient, or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) and Section 2.16(f)(ii)(C) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) Each Lender that is a U.S. person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of (x) a Participant, on or before the date on which such Participant purchases the related participation and (y) an assignee, on or before the effective date of such assignment), an executed original of Internal Revenue Service Form W-9 certifying that such Lender is exempt from the U.S. Federal backup withholding tax. Each Lender that is not a U.S. person as defined in Section 7701(a)(30) of the Code (a “Foreign Lender”) shall, to the extent it is legally able to do so, deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of (x) a Participant, on or before the date on which such Participant purchases the related participation and (y) an assignee, on or before the effective date of such assignment) (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent) either:

(1) an executed original of Internal Revenue Service Form W-8ECI, Form W-8BEN, W-8BEN-E, as applicable (with respect to eligibility for benefits under any income tax treaty), or Form W-8IMY or successor and related applicable forms, as the case may be, certifying to such Foreign Lender’s entitlement as of such date to an exemption from or reduction of United States withholding tax with respect to payments to be made under this Agreement, or

(2) in the case of a Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (A) hereof, (x) a statement in form and content reasonably acceptable to the Administrative Agent and the Borrower, substantially in the form of Exhibits F-1 through F-4, to the effect that such Foreign Lender is eligible for a complete exemption from withholding of U.S. Taxes under Code section 871(h) or 881(c) (a “Foreign Lender Complete Exemption Certificate”), and (y) an executed original of Internal Revenue Service Form W-8BEN or any successor and related applicable form.

Further, each Foreign Lender agrees, (i) to the extent it is not precluded from doing so by a Change in Law and otherwise legally able to do so, to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), from time to time, an executed original of the applicable Form W-8 or successor and related applicable forms or certificates, on or before the date that any such form or certificate, as the case may be, expires or becomes obsolete or invalid in accordance with applicable U.S. laws and regulations, (ii) in the case of a Foreign Lender that delivers a Foreign Lender Complete Exemption Certificate, to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), such statement on an annual basis reasonably promptly after the anniversary of the date on which such Foreign Lender became a party to this Agreement (or, in the case of a Participant, the date on which the Participant purchased the related participation), and (iii) to notify promptly the Borrower and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or certificate previously delivered by it pursuant to this Section 2.16(f).

(B) In addition, but without duplication of the covenant as to United States withholding tax contained in Section 2.16(f)(i) and (ii), any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction(s) in which the Borrower is organized, or any treaty to which any such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed original documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(C) If a payment made to any Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any Agent, Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or with respect to which an indemnifying party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such Agent, Lender or Issuing Bank, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or Issuing Bank in the event such Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Agent, Lender or Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each party's obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) no later than 2:00 pm, New York City time, on the date when due, in immediately available funds, without set off or counterclaim; provided that, in the case of a Propco Equity Prepayment, the Borrower shall be permitted to pay the principal amount of Separated Revolving Loans held by Participating Revolving Lenders by delivering Propco Equity Interests on the terms provided therefor elsewhere herein no later than such time, on the date when due, without set off or counterclaim. Any payments received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower, except payments to be made directly to an Issuing Bank as expressly provided herein and except that (i) payments pursuant to Section 2.14, 2.15 or 2.16 and Section 9.03 shall be made directly to the Persons entitled thereto, (ii) payments made pursuant to other Loan Documents shall be made to the Persons specified therein and (iii) in the case of a Propco Equity Prepayment, payments of Propco Equity Interests shall be made in accordance with the instructions specified for such purpose by each Participating Revolving Lender in its Revolving Lender Participation Notice. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars; provided, however, that, in the case of a Propco Equity Prepayment, the Borrower shall be permitted to pay the principal amount of Revolving Loans held by Participating Revolving Lenders by delivering Propco Equity Interests on the terms provided therefor elsewhere herein.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder (after giving effect to all applicable grace periods and/or cure periods, if any), such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Wireline Company or Affiliate thereof (as to which the provisions of this paragraph shall apply except as provided in clause (ii) of this Section 2.17(c)). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(a) or (b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Notwithstanding any contrary provision hereof, in the case of a prepayment or repayment of principal of Revolving Loans, such prepayment or repayment shall be applied first to reduce the principal amount of Separated Revolving Loans held by an Affiliated Assignee (if any), and, after repayment in full thereof, second to reduce the principal amount of Revolving Loans held by its Affiliated Revolving Lender. All other amounts payable in respect of Separated Revolving Loans and/or Corresponding Commitments shall be paid to the Affiliated Revolving Lenders.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or (ii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 or 2.16) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower, the Defaulting Lender (if any) or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii)(C) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Refinancing Amendments. (a) The Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, in each case, to refinance all or any portion of the Loans and Commitments hereunder (which for this purpose will be deemed to include any then outstanding Other Revolving Commitments, Other Revolving Loans and/or Other Term Loans), pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing, fees (including upfront fees and OID), optional prepayment terms, redemption premiums and subordination terms as may be agreed by the Borrower and the Lenders thereof, (iii) (x) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of the Class of Term Loans or Revolving Commitments being refinanced, and will have a Weighted Average Life to Maturity that is not shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans being refinanced (if applicable) and (y) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date with respect to the Class of Revolving Commitments or Class of Term Loans being refinanced and (iv) except as otherwise permitted herein, will have terms and conditions taken as a whole that are substantially identical to, or no more favorable to the Lenders providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt; provided further that (x) the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained and (y) the effectiveness of any Refinancing Amendment, together with the effectiveness of any increase in Revolving Commitments, shall not result in there being more than four separate maturity dates in effect for all Revolving Commitments. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.03(a) and (b). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.19 shall be in an aggregate principal amount that is not less than $50,000,000 and an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, pursuant to any Other Revolving Commitments established thereby, on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments hereunder to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding such extended revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) This Section 2.19 shall supersede any provisions in Section 2.17 or 9.02 to the contrary.

ARTICLE 3
Representations and Warranties

The Borrower represents and warrants to the Lender Parties that:

SECTION 3.01. Organization; Powers. Each of the Wireline Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required by applicable law.

SECTION 3.02. Authorization; Enforceability. The execution, delivery and performance of the Loan Documents by each Wireline Company are within its corporate (or other organizational) powers and have been duly authorized by all necessary corporate (or other organizational) action with respect to such Wireline Company. This Amended Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Wireline Company of the Loan Documents to which they are a party and the consummation of the financing contemplated by the Loan Documents (a) do not require any material Governmental Authorization, except (i) such as have been or, prior to or concurrently with the Sixth ARCA Effective Date, will be obtained or made and are or, prior to or concurrently with the Sixth ARCA Effective Date, will be in full force and effect, (ii) notices required to be filed with the FCC or any applicable PUC after the Sixth ARCA Effective Date, and (iii) filings necessary to perfect the Transaction Liens, (b) will not violate (1) any applicable law or regulation applicable to any Wireline Company, (2) the charter, by-laws or other organizational documents of any Wireline Company or (3) any material Governmental Authorization in any material respect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Wireline Company or any of its assets, or give rise to a right thereunder to require any payment to be made by any Wireline Company or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien (other than the Transaction Liens) on any asset of any Wireline Company, except, with respect to clauses (b)(1), (c) and (d), to the extent any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year ended December 31, 2014, reported on by PricewaterhouseCoopers LLP, independent public accountants, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2014, there has been no state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Wireline Companies has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Liens permitted under Section 6.02, and minor defects in title that do not interfere with its ability to conduct its business as currently conducted and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Wireline Companies owns, or has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Wireline Companies does not infringe upon the rights of any other Person, except for any such failure to own or have license or such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the correct address of each material real property having a Fair Market Value (as reasonably determined by a Financial Officer in good faith) exceeding $10,000,000 that is owned by any Wireline Company as of the Sixth ARCA Effective Date after giving effect to the Propco Transactions.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Wireline Company that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) involve any of the Loan Documents.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other Wireline Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the Sixth ARCA Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Wireline Companies is in compliance with (a) all laws, regulations and Governmental Authorizations, in each case applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Wireline Company is required to be regulated as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Wireline Companies has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Wireline Company has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. As of the Sixth ARCA Effective Date, the Tax Sharing Agreement and the Tax Matters Agreements are the only agreements among the Loan Parties regarding tax sharing, tax reimbursement or tax indemnification.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. As of the Sixth ARCA Effective Date, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Wireline Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information concerning any of the Wireline Companies (other than the projections, budgets or other estimates, or information of a general economic or industry nature concerning the Wireline Companies) furnished by or on behalf of any Loan Party to any Lender Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time they were made; it being understood that projections by their nature are uncertain and no assurance is being given that the results reflected in such projected financial information will be achieved.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each of its Subsidiaries and identifies each Subsidiary that is a Guarantor, in each case as of the Sixth ARCA Effective Date. All the Subsidiaries are, and will at all times be, fully consolidated in the Borrower’s consolidated financial statements to the extent required by GAAP.

SECTION 3.13. Insurance. A description of all material insurance maintained by or on behalf of the Wireline Companies as of the Sixth ARCA Effective Date has been provided to the Administrative Agent. As of the Sixth ARCA Effective Date, all premiums in respect of such insurance have been paid to the extent then due.

SECTION 3.14. Labor Matters. Except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Sixth ARCA Effective Date, (i) there are no strikes, lockouts or other labor disputes against any Wireline Company pending or, to the knowledge of the Borrower, threatened and (ii) the hours worked by and payments made to employees of the Wireline Companies have not violated the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. The execution, delivery and performance by each Wireline Company of the Loan Documents to which they are a party and the consummation of the financing contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement by which any Wireline Company is bound.

SECTION 3.15. Solvency. On the Sixth ARCA Effective Date both immediately prior to and immediately after giving effect to the Propco Transactions, (a) the fair value of the assets of each Loan Party, at a fair valuation, exceeds its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party exceeds the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Sixth ARCA Effective Date.

SECTION 3.16. Licenses; Franchises. (a) Each of the Wireline Companies holds all Regulatory Authorizations and all other material Governmental Authorizations (including but not limited to franchises, ordinances and other agreements granting access to public rights of way, issued or granted to any Wireline Company by a state or federal agency or commission or other federal, state or local or foreign regulatory bodies regulating competition and telecommunications businesses) (collectively, the “Wireline Licenses”) that are required for the conduct of its business as presently conducted and as proposed to be conducted, except to the extent the failure to hold any Wireline Licenses would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Wireline License is valid and in full force and effect and has not been, or will not have been, suspended, revoked, cancelled or adversely modified, except to the extent any failure to be in full force and effect or any suspension, revocation, cancellation or modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Wireline License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any pending regulatory proceeding (other than those affecting the wireline industry generally) or judicial review before a Governmental Authority, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower does not have knowledge of any event, condition or circumstance that would preclude any Wireline License from being renewed in the ordinary course (to the extent that such Wireline License is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The licensee of each Wireline License is in compliance with each Wireline License and has fulfilled and performed, or will fulfill or perform, all of its material obligations with respect thereto, including with respect to the filing of all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC or any PUC, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance or to fulfill or perform its obligations or pay such fees or contributions has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) A Wireline Company owns all of the Equity Interests in, and Controls, all of the voting power and decision-making authority of, each licensee of the Wireline Licenses, except where the failure to own such Equity Interests or Control such voting power and decision-making authority of such licensees would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.17. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, is a Sanctioned Person, and no Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.18. Master Lease; Recognition Agreement. To the best knowledge of the Borrower, each of the Master Lease and the Recognition Agreement is in full force and effect and is the legal, valid and binding obligation of Holdco and, to the knowledge of the Borrower, each other party thereto enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.19. EEA Financial Institution Status. No Loan Party is an EEA Financial Institution.

ARTICLE 4
Conditions

SECTION 4.01. Sixth ARCA Effective Date. The effectiveness of the amendment and restatement of the Fifth ARCA in the form of this Amended Agreement is subject to the satisfaction of the following conditions precedent (the date on which all of such conditions shall first be satisfied or waived in accordance with Section 9.02, the “Sixth ARCA Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received counterparts of (i) the Sixth Amendment and Restatement Agreement, that bears the signature of the Borrower, each Guarantor, each Revolving Lender (which Revolving Lenders in aggregate constitute the Required Lenders as of the Sixth ARCA Effective Date immediately after the consummation of the Propco Transactions), the Term Lenders party thereto (if any), the Administrative Agent and the Collateral Agent and (ii) the Recognition Agreement, that bears the signature of Holdco and the Landlord.

(b) The Administrative Agent shall have received the favorable legal opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Loan Parties and (ii) John P. Fletcher, Esq., general counsel of the Borrower, in each case addressed to the Lenders, the Administrative Agent, the Collateral Agent and each Issuing Bank, dated the Sixth ARCA Effective Date, which opinions shall cover such matters as the Administrative Agent shall reasonably request (provided that no opinions as to tax matters will be requested) and shall be reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the execution, delivery and performance of the Loan Documents to which such Loan Party is party and any other legal matters relating to the Wireline Companies or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Sixth ARCA Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03 (after giving effect to the Propco Transactions), and demonstrating compliance, on a Pro Forma Basis after giving effect to the Propco Transactions, with Section 6.13 and Section 6.14 for the four fiscal quarter period ending December 31, 2014.

(e) The Administrative Agent shall have received, in each case for the account of the applicable Persons (x) all fees and other amounts due and payable by any Loan Party to any of the Lender Parties on or prior to the Sixth ARCA Effective Date, including, to the extent invoiced (each such invoice to be accompanied by customary backup documentation) 3 Business Days prior to the Sixth ARCA Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by any Loan Party under the Loan Documents or any fee, engagement or similar letter and (y) all accrued interest on outstanding Revolving Loans, accrued commitment fees in respect of the Revolving Commitments and accrued participation fees in respect of outstanding Letters of Credit.

(f) The Collateral and Guarantee Requirement shall have been satisfied.

(g) The Administrative Agent shall have received copies of the Propco Transaction Documents, certified by the President, a Vice President or a Financial Officer of the Borrower as complete and correct, and shall be reasonably satisfied with the terms and conditions thereof; it being understood that the Propco Distribution Agreement executed on March 26, 2015, the forms of the Master Lease and the Recognition Agreement delivered to the Administrative Agent on April 20, 2015 and March 12, 2015, respectively, and the forms of each other agreement attached to the Form 10 are acceptable to the Administrative Agent. The Spinoff and the Debt Exchange shall have been consummated (or shall be consummated substantially simultaneously with the effectiveness of the amendment and restatement of the Fifth ARCA in the form of this Amended Agreement), substantially in accordance with the terms of the applicable Propco Transaction Documents and applicable material law and regulatory approvals (including all material Regulatory Authorizations).

(h) Each of the Master Lease and the Recognition Agreement shall be in full force and effect in accordance with its terms, and the Administrative Agent shall have received a certificate, dated the Sixth ARCA Effective Date, signed by the President, a Vice President or the General Counsel of Holdco to such effect.

(i) The outstanding principal amount of all Revolving Loans, Tranche A-3 Term Loans, Tranche A-4 Term Loans and Tranche B-4 Term Loans (each as defined in the Fifth ARCA), including all accrued interest thereon and any other amounts due and payable with respect thereto, shall have been paid in full or otherwise satisfied and discharged (whether in cash or pursuant to the Debt Exchange).

(j) The Administrative Agent shall have received a copy of the solvency opinion from Duff & Phelps rendered in connection with the Spinoff.

(k) The Lenders shall have received, no later than three Business Days prior to the Sixth ARCA Effective Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested by the Administrative Agent or Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, that has been reasonably requested at least five Business Days in advance of the Sixth ARCA Effective Date.

(l) The Private Letter Ruling shall not have been revoked or modified in any material respect.

SECTION 4.02. [Reserved].

SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender (and the Administrative Agent will make available to each Lender):

(a) as soon as available and in no event later than 90 days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in no event later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b), a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.13 and 6.14, (iii) to the extent that any such change in GAAP has an impact on such financial statements, stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) certifying as to the amounts of Available Cash, Available Distributable Cash and Available Equity Proceeds as of the date of such certificate and setting forth reasonably detailed calculations thereof;

(d) within 60 days after the beginning of each Fiscal Year, a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year and setting forth the assumptions used in preparing such budget) and, promptly when available, any significant revisions of such budget approved by the board of directors of the Borrower;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Wireline Company with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any reasonable written request by the Administrative Agent therefor, (i) copies of all material reports and written information to and from (A) the FCC or any PUC with jurisdiction over the property or business of any Wireline Company or (B) the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor or other agencies or authorities concerning environmental, health or safety matters, (ii) copies of any statement or report furnished to RUS in connection with the RUS Grant and Security Agreement or (iii) such other information regarding the operations, business affairs and financial condition of any Wireline Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

(g) [Reserved].

(h) any financial statement or other materials required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered on the date on which such information is posted on the Borrower's website on the Internet or by the Administrative Agent on an IntraLinks or similar site to which Lenders have been granted access or shall be available on the SEC’s website on the Internet at www.sec.gov; provided that (i) the Borrower shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders), and (ii) the Borrower shall deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent requests the Borrower to deliver such paper copies. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of any certificate required by Section 5.01(c) to the Administrative Agent. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Furthermore, if any financial statement or other materials required to be delivered under this Agreement shall be required to be delivered on any date that is not a Business Day, such information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

The Borrower represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (x) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b) above, along with the Loan Documents, available to Public-Siders and (y) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender) prompt written notice of a Responsible Officer obtaining Knowledge of any of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Wireline Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) (i) the occurrence of, or receipt of a written notice of any claim with respect to, any Environmental Liability that could reasonably be expected to result in a Material Adverse Effect, or (ii) receipt of a written notice of non-compliance with any Environmental Law or permit, license or other approval required under any Environmental Law to the extent such non-compliance could reasonably be expected to result in a Material Adverse Effect; and

(e) (i) non-compliance with any Regulatory Authorization, to the extent such non-compliance could reasonably be expected to have a Material Adverse Effect, or (ii) receipt of any written notice from any Governmental Authority in relation to the continuation, validity, renewal or conditions attaching to any Regulatory Authorization which could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Collateral Agent prompt written notice of any change in (i) any Loan Party’s legal name, jurisdiction of organization, chief executive office or principal place of business, (ii) any Loan Party’s identity or form of organization or (iii) any Loan Party’s federal Taxpayer Identification Number. No later than 10 Business Days after any change referred to in the preceding sentence, the Borrower shall confirm to the Collateral Agent (and, as and when available, provide any information reasonably requested by the Collateral Agent) that all filings have been made under the Uniform Commercial Code (or that the Borrower has provided to the Collateral Agent all information required or reasonably requested by the Collateral Agent in order for it to make such filings), and all other actions have been taken, that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of the Collateral.

(b) Each year, at the time annual financial statements with respect to the preceding Fiscal Year are delivered pursuant to Section 5.01(a), the Borrower will deliver to the Administrative Agent a certificate of a Financial Officer and its chief legal officer (i) setting forth, with respect to each Loan Party, the information required pursuant to Parts A-1 and A-2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Sixth ARCA Effective Date (or the effective date of such Loan Party’s Security Agreement supplement) or the date of the most recent certificate delivered pursuant to this subsection and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the Transaction Liens for a period of at least 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of clause (ii), where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any disposition of assets permitted under Section 6.05.

SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations other than Indebtedness, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the applicable Wireline Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.

SECTION 5.06. Maintenance of Properties; Insurance; Casualty and Condemnation. (a) Except as otherwise permitted in Section 6.05, the Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear (and damage caused by casualty) excepted, except where the failure to take such actions could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks as may be required by law or as the Borrower reasonably and in its good faith business judgment believes are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include a lenders’ loss payable clause in favor of the Collateral Agent and providing for losses thereunder to be payable to the Collateral Agent or its designee as additional loss payee as its interests may appear. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Each such policy referred to in this paragraph (b) also shall provide that it shall not be canceled, modified with respect to endorsements or loss payable provisions or not renewed (x) by reason of nonpayment of premium except upon at least 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon at least 30 days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation or nonrenewal, or modification of any endorsement or loss payable provisions of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor to the extent then due.

(c) The Borrower will furnish to the Administrative Agent and the Collateral Agent prompt written notice of any Casualty Event.

SECTION 5.07. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, with the opportunity for the Borrower to be present, its independent accountants, all at such reasonable times and as often as reasonably requested; provided that (x), unless an Event of Default has occurred and is continuing, the Borrower shall not be required by this Agreement to pay for more than one visit per year by the Administrative Agent and (y) the Lenders shall coordinate any visits through the Administrative Agent; provided further that (x) no Wireline Company shall be required to disclose or permit the discussion of, the examination of or the making of extracts from any matter, document or other information (i) if disclosure thereof to the Administrative Agent or to a Lender would be prohibited by applicable law or by any contractual obligation binding on such Wireline Company (and not entered into with the intent of avoiding such disclosure), (ii) if the relevant information is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) if such disclosure or examination would constitute the disclosure or examination of non-financial trade secrets or non-financial proprietary information and (y) for the avoidance of doubt, any information disclosed pursuant to this Section 5.07 shall be subject to Section 9.12.

SECTION 5.08. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans will be used only for Permitted Acquisitions and for working capital and other general corporate purposes of the Wireline Companies. The proceeds of any Incremental Facility will be used only as provided in Section 2.01(i)(iii) and in the Incremental Facility Amendment. No part of the proceeds of any Loan or Letters of Credit will be used, whether directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or for any other purpose, in each case that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general corporate obligations of the Wireline Companies. The proceeds of the Tranche B-6 Term Loans made on the Tranche B-6 Refinancing and Incremental Amendment Effective Date shall be utilized (i) to the extent constituting Other Term Loans, on the Tranche B-6 Refinancing and Incremental Amendment Effective Date, to refinance in full the Existing Tranche B-6 Term Loans and (ii) otherwise, (A) to redeem all or a portion of the 2017 Notes and to pay related fees and expenses and (B) for general corporate purposes, including without limitation to refinance in full or in part any other series of outstanding notes of the Borrower or its subsidiaries and to pay related fees and expenses. The proceeds of the Tranche B-6 Term Loans made on the Second Tranche B-6 Incremental Amendment Effective Date shall be utilized for general corporate purposes, including without limitation to repay outstanding Revolving Loans and to pay related fees and expenses. The proceeds of the Tranche B-7 Term Loans shall be utilized on the Tranche B-7 Refinancing Amendment Effective Date to refinance in full the Existing Tranche B-5 Term Loans and to pay related fees and expenses.

SECTION 5.10. Additional Subsidiaries. If any additional Subsidiary, other than an Insignificant Subsidiary, a Notes SPV or a Special Purpose Receivables Subsidiary, is formed or acquired after the Sixth ARCA Effective Date, the Borrower will, within ten Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Collateral Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary held by a Loan Party and any Indebtedness of such Subsidiary owed to a Loan Party. If at any time any Subsidiary that is not then a Loan Party, other than (A) an Insignificant Subsidiary, (B) prior to the PAETEC Notes Redemption Date, a Qualified PAETEC Group Member, (C) a Notes SPV, (D) any Subsidiary listed on Schedule 5.10 or (E) a Special Purpose Receivables Subsidiary, (x) is a wholly-owned Domestic Subsidiary and is permitted by applicable law or regulation (without the need to obtain any Governmental Authorization) to Guarantee the Facility Obligations or (y) Guarantees any Loan Party’s obligations in respect of any AC Holdings Bonds or any other Indebtedness (other than Indebtedness created under the Loan Documents), the Borrower shall promptly cause (A) such Subsidiary to Guarantee the Facility Obligations pursuant to the Guarantee Agreement (in the case of any Subsidiary described in clause (y), on terms no less favorable to the Lenders than those applicable under such Guarantee of other Indebtedness) and (B) the other provisions of the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become a “Guarantor” and “Lien Grantor” for purposes of the Loan Documents. The Borrower will not, and will not permit any of its Subsidiaries to, form or acquire any Subsidiary (other than Insignificant Subsidiaries and other than (i) any Notes SPV, (ii) prior to the PAETEC Notes Redemption Date, any Qualified PAETEC Group Member and (iii) any Special Purpose Receivables Subsidiary) after the Sixth ARCA Effective Date unless either (x) all of the Equity Interests in such Subsidiary shall be directly held by a Loan Party or (y) such Subsidiary shall have Guaranteed the Facility Obligations pursuant to the Guarantee Agreement and shall have satisfied the other provisions of the Collateral and Guarantee Requirement with respect to such Subsidiary. Prior to the PAETEC Notes Redemption Date, the Borrower will not permit any PAETEC Group Member to form or acquire any Subsidiary except for the purpose of reorganizing the organizational structure or form of organization of any of the PAETEC Group Members. For the avoidance of doubt, from and after the PAETEC Notes Redemption Date, any Qualified PAETEC Group Member not previously subject to the requirements set forth in this Section 5.10 shall be subject to the requirements set forth in this Section 5.10 as if such Qualified PAETEC Group Member became a Subsidiary on such date.

SECTION 5.11. Further Assurances. (a) Each Loan Party will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents), that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower’s expense. The Borrower will provide to the Collateral Agent, from time to time upon any reasonable request from the Collateral Agent, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens intended to be created by the Security Documents.

(b) If any material assets (other than (i) any real property or improvements thereto or any interest therein, (ii) any RUS Grant Funds, (iii) any asset purchased with RUS Grant Funds and any proceeds thereof or (iv) Notes Escrowed Proceeds) are acquired by any Loan Party after the Sixth ARCA Effective Date (other than assets constituting Collateral that become subject to Transaction Liens upon acquisition thereof), the Borrower will notify the Collateral Agent thereof, and, if requested by the Collateral Agent or the Required Lenders, will cause such assets to be subjected to a Transaction Lien securing the Secured Obligations and will take, or cause the relevant Guarantor to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Transaction Lien, in each case to the extent contemplated by the Security Documents, including actions described in Section 5.11(a), all at the Borrower’s expense.

SECTION 5.12. Rated Credit Facilities. The Borrower will use commercially reasonable efforts to cause the Facilities to be continuously rated by S&P and Moody’s.

SECTION 5.13. Windstream Communications. The Borrower will cause, and will cause its Subsidiaries to cause, Windstream Communications, Inc. not to (a) engage to any material extent in any business or activity, other than (i) the ownership of Wireline Licenses and other assets owned (or similar to those owned), and the business or other activities engaged in, by it on the Sixth ARCA Effective Date (after giving effect to the Propco Transactions), (ii) the maintenance of its corporate existence, (iii) the making of Restricted Payments to the extent permitted by Section 6.08, and (iv) activities incidental to (including with respect to legal, tax and accounting matters), or otherwise required to comply with applicable law in connection with, any of the foregoing activities; and (b) create, incur, assume or permit to exist (i) any Indebtedness of the type described in clause (a) of the definition thereof, unless owed to a Loan Party, regardless of whether such Indebtedness would otherwise be permitted under Section 6.01, (ii) any other Indebtedness unless consistent with past practice, regardless of whether such Indebtedness would otherwise be permitted under Section 6.01, or (iii) any other liabilities, other than liabilities (but not any Indebtedness) (A) existing (or similar to those existing) on the Sixth ARCA Effective Date or (B) associated with the activities permitted under subclauses (i) through (iv) of clause (a) above.

ARTICLE 6
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents or any Credit Agreement Refinancing Indebtedness (including pursuant to any Refinancing Amendment);

(ii) [Reserved];

(iii) Indebtedness of AC Holdings and any of its subsidiaries that are Loan Parties in respect of the AC Holdings Bonds;

(iv) Indebtedness (other than Indebtedness permitted under clause (ii) or (iii) of this paragraph (a)) existing on the Sixth ARCA Effective Date and set forth in Schedule 6.01;

(v) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) any such Indebtedness of any Subsidiary that is not a Collateral Support Party to any Collateral Support Party shall be subject to Section 6.04, (B) except to the extent any Regulatory Authorization would be required therefor and has not been obtained, any such Indebtedness of any Loan Party to any Subsidiary that is not a Guarantor shall be subordinated to the Facility Obligations on terms reasonably satisfactory to the Administrative Agent, and (C) any such Indebtedness owed to any Loan Party and evidenced by a promissory note shall be pledged pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement”;

(vi) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary (other than Indebtedness permitted solely pursuant to clauses (a)(iii) (except for Guarantees of the AC Holdings Bonds by any of its subsidiaries that is a Loan Party to the extent required under the AC Holdings Indenture as in effect on the Sixth ARCA Effective Date), (a)(iv), (a)(viii) (except for unsecured Guarantees of the PAETEC Notes by the Borrower) or (a)(xx) or any combination thereof); provided that (A) Guarantees by any Collateral Support Party of Indebtedness of any Subsidiary that is not a Collateral Support Party shall be subject to Section 6.04, (B) Guarantees permitted under this clause (vi) shall be subordinated to the Secured Obligations of the applicable Subsidiary if and to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations and (C) no Indebtedness shall be Guaranteed by any Subsidiary unless such Subsidiary is a Loan Party that has Guaranteed the Secured Obligations pursuant to the Guarantee Agreement;

(vii) Indebtedness of any Wireline Company incurred to finance the acquisition, construction, restoration or improvement of any fixed or capital assets, including Capital Lease Obligations (whether through the direct acquisition of such assets or the acquisition of Equity Interests in a Person holding only such fixed or capital assets) and any Indebtedness assumed by any Wireline Company in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) such Indebtedness is incurred (or if assumed, was incurred) prior to or within 150 days after such acquisition or the completion of such construction, restoration or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $250,000,000 at any time outstanding;

(viii) Indebtedness of any Person that becomes a Subsidiary after the Sixth ARCA Effective Date; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the Borrower is in compliance on a Pro Forma Basis after giving effect to such Indebtedness with the covenants contained in Sections 6.13 and 6.14 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered or were required to be delivered pursuant to Section 5.01(a) or (b) prior to the time at which such Person becomes a Subsidiary;

(ix) Indebtedness of the Borrower assumed by operation of law or otherwise as a direct result of the merger of any Person (a “Merged Person”) with and into the Borrower (with the Borrower being the surviving entity) in a transaction otherwise permitted under this Agreement; provided that (A) such Indebtedness was Indebtedness of the Merged Person as of the effectiveness of such merger and is not created in contemplation of or in connection with such merger and (B) the Borrower is in compliance on a Pro Forma Basis after giving effect to such Indebtedness with the covenants contained in Sections 6.13 and 6.14 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered or were required to be delivered pursuant to Section 5.01(a) or (b) prior to the time of such merger;

(x) Indebtedness of any Wireline Company constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations;

(xi) Indebtedness of any Wireline Company constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xii) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness for borrowed money);

(xiii) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xiv) Indebtedness of any Wireline Company arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(xv) Indebtedness of any Wireline Company arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any Wireline Company pursuant to any such agreements, in any case incurred in connection with the disposition of any business, assets or any Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the principal amount of such Indebtedness does not exceed the gross proceeds actually received by the Wireline Companies in connection with such disposition;

(xvi) any Earn-out Obligation or obligation in respect of any purchase price adjustment, except to the extent that the contingent consideration relating thereto is not paid within 15 Business Days after the contingency relating thereto is resolved;

(xvii) Permitted Refinancing Indebtedness of any Wireline Company incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary) that was permitted to be incurred under clause (i), (ii), (iii), (iv), (vii), (viii) or (ix) or this clause (xvii) of this paragraph;

(xviii) Permitted Pari Passu Indebtedness; provided that at the time of incurrence of any Permitted Pari Passu Indebtedness~~, (1) the Secured~~(other than any Permitted Pari Passu Indebtedness the proceeds of which are used substantially simultaneously with the incurrence thereof solely to prepay or repay, in whole or in part, the Term Loans or Revolving Loans and so long as, in connection with any such prepayment or repayment of Revolving Loans, the Revolving Commitments are permanently reduced by the amount of such repayment), (1) the First Lien Leverage Ratio on a Pro Forma Basis computed as of the last day of the most recently-ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) shall not exceed 2.25 to 1.0 and (2) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in the preceding clause (1), together with reasonably detailed calculations demonstrating compliance with the preceding clause (1);

(xix) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(xx) other Indebtedness of any Wireline Company in an aggregate principal amount not exceeding $150,000,000 at any time outstanding; provided that (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the Borrower is in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness with the covenants contained in Sections 6.13 and 6.14 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered or were required to be delivered pursuant to Section 5.01(a) or (b) prior to the issuance of such Indebtedness;

(xxi) Indebtedness in connection with Permitted Receivables Financings; provided that the aggregate principal amount of Indebtedness at any time outstanding under this Section 6.01(a)(xxi) shall not exceed $500,000,000; and

(xxii) (1) Permitted Additional Debt; provided that (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the Borrower is in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness with the covenants contained in Sections 6.13 and 6.14 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered or were required to be delivered pursuant to Section 5.01(a) or (b) prior to the issuance of such Indebtedness and

(2) Permitted Refinancing Indebtedness in respect of Permitted Additional Debt previously incurred under clause (1) (including, without limitation, the Permitted Additional Debt listed on Schedule 6.01) or Indebtedness previously incurred under this clause (2); provided that unsecured Indebtedness in the form of a bridge loan financing (or any “exchange notes” to be issued therefor) that (A) would constitute Permitted Additional Debt (other than with respect to final maturity date and as set forth below) and (B) would constitute Permitted Refinancing Indebtedness in respect of Indebtedness previously incurred under clause (1) or under this clause (2), in the case of either (A) or (B) above but for the inclusion in the documentation governing such Indebtedness of (x) certain negative covenants that are more restrictive than those included in this Agreement and/or (y) a Mandatory Prepayment Provision (it being agreed that any such mandatory prepayment provision shall be deemed not materially more restrictive that the covenants contained in this Agreement), in each case to the extent such provisions are customary for bridge financings (as determined by a Financial Officer in good faith) shall also be permitted under this clause (2) (and any such Indebtedness shall be deemed to constitute Permitted Refinancing Indebtedness for all purposes of this Agreement)~~.~~; and

(xxiii) Permitted Junior Lien Indebtedness; provided that the proceeds of such Permitted Junior Lien Indebtedness are used not later than 120 days after the incurrence thereof solely to prepay, repay, refinance, exchange, redeem or replace other Indebtedness of the Borrower or any of its Subsidiaries, and so long as, in connection with any such prepayment, repayment, refinancing, exchange, redemption or replacement of such Indebtedness in the form of revolving loans (including the Revolving Loans), the revolving commitments in respect thereof (including the Revolving Commitments) are permanently reduced by the amount of such prepayment, repayment, refinancing or replacement; provided further that the proceeding proviso shall not apply if, at the time of incurrence of such Permitted Junior Lien Indebtedness, the Leverage Ratio on a Pro Forma Basis computed as of the last day of the most recently-ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) shall not exceed 3.75 to 1.0 and the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in this proviso, together with reasonably detailed calculations demonstrating compliance with the foregoing.

(b) If any Indebtedness is incurred pursuant to clause (viii), (ix), (xx), or (xxii)(1) of paragraph (a) of this Section in an aggregate principal amount exceeding $250,000,000, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with such covenants (which calculations shall, if made as of the last day of any Fiscal Quarter for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated Adjusted EBITDA and Consolidated Cash Interest Expense for the relevant period).

(c) No Subsidiary will issue any Preferred Stock.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Transaction Liens;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Wireline Company existing on the Sixth ARCA Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any Wireline Company and (ii) such Lien shall secure only those obligations which it secures on the Sixth ARCA Effective Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus the amount of any capitalized interest thereon and any premiums and fees and expenses);

(d) any Lien existing on any property or asset prior to the acquisition thereof by any Wireline Company or existing on any property or asset of any Person that (i) becomes a Subsidiary after the Sixth ARCA Effective Date prior to the time such Person becomes a Subsidiary or (ii) is a Merged Person prior to the applicable merger (the “Applicable Merger”); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, such Person becoming a Subsidiary or the Applicable Merger, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Wireline Company and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, the date such Person becomes a Subsidiary or the date of the Applicable Merger, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus the amount of any capitalized interest thereon and any premiums and fees and expenses);

(e) Liens on fixed or capital assets acquired, constructed, restored or improved by any Wireline Company (including any such assets made the subject of a Capital Lease Obligation); provided that (i) such Liens secure Indebtedness permitted by clause (vii) of Section 6.01(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 150 days after such acquisition or the completion of such construction, restoration or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of any Wireline Company;

(f) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of any Wireline Company on deposit with or in possession of such bank arising in the ordinary course of business;

(g) Liens in favor of the Borrower or any Guarantor;

(h) Liens on cash or Cash Equivalents securing (a) obligations of any Wireline Company under Swap Agreements permitted under Section 6.07, or (b) letters of credit that support such obligations under such Swap Agreements; provided that the aggregate principal amount secured by all such Liens shall not at any time exceed $35,000,000;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods, in each case entered into in the ordinary course of business;

(j) Liens securing Permitted Refinancing Indebtedness (except as provided in clause (d) or (e) of the definition thereof); provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(k) Liens (i) attaching to advances to a seller of any property to be acquired, (ii) consisting of an agreement to dispose of property and (iii) on cash earnest money deposits in connection with Investments permitted under Section 6.04;

(l) Liens on insurance policies and the proceeds thereof granted in the ordinary course to secure the financing of insurance premiums with respect thereto;

(m) Liens in favor of any Lender in respect of the Investment of the Loan Parties in participation certificates or Equity Interests of such Lender permitted pursuant to clause (s) of Section 6.04;

(n) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby (determined as of the date such Lien is incurred) does not exceed $100,000,000 at any time outstanding;

(o) Liens on the Collateral securing (x) Permitted Pari Passu Indebtedness permitted under Section 6.01(a)(xviii) and (y) Permitted Junior Lien Indebtedness permitted under Section 6.01(a)(xxiii);

(p) Liens on Excluded RUS Grant Assets in favor of RUS granted pursuant to a RUS Grant and Security Agreement; provided that the aggregate amount of RUS Grant Funds shall not exceed $275,000,000;

(q) Liens on any Notes Escrow Account (and the Notes Escrowed Proceeds held therein) securing the related Permitted Escrow Notes, but only so long as the related Notes Escrow Arrangements are in effect; and

(r) Liens in respect of Permitted Receivables Financings that extend only to the Receivables Assets subject thereto and the proceeds thereof.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (A) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (B) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Guarantor) is (or upon consummation of such merger becomes in accordance with the terms of this Agreement) a Guarantor and (C) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04; provided further that any Special Purpose Receivables Subsidiary may wind-up, liquidate or dissolve at any time in accordance with the related Permitted Receivables Documents.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than Permitted Businesses.

(c) The Borrower will not change its jurisdiction of organization to any jurisdiction outside the United States.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interest in or evidences of Indebtedness or other securities (including any option, warrant or other similar right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of, or assets constituting a division, unit or line of business of, any other Person (each of the foregoing, an “Investment”), except:

(a) Investments in connection with the Propco Transactions;

(b) Cash Equivalents;

(c) Investments existing on the Sixth ARCA Effective Date and listed on Schedule 6.04;

(d) Investments by the Borrower and its subsidiaries in Equity Interests in their respective subsidiaries; provided that (i) any such Equity Interest held by a Loan Party shall be pledged pursuant to the Security Agreement as required to satisfy clause (b) of the definition of “Collateral and Guarantee Requirement”, and (ii) the aggregate amount of such Investments by Collateral Support Parties in Equity Interests in Subsidiaries that are not Collateral Support Parties made after the Sixth ARCA Effective Date in reliance on this clause (d) shall not exceed (together with (x) any loans and advances by Collateral Support Parties to Subsidiaries that are not Collateral Support Parties made in reliance on clause (e) below and (y) any Guarantees by Collateral Support Parties of Indebtedness or other obligations of Subsidiaries that are not Collateral Support Parties made in reliance on clause (f) below) $75,000,000 at any time (in each case determined at the time made and without regard to any subsequent write-downs or write-offs);

(e) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that the amount of such loans and advances made in reliance on this clause (e) after the Sixth ARCA Effective Date by Collateral Support Parties to Subsidiaries that are not Collateral Support Parties shall be subject to the limitation set forth in clause (ii) of the proviso in clause (d) above;

(f) (x) Guarantees constituting Indebtedness permitted by Section 6.01 and (y) guarantees provided in the ordinary course of business of obligations of any Wireline Company (other than Indebtedness); provided that (i) any Person providing any such Guarantee of Indebtedness shall have complied with Section 5.10 with respect thereto, and (ii) the aggregate principal amount of Indebtedness and other obligations of Subsidiaries that are not Collateral Support Parties that is Guaranteed by Collateral Support Parties shall be subject to the limitation set forth in clause (ii) of the proviso in clause (d) above;

(g) any Investment acquired by any Wireline Company (i) in exchange for any other Investment or accounts receivable held by such Wireline Company in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by any Wireline Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(i) Investments that constitute Permitted Asset Exchanges and Permitted Acquisitions (including any cash earnest money deposits required in connection with any Permitted Acquisition);

(j) loans or advances to employees of any Wireline Company not exceeding $5,000,000 in the aggregate outstanding at any time;

(k) commission, payroll, travel and similar advances to officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Wireline Companies in accordance with GAAP;

(l) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m) Investments in the form of Swap Agreements permitted by Section 6.07;

(n) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(o) Investments resulting from pledges or deposits described in clause (b) or (c) of the definition of “Permitted Encumbrance”;

(p) Investments received in connection with the disposition of any asset permitted by Section 6.05;

(q) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower or any of its Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(r) Investments arising from any transaction permitted by Section 6.08;

(s) Investments existing on the Sixth ARCA Effective Date in participation certificates or Equity Interests of any Lender and additional Investments made after the Sixth ARCA Effective Date in any such participation certificates or Equity Interests (including accruals on such certificates or Equity Interests made by such Lender in accordance with such Lender’s bylaws and capital plan);

(t) Investments arising as a result of Permitted Receivables Financings;

(u) Equity Interests of Propco held by the Borrower on the Sixth ARCA Effective Date;

(v) Investments in Equity Interests of Propco acquired from officers, directors, and employees of a Wireline Company in connection with the fulfilment of a Wireline Company’s tax withholding obligations arising from the issuance of such Equity Interests in connection with the Spinoff; and

(w) so long as no Event of Default of the type described in paragraph (a), (b), (i) or (j) of Article 7 has occurred and is continuing or would result therefrom, additional Investments in any Person (provided that any such Person is either (i) not an Affiliate of the Borrower or (ii) is an Affiliate of the Borrower (A) solely because the Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person or (B) engaged in bona fide business operations and is an Affiliate solely because it is under common control with the Borrower) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (w) since the Sixth ARCA Effective Date and then outstanding not to exceed the sum (calculated as of the date of such Investment was made after giving effect to all other applications of Available Distributable Cash or Available Equity Proceeds on such date) of (i) Available Distributable Cash plus (ii) Available Equity Proceeds plus (iii) the greater of (x) $150,000,000 and (y) 2% of Total Assets plus (iv) the aggregate amount of cash equal to the net reduction in Investments made pursuant to this clause (w) in any Person since the Sixth ARCA Effective Date resulting from repayments of loans or advances, or other transfers of assets, in each case to the Borrower or any Subsidiary or from the net proceeds received in cash, from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Adjusted Net Income); provided that any Investment made pursuant to this clause (w) in any Person that is not a Wireline Company at the time such Investment is made may, if such Person thereafter becomes a Wireline Company, from and after such date be deemed to have been made pursuant to clause (d), (e) or (f)(ii), as applicable, and not pursuant to this clause (w).

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any property, including any Equity Interest owned by it (in each case, whether now owned or hereafter acquired), nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Subsidiary in compliance with Section 6.04(d)), except:

(a) the transfer of Propco Equity Interests held by the Borrower or any of its Subsidiaries in exchange for Indebtedness of the Borrower;

(b) sales, transfers, leases or other dispositions of (i) inventory, (ii) obsolete, worn-out, used, no longer useful or surplus property or equipment and (iii) Cash Equivalents, in the case of each of clauses (i), (ii) and (iii), in the ordinary course of business;

(c) sales, transfers, leases and other dispositions (including issuance of Equity Interests) to a Wireline Company; provided that any such sale, transfer, lease or other disposition involving a Subsidiary that is not a Collateral Support Party shall comply with Section 6.09;

(d) (x) leases or subleases of property, and licenses or sublicenses of intellectual property, in each case entered into in the ordinary course of business; (y) licenses and sublicenses of intellectual property granted to Propco and its Subsidiaries, in the case of each of (x) and (y), to the extent that any such lease, sublease, license or sublicense does not materially interfere with the business of any Wireline Company and (z) capital improvements that are made to property that is leased pursuant to the terms of that lease, including the Master Lease;

(e) dispositions or write-downs of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or bankruptcy or similar proceedings;

(f) any Restricted Payment permitted under Section 6.08;

(g) Permitted Asset Exchanges;

(h) sales of assets in connection with any Sale and Leaseback Transaction permitted under Section 6.06;

(i) dispositions of property constituting Investments permitted under Section 6.04(g) and Section 6.04(u);

(j) dispositions of assets consisting of transactions permitted under Section 6.03;

(k) sales, transfers, leases and other dispositions of property to the extent that such property consists of an Investment permitted by Section 6.04(p);

(l) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(m) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(n) sales, transfers or other dispositions of property to Propco or its Subsidiaries so long as such property is leased by Propco and/or its Subsidiaries to Holdco under the Master Lease substantially simultaneously with such sale, transfer or other disposition; and

(o) sales, transfers, leases and other dispositions of assets (except Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section; provided that the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance on this clause (o) shall not at any time exceed the greater of $750,000,000 and 10% of Total Assets (with the Fair Market Value of each item of non-cash consideration being measured at the time received and without giving effect to any subsequent changes in value);

provided that any sales, transfers, leases and other dispositions permitted by clauses (g), (h), (k), (n) or (o) of this Section shall be (x) made for Fair Market Value and (y) in the case of sales, transfers, leases and other dispositions permitted by clauses (h), (n) or (o) of this Section shall be made for at least 75% Cash Consideration.

SECTION 6.06. Sale and Leaseback Transactions. Except for the Pension Fund Leases, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (any such transaction, a “Sale and Leaseback Transaction”), unless:

(a) the applicable Wireline Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to Section 6.01 and (b) incurred a Lien to secure such Indebtedness pursuant to Section 6.02 in which case such Indebtedness and Liens shall be deemed to have been so incurred;

(b) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(c) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Borrower applies the proceeds of such transaction in compliance with, Section 2.10.

SECTION 6.07. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Wireline Company has actual exposure in the conduct of its business or the management of its liabilities (other than those in respect of Equity Interests or Restricted Indebtedness of a Wireline Company), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any Wireline Company.

SECTION 6.08. Restricted Payments; Certain Payments of Debt. (a) The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) [reserved];

(ii) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(iii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Wireline Company held by any current or former employee, consultant or director of any Wireline Company pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year will not exceed the sum of:

(A) $20,000,000, with unused amounts pursuant to this subclause (A) being carried over to succeeding fiscal years; plus

(B) the aggregate net cash proceeds received by the Borrower since the Sixth ARCA Effective Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Borrower to any current or former employee, consultant or director of any Wireline Company; provided that the amount of any such net cash proceeds that are used to permit a repurchase, redemption or other acquisition under this subclause (B) will be excluded from clause (a) of the definition of “Available Equity Proceeds”;

(v) the making of any payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Borrower or a substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests (other than Disqualified Stock) of the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such payment will be excluded for the purposes of calculating Available Equity Proceeds;

(vi) so long as no Dividend Suspension Period or Event of Default has occurred and is continuing or would result therefrom, the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower issued or incurred in accordance with this Agreement;

(vii) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants the issuance of which is not prohibited by this Agreement to the extent that such Equity Interests represent all or a portion of the exercise price thereof;

(viii) ~~so long as no Dividend Suspension Period or Event of Default has occurred and is continuing or would result therefrom,~~ the declaration and payment of dividends to Holdco to allow Holdco to repurchase its Equity Interests constituting fractional shares in an aggregate amount since the Sixth ARCA Effective Date not to exceed $100,000;

(ix) [reserved];

(x) [reserved];

(xi) so long as no Dividend Suspension Period or a Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase, acquire or redeem, and may declare and pay dividends on, its common stock in an aggregate amount which does not exceed the sum (calculated as of the date of such dividend payment after giving effect to all other applications of Available Distributable Cash or Available Equity Proceeds on such date) of (A) Available Distributable Cash plus (B) Available Equity Proceeds;

(xii) [reserved];

(xiii) so long as no Dividend Suspension Period or a Default or Event of Default has occurred and is continuing or would result therefrom, other Restricted Payments following the Sixth ARCA Effective Date in an aggregate amount not exceeding $75,000,000;

(xiv) the Borrower may pay any dividend within 90 days after the date of declaration thereof, if the Borrower would have been permitted to make such payment under this Section 6.08(a) on the date of such declaration; and

(xv) Permitted Holdco Payments; provided, however, that no Permitted Holdco Payments of the type described in clause (c) of the definition thereof shall be permitted to be made at any time under this clause (xv) unless such Restricted Payment is permitted to be made under each indenture, credit agreement or other agreement or instrument governing Material Indebtedness in effect at such time.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Restricted Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any such Indebtedness, or any payment (including, without limitation, any payment under a Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) the payment of regularly scheduled payments of principal (including payments at maturity and any mandatory sinking fund or similar deposit), interest and fees and the payment of expenses, in each case as and when due in respect of any Restricted Indebtedness;

(ii) payments in respect of Restricted Indebtedness with Available Equity Proceeds or in the form of Equity Interests of the Borrower (other than Disqualified Stock), Holdco or Propco;

(iii) refinancings of Restricted Indebtedness with (including by way of an exchange ~~therefor of~~thereof for) Permitted Refinancing Indebtedness, Permitted Pari Passu Indebtedness, Permitted Junior Lien Indebtedness, Incremental Term Loans or Permitted Additional Debt~~) to the extent not prohibited by Section 6.01;~~ (so long as such Permitted Additional Debt does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 123 days after the Latest Maturity Date applicable to any then-outstanding Revolving Loans or Revolving Commitments); provided that in the case of Permitted Additional Debt, such Indebtedness satisfies the requirements set forth in clause (b) of the definition of Permitted Refinancing Indebtedness;

(iv) [reserved];

(v) payments or distributions in respect of Restricted Indebtedness; provided that (A) no Event of Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance with Sections 6.13 and 6.14, determined on a Pro Forma Basis and (C) the ~~Secured~~First Lien Leverage Ratio on a Pro Forma Basis computed as of the last day of the most recently-ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) shall not exceed 2.0 to 1.0; and

(vi) the prepayment or redemption of Permitted Escrow Notes with the related Notes Escrowed Proceeds pursuant to a Permitted Mandatory Redemption Provision.

SECTION 6.09. Transactions with Affiliates. Except as set forth on Schedule 6.09, the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to such Wireline Company than could reasonably be expected to be obtained in an arm’s-length transaction with a Person that is not an Affiliate of the Wireline Companies, (b) the Propco Transactions, (c) transactions between or among (i) the Collateral Support Parties or any Person that will become a Collateral Support Party in connection therewith or (ii) Subsidiaries that are not Collateral Support Parties, except in each case to the extent that any payments thereunder made by any Wireline Company to such Person are substantially concurrently paid by such Person to any other Affiliate of any Wireline Company and are not otherwise permitted under this Section 6.09, (d) any Restricted Payment permitted by Section 6.08, (e) mergers or consolidations between Subsidiaries or between the Borrower and any Subsidiary permitted under Section 6.03, (f) intercompany Investments, loans, advances and Guarantees permitted under Section 6.04, (g) the provision by Loan Parties of administrative, legal, accounting and similar services in the ordinary course of business to Subsidiaries that are not Collateral Support Parties, (h) the entry into customary tax sharing agreements between or among the Wireline Companies; (i) payments by Wireline Companies on behalf of Holdco; provided that such payments could have been made as a Permitted Holdco Payment; and (j) transactions pursuant to any Permitted Receivables Financing.

SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any consensual agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Wireline Company to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Secured Parties (or an agent or trustee on their behalf) or to transfer any of its properties or assets to any other Wireline Company, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any other Wireline Company or to Guarantee Indebtedness of any other Wireline Company; provided that:

(i) the foregoing shall not apply to restrictions and conditions imposed by law or regulation or by any Loan Document or any Propco Transaction Document (other than the Propco Notes Indentures) or related documents,

(ii) the foregoing shall not apply to restrictions and conditions existing on the Sixth ARCA Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition),

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder,

(iv) clause (a) of this Section 6.10 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness,

(v) clause (a) of this Section 6.10 shall not apply to restrictions imposed by customary provisions in leases and other contracts restricting the assignment thereof,

(vi) the foregoing shall not apply to restrictions or conditions applicable to any Person or the property or assets of a Person acquired by the Borrower or any of its Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which restriction or condition is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the restrictions and conditions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(vii) the foregoing restrictions shall not apply to restrictions or conditions (A) on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business, (B) existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, limited liability company agreements and other similar agreements and which the Borrower’s board of directors determines will not adversely affect the Borrower’s ability to make payments of principal or interest payments on the Loans, or (C) existing under, by reason of or with respect to Indebtedness incurred to refinance any Indebtedness, in each case as permitted under Section 6.01; provided that the restrictions contained in the agreements governing the Indebtedness incurred to refinance Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(viii) [reserved];

(ix) clause (a) of this Section 6.10 shall not apply to restrictions or conditions imposed by the RUS Grant and Security Agreements if such restrictions or conditions apply only to Excluded RUS Grant Assets; and

(x) the foregoing shall not apply to any such restrictions included in the documentation governing Investments made pursuant to Section 6.04(s) to the extent such restrictions relate solely to such Investments.

SECTION 6.11. Amendment of Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents or (b) any instruments, agreements or other documents in respect of Permitted Additional Debt, in each case in a manner materially adverse to the Lenders. The Borrower will not, nor will it permit any of its Subsidiaries to, amend, modify or waive any instruments, agreements or other documents in respect of Permitted Junior Lien Debt, in each case, in a manner materially adverse to the Lenders or in contravention of the Junior Lien Intercreditor Agreement.

SECTION 6.12. Change in Fiscal Year. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or change its method of determining fiscal quarters.

SECTION 6.13. Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than 2.75 to 1.0 on the last day of any Fiscal Quarter.

SECTION 6.14. Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed 4.50 to 1.0 on the last day of any Fiscal Quarter.

ARTICLE 7
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) [reserved];

(d) any representation or warranty made or deemed made by or on behalf of any Wireline Company in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the Borrower’s existence) or 5.09 or in Article 6;

(f) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after receipt of notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(g) any Wireline Company shall fail to make any payment of principal, interest or premium in respect of any Material Indebtedness, when and as the same shall become due and payable (with all applicable grace periods having expired);

(h) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all applicable notices having been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (except to the extent (i) [reserved], (ii) [reserved] or (iii) the holders of any Permitted Escrow Notes may require the prepayment or redemption thereof pursuant to a Permitted Mandatory Redemption Provision (but only so long as the related Notes Escrowed Proceeds (and no other amounts) are applied to satisfy such Permitted Mandatory Redemption Provision within the time specified in the documentation governing such Permitted Escrow Notes); provided that without limiting the foregoing clauses (i), (ii) and (iii), this clause (h) shall not apply (x) to secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other disposition of the property or assets securing such Indebtedness or (y) to a Repurchase Right that arises in connection with any “Change of Control” or “Change of Control Triggering Event” (or similar event, however denominated) under (A) any indenture or other agreement in respect of Material Indebtedness permitted under Section 6.01(a)(viii) or 6.01(a)(ix) or (B) any other indenture or other agreement in respect of Material Indebtedness (other than the Loans) to the extent directly resulting from the Borrower becoming a wholly-owned subsidiary of Holdco, so long as, within 91 days following the date on which such Repurchase Right arises, the holders of such Indebtedness no longer have a Repurchase Right with respect to such Indebtedness (including as a result of the repayment, repurchase, redemption or defeasance of such Indebtedness or the satisfaction by the obligor in respect of such Indebtedness of its obligation to offer to prepay, repurchase, redeem or defease such Indebtedness (and, if applicable, to actually prepay, repurchase, redeem or defease such Indebtedness) in accordance with the terms thereof;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than an Insignificant Subsidiary) or their respective debts, or of a substantial part of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Insignificant Subsidiary) or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Borrower or any Subsidiary (other than an Insignificant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Insignificant Subsidiary) or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) the Borrower or any Subsidiary (other than an Insignificant Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (except to the extent any applicable third party insurer has acknowledged liability therefor) shall be rendered against any Wireline Company or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Wireline Company to enforce any such judgment;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) a Change of Control shall occur;

(o) any Regulatory Authorization shall expire or terminate or be revoked or otherwise lost, if such expiration, termination, revocation or loss could reasonably be expected to have a Material Adverse Effect;

(p) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and, except to the extent otherwise permitted by the Security Agreement, perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) Collateral having a Fair Market Value not exceeding $10,000,000 in the aggregate, (ii) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (iii) as a result of such Loan Party’s being released from its obligations under and pursuant to the Security Agreement or (iv) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Agreement;

(q) (i) any Guarantor’s Facility Guarantee shall at any time fail to constitute a valid and binding agreement of such Guarantor (other than in accordance with its terms) or any Wireline Company shall so assert in writing or (ii)(A) at any time during which Permitted Pari Passu Indebtedness is outstanding, the Pari Passu Intercreditor Agreement shall fail to constitute a valid and binding agreement of any Loan Party (other than in accordance with its terms) or any Wireline Company shall so assert in writing~~;~~ or (B) at any time during which Permitted Junior Lien Indebtedness is outstanding, the Junior Lien Intercreditor Agreement shall fail to constitute a valid and binding agreement of any Loan Party (other than in accordance with its terms) or any Wireline Company shall so assert in writing;

(r) the Guarantees of the Facility Obligations by any Loan Party, other than an Insignificant Subsidiary, pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(s) any Lien (other than a Permitted Encumbrance of the type described in clause (a), (h) (but only to the extent granted in favor of a Wireline Company) or (i) of the definition thereof) shall exist on the interest of Holdco in the Master Lease;

(t) Holdco shall create, incur, become obligated with respect to or otherwise suffer to exist any Indebtedness other than (i) Indebtedness owed by Holdco to any Wireline Company and (ii) guarantees made by Holdco of any obligations (other than Indebtedness) of any Wireline Company incurred in the ordinary course of business, including with respect to contingent obligations under purchase agreements or sale agreements by its subsidiaries;

(u) the Master Lease or the Recognition Agreement shall cease to be in full force and effect in accordance with its terms, other than, in the case of the Master Lease, (i) upon the expiration or termination thereof with respect to any particular property or properties pursuant to Section 1.4 (Renewal Terms), 8.2 (Compliance with Legal and Insurance Requirements, etc.), 14.5 (Insurance Proceeds Paid to Facility Mortgagee) or 15.5 (Termination of Master Lease; Abatement of Rent) of the Master Lease or (ii) pursuant to an amendment, waiver or modification thereto that does not constitute an Event of Default under clause (v) of this Article 7;

(v) the Master Lease shall be amended, waived or otherwise modified:

(i) if such amendment, waiver or modification (A) shortens the remaining term of the Master Lease to less than 10 years including extension or renewal options from the date of such amendment, waiver or modification, or (B) amends, waives or modifies Article XIV (Insurance Proceeds), Article XV (Condemnation), Article XVI (Events of Default), Article XVII (Leasehold Mortgagees), Article XXII (Assignments) or Article XXXVI (Organized Sale Process), in each case of this clause (B) in a manner adverse in any material respect to the interests of the Lenders,

(ii) if, after giving effect to such amendment, waiver or other modification, the Borrower would not be in compliance with Sections 6.13 and 6.14, determined on a Pro Forma Basis, or

(iii) in a manner that could reasonably be expected to have a Material Adverse Effect; or

(w) (A) any “Event of Default” (as defined in the Master Lease) shall occur and be continuing under Section 16.1(a)(i) (but without giving effect to clause (C) of the definition of “Rent” in the Master Lease), 16.1(a)(ii) (but only if arising from nonpayment of an “Additional Charge” (as defined in the Master Lease) in an aggregate amount in excess of $10,000,000) or 16.1(n) of the Master Lease, (B) the Landlord shall give Tenant notice of termination of the Master Lease following an “Event of Default” (as defined in the Master Lease) pursuant to Section 16.2 of the Master Lease or (C) the Landlord shall issue a “Termination Notice” pursuant to Section 17.1(d) of the Master Lease;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8
The Agents

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes (i) the Collateral Agent to sign and deliver the Security Documents and (ii) each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b) Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Wireline Company or Affiliate thereof as if it were not an Agent.

(c) No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Wireline Company that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Wireline Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) Any Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as an Agent.

(f) Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent, as the case may be, as provided in this paragraph, each of the Administrative Agent and/or the Collateral Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which may not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor. After any Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

(g) Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(h) Notwithstanding any other provision of this Agreement or any provision in any other Loan Document, each of the Co-Documentation Agents, the Lead Arranger and the Joint Bookrunners and Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document.

(i) (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agents, Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between each Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agents, Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(v) none of the Administrative Agents, Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agents under this Agreement, any Loan Document or any documents related to hereto or thereto),

(vi) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(vii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(viii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(ix) no fee or other compensation is being paid directly to the Administrative Agents, the Lead Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agents and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d) The above representations are intended to comply with the Department of Labor’s regulation 29 C.F.R. §§ 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997), and if these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer required or in effect.

ARTICLE 9
Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 4001 Rodney Parham Road, Mail Stop 1170-B1-F3-24A, Little Rock, Arkansas 72212-2442, Attention of Treasurer (Telecopy No. 501-748-6392);

(ii) if to the Administrative Agent or the Collateral Agent, to JPMorgan Chase Bank, N.A., Floor 3, 500 Stanton Christiana Road, Ops 2, Newark, DE 19713, Attention of George D. Ionas (Telecopy No. 302-634-3301) (email: george.d.ionas@jpmorgan.com), with copies to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Timothy D. Lee (Telecopy No. 212-270-5100) (email: timothy.d.lee@jpmorgan.com);

(iii) if to an Issuing Bank, to it at the address provided to the Borrower for notices to such Issuing Bank in such capacity; and

(iv) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may also be delivered or furnished by electronic communications (including e-mail and Internet or intranet website) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article 2 if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Lender Party may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.01(i) with respect to any Incremental Facility Amendment, no Loan Document or any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent (or, in the case of any Security Document, the Collateral Agent) with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than any waiver of default interest payable pursuant to Section 2.12(c)), or reduce or forgive any fees payable hereunder, without the written consent of each Lender Party directly affected thereby, (iii) postpone the scheduled date of repayment of the principal amount of any Loan pursuant to Section 2.08 or 2.09 or the applicable Incremental Facility Amendment or the required date of reimbursement of any LC Disbursement, or any interest (other than any waiver of default interest) or any fees payable hereunder, or reduce (other than any waiver of default interest) the amount of, waive or excuse any such repayment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) [reserved], (v) change Section 2.17(b) or (c), the penultimate sentence of Section 2.10(i), or the last sentence of Section 2.07(c), in each case in a manner that would alter the pro rata sharing of payments or reduction of Commitments required thereby, without the written consent of each Lender adversely affected thereby (it being understood that an amendment shall not be deemed to change such provisions in such manner to the extent it effects an increase in the commitment of any Lender(s) or in the aggregate amount of the commitments of any class), (vi) change any of the provisions of this Section or reduce the percentage set forth in the definition of “Required Lenders” (or the definition of “Required Revolving Lenders”) or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, or each Lender of such Class, as the case may be (it being understood that an amendment shall not be deemed to change such provisions to the extent it effects an increase in the commitment of any Lender(s) or in the aggregate amount of the commitments of any class), (vii) release any material Guarantor from its Facility Guarantee (except as expressly provided in the Guarantee Agreement), or limit its liability in respect of its Facility Guarantee, without the written consent of each Lender, (viii) release all or substantially all of the Collateral from the Transaction Liens, without the written consent of each Lender, (ix) waive any condition set forth in Section 4.03 (including by amending or waiving any provision of Article 3, 5, 6 or 7 if the effect of such amendment or waiver would be to waive any such condition) for purposes of any Revolving Borrowing without the written consent of the Required Revolving Lenders, (x) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (xi) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the prior written consent of such SPV, (xii) amend the definition of “Interest Period” so as to permit any Interest Period of greater than 6 months without the consent of all Lenders participating in the applicable Borrowing, without the written consent of each such Lender or (xiii) [reserved]; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank under the Loan Documents without the prior written consent of such Agent or such Issuing Bank, as the case may be, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) [reserved]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (as provided in the definitions of “Required Lenders” and “Required Revolving Lenders”), except that the Commitment of such Lender may not be increased or extended without its consent.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and/or, to the extent so required, the consent of the Required Revolving Lenders) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require each of the Non-Consenting Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent(s) shall not unreasonably be withheld or delayed, (ii) each Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii)(C), (iv) if the consent, amendment or waiver in question contemplates a Tranche B-6 Repricing Transaction in respect of any Tranche B-6 Term Loans held by such Non-Consenting Lender, the Borrower shall pay the Tranche B-6 Prepayment Fee (if any) that would otherwise be payable hereunder as if such outstanding Tranche B-6 Term Loans of such Non-Consenting Lender were prepaid or repriced in their entirety in connection with such Tranche B-6 Repricing Transaction on the date of the consummation of such assignment and (v) if the consent, amendment or waiver in question contemplates a Tranche B-7 Repricing Transaction in respect of any Tranche B-7 Term Loans held by such Non-Consenting Lender, the Borrower shall pay the Tranche B-7 Prepayment Fee (if any) that would otherwise be payable hereunder as if such outstanding Tranche B-7 Term Loans of such Non-Consenting Lender were prepaid or repriced in their entirety in connection with such Tranche B-7 Repricing Transaction on the date of the consummation of such assignment. For the avoidance of doubt, any replacement of Lenders in connection with the extension of the maturity date of any Class of Loans shall be governed by Section 2.07(d).

(d) Further, notwithstanding anything to the contrary contained in this Section, if following the Sixth ARCA Effective Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents then the Administrative Agent (acting in its sole discretion) and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special New York counsel, respectively, for the Administrative Agent, the Collateral Agent and the Lead Arrangers, in connection with the syndication of the Facilities and the preparation of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent and the Lead Arrangers in connection with the administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit by it or any demand for payment thereunder and (iv) all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify each of the Lender Parties, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, but excluding Taxes, which are governed by Section 2.16, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Propco Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Wireline Company, or any Environmental Liability related in any way to any of the Wireline Companies, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) any claims of such Indemnitee against any other Indemnitee and/or (C) the breach by such Indemnitee of its obligations hereunder or under any other Loan Document.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the aggregate amount of (x) in the case of a payment owed to an Agent, the Revolving Commitments and outstanding Term Loans and (y) in the case of a payment owed to an Issuing Bank, the Revolving Commitments) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent or Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the other Agents and the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower, provided that (x) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (y) such consent may not be unreasonably withheld or delayed;

(B) the Administrative Agent, provided that, in the case of an assignment of any Term Loan or any Other Term Commitment, (x) no consent of the Administrative Agent shall be required for such assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (y) such consent may not be unreasonably withheld or delayed; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

Notwithstanding any contrary provision hereof, the parties hereby agree that Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without notice to or consent of the Borrower, the Administrative Agent or the Issuing Bank, assign any of its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Amendment Effective Date (as defined in the First Amendment).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans; provided, further, that, in connection with a Propco Equity Prepayment, notwithstanding the foregoing, each Revolving Lender shall be permitted to assign, pursuant to an assignment and assumption substantially in the form of Exhibit C to the First Amendment, all or any portion of its Revolving Loans comprising one or more Revolving Borrowings (or any portion thereof) to any of its Affiliates (any such assignee, an “Affiliated Assignee”; and any such assigning Revolving Lender, an “Affiliated Revolving Lender”), without also assigning to such Affiliated Assignee the proportionate part of the obligations of such Affiliated Revolving Lender under its Revolving Commitment (the Revolving Loans so assigned by a Revolving Lender to an Affiliated Assignee, the “Separated Revolving Loans”; the portion, if any, of any Revolving Loans of such Revolving Lender comprising the same Revolving Borrowing as the Separated Revolving Loans that is not so assigned to an Affiliated Assignee, the “Retained Revolving Loans”; and the Revolving Commitment of such Revolving Lender, to the extent corresponding to any Separated Revolving Loans assigned by it to an Affiliated Assignee, the “Corresponding Commitment”). The Administrative Agent hereby agrees to waive the processing and recordation fee provided for in Section 9.04(b)(ii)(C) in connection with any assignment of Separated Revolving Loans by an Affiliated Revolving Lender to its Affiliated Assignee. Each Affiliated Assignee shall not be permitted to assign Separated Revolving Loans to any Person except to (A) any of its Affiliates (including its Affiliated Revolving Lender) or (B) any other Person if the Corresponding Commitment is also assigned to such Person (or an Affiliate of such Person). Each Affiliated Revolving Lender shall not be permitted to assign any Corresponding Commitment to any Person except to (A) any of its Affiliates (including its Affiliated Assignee) or (B) any other Person if the Affiliated Assignee simultaneously assigns the corresponding Separated Revolving Loans in respect of such Corresponding Commitment to such Person (or an Affiliate of such Person);

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that assignments made pursuant to Section 2.18(b) shall not require the signature of the assigning Lender to become effective;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more individuals (each such individual, a “Credit Contact”) to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective subsidiaries) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) in the case of an assignment of Loans to the Borrower, the Borrower shall be deemed to be excluded from the definition of “Lender” for the purposes of Section 9.02; and

(F) no assignment shall be made to any natural person.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Absent manifest error, the entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Granting Lender (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the SPV shall provide the documentation described in Section 2.16(f) and shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the Granting Lender would be entitled to receive thereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof; provided that each Lender designating any SPV hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Sixth ARCA Effective Date.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, any Issuing Bank and each of their respective Affiliates is hereby authorized (but only with the consent of the Required Lenders, unless an Event of Default of the type described in paragraph (a), (b), (i) or (j) of Article 7 shall have occurred and be continuing or the maturity of the Loans shall have been accelerated pursuant to Article 7) at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding (i) trust accounts for the benefit of third parties that have been certified as such by a Financial Officer to the Administrative Agent and the Lender or Issuing Bank that is the depositary bank and (ii) unless the maturity of the Loans shall have been accelerated pursuant to Article 7, up to an aggregate amount of $60,000,000 held in payroll accounts of the Loan Parties that have been certified as such by a Financial Officer to the Administrative Agent and the Lender or Issuing Bank that is the depositary bank) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such obligation. The rights of each Lender and Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank and their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service Of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee or pledgee under Section 9.04(d) of or Participant in, or any prospective assignee or pledgee under Section 9.04(d) of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower (viii) to any rating agency when required by it, provided that, prior to such disclosure, such rating agency shall undertake to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from the Administrative Agent, Issuing Bank or Lender, as applicable, (ix) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower (other than a source actually known by such disclosing Person to be bound by confidentiality provisions comparable to those set forth in this Section 9.12). For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than (x) any such information that is available to any Agent, Issuing Bank or Lender on a non-confidential basis prior to disclosure by the Borrower (other than from a source actually known by such party to be bound by confidentiality obligations) and (y) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. Amendments to Security Documents. The Required Lenders irrevocably authorize and instruct the Collateral Agent, to enter into (x) such amendments to Sections 3(d) and 7(c) of the Security Agreement and (y) such other amendments to the Security Documents (or any other agreements delivered in connection therewith (including, without limitation, any Deposit Account Control Agreements (as defined in the Security Agreement))), in each case as are required to create and/or permit the existence of Liens on the Collateral permitted under Section 6.02(o) and the establishment of the collateral agency arrangements with respect thereto, as contemplated by (and to the extent not inconsistent with) the Pari Passu Intercreditor Agreement.

SECTION 9.16. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, the “Lender Group” and each, a “Lender Group Member”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Group Member, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Group, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Group Member has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Group Member has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Group Member is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender Group Member has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

SECTION 9.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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EXHIBIT G

Form of Junior Lien Intercreditor Agreement

(Attached)

EXHIBIT G

[FORM OF] JUNIOR LIEN INTERCREDITOR AGREEMENT

WINDSTREAM SERVICES, LLC

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,
as First Lien Collateral Agent and First Lien Administrative Agent for the First Lien Secured
Parties and as First-Priority Collateral Agent,

U.S. BANK NATIONAL ASSOCIATION,
as Initial Other First-Priority Collateral Agent for the Initial Other First-Priority Secured Parties

and

[____________________],

as Second Lien Collateral Agent and Second-Priority Collateral Agent for the Second-Priority
Secured Parties

[________], 20[__]

i

ii

Exhibits
Exhibit A	Form of Joinder Agreement (Other First-Priority Obligations)
Exhibit B	Form of Joinder Agreement (Other Second-Priority Obligations)

iii

JUNIOR LIEN INTERCREDITOR AGREEMENT

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [____], 20[_], among JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as First Lien Collateral Agent, U.S. BANK NATIONAL ASSOCIATION, as Initial Other First-Priority Collateral Agent, and [●], as Second Lien Collateral Agent [and Second Lien Trustee].

A. WINDSTREAM SERVICES, LLC, a Delaware limited liability company (the “Borrower” or the “Company”), the lenders from time to time party thereto, and JPMorgan, as administrative agent and collateral agent, are party to that certain Sixth Amended and Restated Credit Agreement dated as July 17, 2006, as amended and restated as of April 24, 2015 (and as further amended, amended and restated, supplemented or modified from time to time in accordance with the terms of this Agreement, the “Initial First Lien Credit Agreement”). The Obligations of the Borrower under the First Lien Credit Agreement and the other First Lien Documents constitute First Lien Obligations hereunder.

B. The Borrower, the Co-Issuer (as defined below), the guarantors identified therein, and U.S. Bank National Association, as trustee and collateral agent, are parties to that certain indenture, dated as of November 6, 2017 (as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time), with respect to the 8.625% senior secured first lien notes due 2025 of the Borrower and the Co-Issuer (the “Initial First Lien Indenture”).

C. The Borrower, the guarantors identified therein, and [●], as trustee and collateral agent, are parties to that certain [indenture], dated as of [●] (as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time), with respect to [●] (the “[Initial Second Lien Indenture]”).1 The Obligations of the Borrower under the Initial Second Lien Indenture and the other Second Lien Documents constitute Second Lien Obligations hereunder.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Definitions.

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” shall mean this Junior Lien Intercreditor Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

____________________

1 Form to be updated to reflect the form of initial second lien debt issuance.

“Bankruptcy Law” shall mean Title 11 of the United States Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” shall have the meaning set forth in the recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Co-Issuer” shall mean Windstream Finance Corp., a Delaware corporation, as co-issuer of the Initial Other First-Priority Obligations.

“Common Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, constituting both First-Priority Collateral and Second-Priority Collateral.

“Company” shall have the meaning set forth in the recitals.

“Comparable Second-Priority Collateral Document” shall mean, in relation to any Common Collateral subject to any Lien created under any First-Priority Collateral Document, those Second-Priority Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Deposit Account” shall have the meaning set forth in the Uniform Commercial Code.

“Deposit Account Collateral” shall mean that part of the Common Collateral (if any) comprised of or contained in Deposit Accounts or Securities Accounts.

“DIP Financing” shall have the meaning set forth in Section 6.01(a).

“Discharge” means, with respect to any Common Collateral and any Series (or, if applicable, all then-outstanding Series) of First-Priority Obligations or of Second-Priority Obligations, as applicable, that such Series (or, if applicable, all such Series) of First-Priority Obligations or of Second-Priority Obligations is no longer secured by such Common Collateral pursuant to the terms of the First-Priority Collateral Documents or Second-Priority Collateral Documents, as applicable.

“Discharge of First-Priority Obligations” shall mean at any applicable time, except to the extent otherwise provided in Section 5.07, the Discharge of all First-Priority Obligations then outstanding at such time; provided that the Discharge of First-Priority Obligations shall not be deemed to have occurred if the applicable payments are made with the proceeds of other First-Priority Obligations that constitute an exchange or replacement for or a Refinancing of such First-Priority Obligations.

“Financing Documents” shall mean the First Lien Documents, the Initial Other First-Priority Collateral Documents, the Other First-Priority Documents, the Second Lien Documents and the Other Second-Priority Documents.

2

“First Lien Administrative Agent” shall mean the administrative agent for the First Lien Claimholders, together with its successors or co-agents in substantially the same capacity as may, from time to time, be appointed pursuant to the First Lien Credit Agreement. As of the date hereof, JPMorgan shall be the First Lien Administrative Agent.

“First Lien Claimholders” shall mean the holders of any First Lien Obligations, including the First Lien Administrative Agent and the First Lien Collateral Agent.

“First Lien Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Lien Obligations.

“First Lien Collateral Agent” shall mean the collateral agent for the First Lien Claimholders, together with its successors or co-agents in substantially the same capacity as may, from time to time, be appointed pursuant to the First Lien Credit Agreement. As of the date hereof, JPMorgan shall be the First Lien Collateral Agent.

“First Lien Collateral Agreement” shall mean (a) the Security Agreement dated as of April 24, 2015, among the Company, as borrower, the guarantors identified therein and the First Lien Collateral Agent, as amended, restated, supplemented, replaced or otherwise modified from time to time and (b) any other collateral agreement entered into from time to time in respect of any First Lien Credit Agreement and designated by the Company as a “First Lien Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.

“First Lien Collateral Documents” shall mean the First Lien Collateral Agreement and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any First Lien Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Credit Agreement” shall mean the Initial First Lien Credit Agreement, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, Refinanced, extended or otherwise modified from time to time, including any agreement extending the maturity thereof, Refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, (including in this definition any Refinancing, replacement, restructuring or new debt facility designated by the Company as a “First Lien Credit Agreement” pursuant to Section 8.03).

“First Lien Documents” shall mean (a) the First Lien Credit Agreement and the First Lien Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any First Lien Document described in clause (a) above evidencing or governing any obligations thereunder, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Obligations” shall mean all Obligations of the Company and other obligors under the First Lien Credit Agreement or any of the other First Lien Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the First Lien Documents and the performance of all other Obligations of the obligors thereunder to the First Lien Secured Parties under the First Lien Documents, according to the respective terms thereof (provided that First Lien Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

3

“First Lien Secured Parties” shall mean the holders of any First Lien Obligations, including the First Lien Administrative Agent and the First Lien Collateral Agent.

“First-Priority Collateral” shall mean the First Lien Collateral, the Initial Other First-Priority Collateral and all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Other First-Priority Obligations (other than the First Lien Obligations and the Initial Other First Priority Obligations.

“First-Priority Collateral Agent” shall mean such agent or trustee as is designated “First-Priority Collateral Agent” by First-Priority Secured Parties pursuant to the terms of the Pari Passu Intercreditor Agreement (if then in effect) and the First-Priority Documents; it being understood that as of the date of this Agreement, the First Lien Collateral Agent shall be so designated First-Priority Collateral Agent.

“First-Priority Collateral Documents” shall mean (a) the First Lien Collateral Documents, (b) Initial Other First-Priority Collateral Documents, and (c) any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other First-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First-Priority Documents” shall mean (a) the First Lien Documents, (b) Initial Other First-Priority Documents and (c) any Other First-Priority Documents, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First-Priority Obligations” shall mean (a) the First Lien Obligations, (b) the Initial Other First-Priority Obligations and (c) the Other First-Priority Obligations (if any) (provided that First-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

“First-Priority Representatives” shall mean (a) in the case of the First Lien Obligations, the First Lien Collateral Agent (b) in the case of the Initial Other First-Priority Obligations, the Initial Other First-Priority Collateral Agent, and (c) in the case of any Series of Other First-Priority Obligations, the Other First-Priority Representative with respect thereto. The term “First-Priority Representatives” shall include the First-Priority Collateral Agent as the context requires.

4

“First-Priority Secured Parties” shall mean (a) the First Lien Secured Parties, (b) the Initial Other First-Priority Secured Parties and (c) the Other First-Priority Secured Parties, including the First-Priority Representatives.

“Grantors” shall mean the Company and each of the Subsidiaries of the Company that has executed and delivered a First-Priority Collateral Document or a Second-Priority Collateral Document.

“Initial First Lien Credit Agreement” shall have the meaning set forth in the recitals.

“Initial First Lien Indenture” shall have the meaning set forth in the recitals.

“Initial Other First-Priority Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Initial Other First-Priority Obligations.

“Initial Other First-Priority Collateral Agent” shall mean U.S. Bank National Association, in its capacity as collateral agent under the Initial First Lien Indenture, and its successors in such capacity.

“Initial Other First-Priority Collateral Documents” shall mean the Initial Other First-Priority Security Agreement and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Initial Other First-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Initial Other First-Priority Documents” shall mean (a) the Initial Other First-Priority Indenture and the Initial Other First-Priority Security Agreement and (b) any other related document or instrument executed and delivered pursuant to any Initial Other First-Priority Document described in clause (a) above evidencing or governing any obligations thereunder, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Initial Other First-Priority Indenture” shall mean the Initial First Lien Indenture, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, (including in this definition any refinancing, replacement, restructuring or new debt facility designated by the Company as an “Initial Other First-Priority Indenture” pursuant to Section 8.03).

“Initial Other First-Priority Obligations” shall mean the “Notes Obligations” (as defined in the Initial First Lien Indenture) with respect to the “Notes” (as defined in the Initial First Lien Indenture) issued on the date as of November 6, 2017 and any “Additional Notes” (as defined in the Initial First Lien Indenture) issued after the date hereof, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Initial Other First-Priority Documents and the performance of all other Obligations of the obligors thereunder to the Initial Other First-Priority Secured Parties under the Initial Other First-Priority Documents, according to the respective terms thereof (provided that Initial Other First-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

5

“Initial Other First-Priority Secured Parties” shall mean the Persons holding the Initial Other First-Priority Obligations, including the Initial Other First-Priority Representatives.

“Initial Other First-Priority Security Agreement” means the “Security Agreement” as defined in the Initial First Lien Indenture and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Initial Other First-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Initial Second Lien Indenture” shall have the meaning set forth in the recitals.

“Insolvency or Liquidation Proceeding” shall mean (1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary; (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or (3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit A.

“JPMorgan” shall have the meaning set forth in the preamble.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Obligations” shall mean any principal, interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), penalties, fees indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any indebtedness.

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“Other First-Priority Collateral Agent” shall mean, with respect to any Series of Other First-Priority Obligations, any Other First-Priority Representative that acts in the capacity of a collateral agent with respect thereto.

“Other First-Priority Documents” shall mean each of the agreements, documents and instruments providing for, evidencing or securing any Other First-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other First-Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Other First-Priority Document, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Other First-Priority Obligations” shall mean any indebtedness or Obligations (other than First Lien Obligations and the Initial Other First-Priority Obligations) of the Grantors that are to be secured with a Lien on the Common Collateral senior to the Liens securing the Second Lien Obligations and are designated by the Company as Other First-Priority Obligations hereunder and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Other First-Priority Documents and the performance of all other Obligations of the obligors thereunder to the Other First-Priority Secured Parties under the Other First-Priority Documents, according to the respective terms thereof (provided that Other First-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof); provided further, however that the requirements set forth in Section 8.21 shall have been satisfied.

“Other First-Priority Representative” shall mean, with respect to any Series of Other First-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee, collateral agent or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other First-Priority Secured Parties” shall mean the Persons holding Other First-Priority Obligations, including the Other First-Priority Representatives.

“Other Second-Priority Collateral Agent” shall mean, with respect to any Series of Other Second-Priority Obligations, any Other Second-Priority Representative that acts in the capacity of a collateral agent with respect thereto.

“Other Second-Priority Documents” shall mean each of the agreements, documents and instruments providing for, evidencing or securing any Other Second-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other Second-Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Second-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

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“Other Second-Priority Obligations” shall mean any indebtedness or Obligations (other than the Second Lien Obligations) of the Grantors that are to be equally and ratably or secured on a junior basis with the Second Lien Obligations and are designated by the Company as Other Second-Priority Obligations hereunder, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Other Second-Priority Obligations and the performance of all other Obligations of the obligors thereunder to the Other Second-Priority Secured Parties under the Other Second-Priority Documents, according to the respective terms thereof (provided that Other Second-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof); provided further, however, that the requirements set forth in Section 8.21 shall have been satisfied.

“Other Second-Priority Representative” shall mean, with respect to any Series of Other Second-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee, collateral agent or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other Second-Priority Secured Parties” shall mean the Persons holding Other Second-Priority Obligations, including the Other Second-Priority Representatives.

“Pari Passu Intercreditor Agreement” shall mean that certain Pari Passu Intercreditor Agreement, dated as of November 6, 2017, by and among the Company, the other Grantors party thereto, the First Lien Collateral Agent and the Initial Other First-Priority Collateral Agent and each additional Other First-Priority Collateral Agent from time to time party there, as amended, amended and restated or otherwise modified from time to time.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged Collateral” shall mean the Common Collateral in the possession or control of the First-Priority Collateral Agent (or its agents or bailees), to the extent that possession or control thereof is necessary to perfect a Lien thereon under the Uniform Commercial Code.

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“Purchase Event” shall have the meaning set forth in Section 5.09.

“Recovery” shall have the meaning set forth in Section 6.04.

“Refinance” means, in respect of any indebtedness and any agreement governing any such Indebtedness, to refinance, extend, increase, renew, defease, amend, restate, amend and restate, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for or refinancing of, such indebtedness in whole or in part, including by adding or replacing lenders, creditors, agents, obligors and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated. “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Lien Claimholders” shall mean the holders of any Second Lien Obligations, including the Second Lien Trustee and the Second Lien Collateral Agent.

“Second Lien Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Lien Obligations.

“Second Lien Collateral Agent” shall mean the collateral agent for the Second Lien Claimholders, together with its successors or co-agents in substantially the same capacity as may, from time to time, be appointed pursuant to the Initial Second Lien Indenture. As of the date hereof, [●] shall be the Second Lien Collateral Agent.

“Second Lien Collateral Agreement” shall mean (a) the “Security Agreement” as defined in the Initial Second Lien Indenture, and (b) any other collateral agreement entered into from time to time in respect of any Second Lien Indenture and designated by the Company as a “Second Lien Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.

“Second Lien Collateral Documents” shall mean the Second Lien Collateral Agreement and any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Second Lien Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second Lien Documents” shall mean (a) the Second Lien Indenture and the Second Lien Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Second Lien Document described in clause (a) above evidencing or governing any Obligations thereunder. in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second Lien Indenture” shall mean the Initial Second Lien Indenture, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, (including in this definition any refinancing, replacement, restructuring or new debt facility designated by the Company as a “Second Lien Indenture” pursuant to Section 8.03).

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“Second Lien Obligations” shall mean all Obligations of the Company and other obligors under the Initial Second Lien Indenture or any of the other Second-Priority Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Second Lien Documents and the performance of all other Obligations of the obligors thereunder to the Second Lien Secured Parties under the Second Lien Documents, according to the respective terms thereof (provided that Second Lien Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

“Second Lien Secured Parties” shall mean the holders of any Second Lien Obligations, including the Second Lien Trustee and the Second Lien Collateral Agent.

“Second Lien Trustee” shall mean shall mean [●], in its capacity as indenture trustee under the Second Lien Indenture and the Second Lien Collateral Documents, and its permitted successors in such capacity.

“Second-Priority Collateral” shall mean the Second Lien Collateral and all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Other Second-Priority Obligations.

“Second-Priority Collateral Agent” shall mean such agent or trustee as is designated “Second-Priority Collateral Agent” by Second-Priority Secured Parties holding a majority in principal amount of the Second-Priority Obligations then outstanding; it being understood that as of the date of this Agreement, the Second Lien Collateral Agent shall be so designated Second-Priority Collateral Agent.

“Second-Priority Collateral Documents” shall mean (a) the Second Lien Collateral Documents and (b) any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other Second-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second-Priority Documents” shall mean (a) the Second Lien Documents and (b) the Other Second-Priority Documents.

“Second-Priority Obligations” shall mean (a) the Second Lien Obligations, (b) the Other Second-Priority Obligations and (c) all other Obligations in respect of, or arising under, the Second-Priority Obligations Documents, including all fees and expenses of the collateral agent for any Other Second-Priority Obligations and shall include all interest and fees, which but for the filing of a petition in bankruptcy with respect to the Company or any Grantor, would have accrued on such obligations, whether or not a claim for such interest or fees is allowed in such proceeding (provided that Second-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

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“Second-Priority Representatives” shall mean (a) in the case of the Second Lien Obligations, the Second Lien Collateral Agent and (b) in the case of any Series of Other Second-Priority Obligations, the Other Second-Priority Representative with respect thereto. The term “Second-Priority Representatives” shall include the Second-Priority Collateral Agent as the context requires. For purposes of this definition, no Discharge of Second Lien Obligations with respect to the Second Lien Obligations under the Second Lien Indenture and the Second Lien Documents relating thereto shall be deemed to have occurred if any of the Company or any other Grantor enters into any Refinancing of the Second Lien Indenture, and, in the case of any such Refinancing, the Second Lien Collateral Agent under such Second Lien Indenture shall continue as the Second-Priority Representative for all purposes hereof.

“Second-Priority Secured Parties” shall mean (a) the Second Lien Secured Parties and (b) the Other Second-Priority Secured Parties, including the Second-Priority Representatives.

“Secured Parties” shall mean the First-Priority Secured Parties and the Second-Priority Secured Parties.

“Securities Account” shall have the meaning set forth in the Uniform Commercial Code.

“Series” shall mean (a) the First Lien Obligations, Initial Other First-Priority Obligations and each series of Other First-Priority Obligations, each of which shall constitute a separate Series of First-Priority Obligations, except that to the extent that the First Lien Obligations, the Initial Other First-Priority Obligations and/or any one or more series of such Other First-Priority Obligations (i) are secured by identical collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, such First Lien Obligations, the Initial Other First-Priority Obligations and/or each such series of Other First-Priority Obligations shall collectively constitute a single Series, and (b) the Second Lien Obligations and each series of Other Second-Priority Obligations, each of which shall constitute a separate Series of Second-Priority Obligations, except that to the extent that the Second Lien Obligations and/or any one or more series of such Other Second-Priority Obligations (i) are secured by identical collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, such Second Lien Obligations and/or each such series of Other Second-Priority Obligations shall collectively constitute a single Series.

“Standstill Period” shall have the meaning set forth in Section 3.01(f).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

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“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, otherwise modified or permitted to be Refinanced or replaced in accordance with the terms hereof, in each case to the extent so Refinanced or replaced, in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2

LIEN PRIORITIES.

Section 2.01. Subordination of Liens. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Second-Priority Secured Parties on the Common Collateral or of any Liens granted to the First-Priority Secured Parties on the Common Collateral (or any actual or alleged defect in any of the foregoing), and notwithstanding any provision of the UCC, or any applicable law or the Second-Priority Documents or the First-Priority Documents or any other circumstance whatsoever (including any non-perfection of any Lien purporting to secure the First-Priority Obligations and/or the Second-Priority Obligations), each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any First-Priority Obligations now or hereafter held by or on behalf of the any First-Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second-Priority Obligations and (b) any Lien on the Common Collateral securing any Second-Priority Obligations now or hereafter held by or on behalf of any Second-Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations. All Liens on the Common Collateral securing any First-Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second-Priority Obligations for all purposes, whether or not such Liens securing any First-Priority Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

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Section 2.02. Prohibition on Contesting Liens. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, and each First-Priority Representative, for itself and on behalf of each applicable First-Priority Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority, validity or enforceability of (a) a Lien securing any First-Priority Obligations held (or purported to be held) by or on behalf of any of the First-Priority Secured Parties or any agent or trustee therefor in any First-Priority Collateral or (b) a Lien securing any Second-Priority Obligations held (or purported to be held) by or on behalf of any Second-Priority Secured Party in the Common Collateral, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any First-Priority Secured Party or any agent or trustee therefor to enforce this Agreement (including the priority of the Liens securing the First-Priority Obligations as provided in Section 2.01) or any of the First-Priority Documents.

Section 2.03. No New Liens. So long as the Discharge of First-Priority Obligations has not occurred, the parties hereto agree that if any Second-Priority Representative shall hold any Lien on any assets of the Company or any other Grantor securing any Second-Priority Obligations that are not also subject to the senior and prior Lien in respect of the First-Priority Obligations under the First-Priority Documents, such Second-Priority Representative shall notify the First-Priority Collateral Agent promptly upon becoming aware thereof and, upon demand by the First-Priority Collateral Agent or the Company, will either (i) release such Lien or (ii) assign such Lien to the First-Priority Collateral Agent (and/or its designee) as security for the applicable First-Priority Obligations (and, in the case of an assignment, each Second-Priority Representative may retain a junior lien on such assets subject to the terms hereof). Each Second-Priority Representative agrees that, after the date hereof, if it shall hold any Lien on any assets of the Company or any other Grantor securing any Second-Priority Obligations that are not also subject to the Lien in favor of each other Second-Priority Representative, such Second-Priority Representative shall notify any other Second-Priority Representative promptly upon becoming aware thereof.

Section 2.04. Perfection of Liens. Subject to Section 5.05, none of the First-Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second-Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First-Priority Secured Parties and the Second-Priority Secured Parties and shall not impose on the First-Priority Secured Parties or the Second-Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

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Section 2.05. Nature of Obligations. The priorities of the Liens provided in Section 2.01 shall not be altered or otherwise affected by (a) any Refinancing of the First-Priority Obligations or the Second-Priority Obligations or (b) any action or inaction which any of the First-Priority Secured Parties or the Second-Priority Secured Parties may take or fail to take in respect of the Common Collateral. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Parties, agrees and acknowledges that (i) a portion of the First-Priority Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the First-Priority Collateral Documents and the First-Priority Obligations may be amended, restated, supplemented or otherwise modified, and the First-Priority Obligations, or a portion thereof, may be Refinanced from time to time and (iii) the aggregate amount of the First-Priority Obligations may be increased, in each case, without notice to or consent by the Second-Priority Collateral Agents or the Second-Priority Secured Parties and without affecting the provisions hereof, except as otherwise expressly set forth herein. As between the Company and the Grantors, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Second-Priority Document with respect to the incurrence of additional First-Priority Obligations.

ARTICLE 3

ENFORCEMENT

Section 3.01. Exercise of Remedies.

(a) So long as the Discharge of First-Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) no Second-Priority Representative or any Second-Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Common Collateral in respect of any applicable Second-Priority Obligations, institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral by the First-Priority Collateral Agent or any First-Priority Secured Party in respect of the First-Priority Obligations, the exercise of any right by the First-Priority Collateral Agent or any First-Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the First-Priority Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second-Priority Representative or any Second-Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral under the First-Priority Documents or otherwise in respect of First-Priority Obligations, or (z) object to the forbearance by the First-Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral in respect of First-Priority Obligations and (ii) except as otherwise provided herein, the First-Priority Collateral Agent and the First-Priority Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of any Second-Priority Representative or any Second-Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, each Second-Priority Representative may file a claim or statement of interest with respect to the applicable Second-Priority Obligations and (B) each Second-Priority Representative may take any action (not adverse to the prior Liens on the Common Collateral securing the First-Priority Obligations, or the rights of the First-Priority Collateral Agent or the First-Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral. In exercising rights and remedies with respect to the First-Priority Collateral, the First-Priority Collateral Agent and the First-Priority Secured Parties may enforce the provisions of the First-Priority Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(b) So long as the Discharge of First-Priority Obligations has not occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will not, in its capacity as a Secured Party, take or receive any Common Collateral or any proceeds of Common Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Common Collateral in respect of the applicable Second-Priority Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of First-Priority Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to the Common Collateral is to hold a Lien on the Common Collateral in respect of the applicable Second-Priority Obligations pursuant to the Second-Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First-Priority Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, agrees that no Second-Priority Representative or Second-Priority Secured Party will take any action that would hinder any exercise of remedies undertaken by the First-Priority Collateral Agent or the First-Priority Secured Parties with respect to the Common Collateral under the First-Priority Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise, and (ii) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby waives any and all rights it or any Second-Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the First-Priority Collateral Agent or the First-Priority Secured Parties seek to enforce or collect the First-Priority Obligations or the Liens granted in any of the First-Priority Collateral, regardless of whether any action or failure to act by or on behalf of the First-Priority Collateral Agent or First-Priority Secured Parties is adverse to the interests of the Second-Priority Secured Parties.

(d) Each Second-Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second-Priority Document shall be deemed to restrict in any way the rights and remedies of the First-Priority Collateral Agent or the First-Priority Secured Parties with respect to the First-Priority Collateral as set forth in this Agreement and the First-Priority Documents.

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(e) Subject to the proviso appearing in the first sentence of Section 3.01(a) and the following Section 3.01(f), until the Discharge of the First-Priority Obligations, the First-Priority Collateral Agent shall have the exclusive right to exercise any right or remedy with respect to the Common Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto.

(f) Notwithstanding the provisions of Section 3.01 above but subject in all cases to Section 4.02, the Second-Priority Collateral Agent may enforce any of its rights and exercise any of its remedies (subject to the limitations set forth in this clause (f) with respect to such actions) with respect to the Second Lien Collateral after a period of 180 consecutive days has elapsed since the date on which the Second-Priority Collateral Agent has delivered to the First-Priority Collateral Agent written notice of the acceleration or non-payment at the final stated maturity of the Indebtedness then outstanding under any Second Lien Documents (the “Standstill Period”); provided, however, that (i) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second-Priority Collateral Agent or any other Second-Priority Secured Party enforce or exercise any rights or remedies with respect to any Common Collateral if the First-Priority Collateral Agent or any other First-Priority Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency or liquidation proceeding to enable the commencement and pursuit thereof) the enforcement or exercise of any rights or remedies with respect to all or a material portion of such Collateral (prompt written notice thereof to be given to the Second-Priority Collateral Agent by the applicable First-Priority Representative) and (ii) after the expiration of the Standstill Period, so long as no First-Priority Representative has commenced any action to enforce the Liens securing the First-Priority Obligations on all or any material portion of the Collateral, the Second-Priority Secured Parties (or the Second-Priority Collateral Agent on their behalf) may, subject to the provisions of Article 7, enforce the Liens securing the Second-Priority Obligations with respect to all or any portion of the Common Collateral to the extent permitted hereunder. If the Second-Priority Collateral Agent or any other Second-Priority Secured Party exercises any rights or remedies with respect to the Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the First-Priority Collateral Agent or any other First-Priority Secured Party commences (or attempts to commence or give notice of its intent to commence) the exercise of any of its rights or remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any proceeding under Bankruptcy Law), the Standstill Period shall recommence and the Second-Priority Collateral Agent and each other Second-Priority Secured Party shall rescind any such rights or remedies already exercised with respect to the Common Collateral.

Section 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that, unless and until the Discharge of First-Priority Obligations has occurred, it will not commence, or join with any Person (other than the First-Priority Secured Parties and the First-Priority Collateral Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral under any of the applicable Second-Priority Documents or otherwise in respect of the applicable Second-Priority Obligations.

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Section 3.03. Second-Priority Collateral Agent and Second-Priority Secured Parties Waiver. The Second-Priority Collateral Agent and the Second-Priority Secured Parties hereby waive any claim they may now or hereafter have against the First-Priority Collateral Agent or any First-Priority Secured Parties arising out of (i) any actions which the First-Priority Collateral Agent (or any of its representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First-Priority Collateral Documents or any other agreement related thereto, or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (ii) any election by the First-Priority Collateral Agent (or any of its agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, or (iii) subject to Article 6, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Company or any of its Subsidiaries, as debtor-in-possession.

Section 3.04. Actions upon Breach. Should any Second-Priority Representative or any Second-Priority Secured Party, contrary to this Agreement, in any way, take, attempt to take or threaten to take any action with respect to the Common Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the First-Priority Collateral Agent or any First-Priority Representative or any other First-Priority Secured Party (in its or their own name or in the name of the Company or any other Grantor) may obtain relief against such Second-Priority Representative or such Second-Priority Secured Party by injunction, specific performance or other appropriate equitable relief. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby (i) agrees that the First-Priority Secured Parties’ damages from the actions of the Second-Priority Representatives or any Second-Priority Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the First-Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First-Priority Collateral Agent, any First-Priority Representative or any other First-Priority Secured Party.

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ARTICLE 4
Payments

Section 4.01. Application of Proceeds. After an Event of Default under (and as defined in) any First-Priority Document has occurred, and until such Event of Default is cured or waived, so long as the Discharge of First-Priority Obligations has not occurred, the Common Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral upon the exercise of remedies, and any Common Collateral, proceeds thereof or distribution in respect of Common Collateral in any Insolvency or Liquidation Proceeding, shall be applied by the First-Priority Collateral Agent to the First-Priority Obligations in such order as specified in the relevant First-Priority Document (subject to the Pari Passu Intercreditor Agreement) until the Discharge of First-Priority Obligations has occurred. Upon the Discharge of First-Priority Obligations, the First-Priority Collateral Agent shall deliver promptly to the Second-Priority Collateral Agent any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second-Priority Collateral Agent, in such order as specified in the relevant Second-Priority Documents (and subject to any other applicable intercreditor agreement among the Second-Priority Secured Parties).

Section 4.02. Payments Over. Any Common Collateral or proceeds thereof received by any Second-Priority Representative or any Second-Priority Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Common Collateral (or any distribution in respect of the Common Collateral, whether or not expressly characterized as such) prior to the Discharge of the First-Priority Obligations shall be segregated and held in trust for the benefit of and forthwith paid over to the First-Priority Collateral Agent (and/or its designees) for the benefit of the applicable First-Priority Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First-Priority Collateral Agent is hereby authorized to make any such endorsements as agent for any Second-Priority Representative or any such Second-Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE 5
Other Agreements

Section 5.01. Releases.

(a) If, at any time any Grantor, the First-Priority Collateral Agent or the holder of any First-Priority Obligation delivers notice to each Second-Priority Representative that any specified Common Collateral (including all or substantially all of the equity interests of a Grantor or any of its Subsidiaries) is sold, transferred or otherwise disposed of (x) by the owner of such Common Collateral in a transaction not prohibited by any First-Priority Document or (y) otherwise to the extent the First-Priority Collateral Agent has consented to such sale, transfer or disposition, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Second-Priority Secured Parties upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing First-Priority Obligations are released and discharged. Upon delivery to each Second-Priority Representative of a notice from the First-Priority Collateral Agent or the Company stating that any release of Liens securing or supporting the First-Priority Obligations has become effective (or shall become effective upon each First-Priority Representative’s release), whether in connection with a sale of such assets by the relevant owner pursuant to the preceding clauses or otherwise, each Second-Priority Representative will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms (and the Company hereby agrees to deliver any such documents reasonably requested by the First-Priority Collateral Agent in connection therewith). In the case of the sale of all or substantially all of the equity interests of a Grantor or any of its Subsidiaries, the guarantee in favor of the Second-Priority Secured Parties, if any, made by such Grantor or Subsidiary will automatically be released and discharged as and when, but only to the extent, the guarantee by such Grantor or Subsidiary of First-Priority Obligations is released and discharged.

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(b) Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby irrevocably constitutes and appoints the First-Priority Collateral Agent and any officer or agent of the First-Priority Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Second-Priority Representative or such holder or in the First-Priority Collateral Agent’s own name, from time to time in the First-Priority Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.01, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.01, including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral to the repayment of First-Priority Obligations pursuant to the First-Priority Documents; provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second-Priority Representatives or the Second-Priority Secured Parties to receive proceeds in connection with the Second-Priority Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second-Priority Collateral Document, in the event the terms of a First-Priority Collateral Document and a Second-Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Common Collateral, (ii) to deliver or afford control over any item of Common Collateral to (to the extent such control can be afforded only to one person under applicable law), or deposit any item of Common Collateral with, (iii) to register ownership of any item of Common Collateral in the name of or make an assignment of ownership of any Common Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Common Collateral, with instructions or orders from, or to treat, in respect of any item of Common Collateral, as the entitlement holder, (v) hold any item of Common Collateral in trust for (to the extent such item of Common Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Common Collateral for the benefit of or subject to the control of or, in respect of any item of Common Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Common Collateral is located or waivers or subordination of rights with respect to any item of Common Collateral in favor of, in any case, both the First-Priority Collateral Agent and any Second-Priority Representative or Second-Priority Secured Party, such Grantor may, until the applicable Discharge of First-Priority Obligations has occurred, comply with such requirement under the applicable Second-Priority Collateral Document as it relates to such Common Collateral by taking any of the actions set forth above only with respect to, or in favor of, the First-Priority Collateral Agent.

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Section 5.02. Insurance. Unless and until the Discharge of First-Priority Obligations has occurred, the First-Priority Collateral Agent and the First-Priority Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First-Priority Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. Unless and until the Discharge of First-Priority Obligations has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral shall be paid, subject to the rights of the Grantors under the First-Priority Documents, (a) first, prior to the occurrence of the Discharge of First-Priority Obligations, to the First-Priority Collateral Agent for the benefit of First-Priority Secured Parties pursuant to the terms of the First-Priority Documents, subject to the Pari Passu Intercreditor Agreement, (b) second, after the occurrence of the Discharge of First-Priority Obligations, to the Second-Priority Collateral Agent for the benefit of the Second-Priority Secured Parties pursuant to the terms of the applicable Second-Priority Documents (subject to any applicable intercreditor agreement among the Second-Priority Secured Parties) and (c) third, if no Second-Priority Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second-Priority Representative or any Second-Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First-Priority Collateral Agent in accordance with the terms of Section 4.02.

Section 5.03. Amendments to Second-Priority Documents.

(a) So long as the Discharge of the First-Priority Obligations has not occurred, without the prior written consent of the First-Priority Collateral Agent, no Second-Priority Document may be amended, restated, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second-Priority Document, would (1) require any scheduled payment of principal (including pursuant to a sinking fund obligation) prior to the maturity date thereof or accelerate any date upon which a scheduled payment of principal or interest is due, in each case with respect to any indebtedness outstanding thereunder, (2) shorten the maturity date applicable to any indebtedness incurred thereunder, (3) add or modify (or have the effect of a modification of) any mandatory prepayment or mandatory redemption provision or redemption at the option of the holders thereof in a manner that is more favorable to the holders of the applicable indebtedness, (3) reduce the capacity to incur First-Priority Obligations to an amount less than the aggregate principal amount of indebtedness (including revolving commitments) under the First-Priority Documents on the day of any such amendment, restatement, supplement, modification or Refinancing, (4) restrict the ability of the Grantors to grant liens consistent with the terms of the First-Priority Documents or (5) be prohibited by or inconsistent with any of the terms of this Agreement or any other First-Priority Document or cause the applicable indebtedness thereunder to not constitute Permitted Junior Lien Indebtedness (as defined in the First Lien Credit Agreement as in effect on the date thereof). Unless otherwise agreed to by the First-Priority Collateral Agent, each Grantor agrees that each applicable Second-Priority Collateral Document shall include language substantially the same as the following paragraph (or language to similar effect approved by the First-Priority Collateral Agent, such approval not to be unreasonably withheld):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [insert the relevant Second-Priority Representative] for the benefit of the [Second-Priority Secured Parties] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted to (a) JPMorgan Chase Bank, N.A., as collateral agent (and its permitted successors), pursuant to the Amended and Restated Security Agreement originally dated as of July 17, 2006 and amended and restated as of April 24, 2015 (as amended, restated, supplemented or otherwise modified from time to time), by and among Windstream Services, LLC, the guarantors party thereto and JPMorgan Chase Bank, N.A., as collateral agent (b) U.S. Bank, National Association, as collateral agent (and its permitted successors), pursuant to the Security Agreement dated as of November 6, 2017 (as amended, restated, supplemented or otherwise modified from time to time) by and among Windstream Services, LLC, the guarantors party thereto and U.S. Bank National Association, as collateral agent, or (c) any agent or trustee for any Other First-Priority Secured Parties and (ii) the exercise of any right or remedy by the [insert the relevant Second-Priority Representative] hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Common Collateral is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement dated as of [●] (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among JPMorgan Chase Bank, N.A., in its capacity as the First Lien Collateral Agent and First Lien Administrative Agent, U.S. Bank National Association, as Initial Other First-Priority Collateral Agent, and [●], in its capacity as the Second Lien Collateral Agent. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern.”

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(b) In the event that the First-Priority Collateral Agent or the First-Priority Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the First-Priority Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First-Priority Collateral Document or changing in any manner the rights of the First-Priority Collateral Agent, the First-Priority Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in First-Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second-Priority Collateral Document without the consent of any Second-Priority Representative or any Second-Priority Secured Party and without any action by any Second-Priority Representative, Second-Priority Secured Party, the Company or any other Grantor; provided, however, that (x) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Collateral Document, except to the extent that a release of such Lien is provided for in Section 5.01 hereof and (y) written notice of such amendment, waiver or consent shall have been given to each Second-Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any First-Priority Representative and any Second-Priority Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with and compliance with Section 8.21 of this Agreement and, upon such execution and delivery, such First-Priority Representative, the First-Priority Secured Parties and the First-Priority Obligations and/or such Second-Priority Representative, the Second-Priority Secured Parties and the Second-Priority Obligations, as applicable, shall be subject to the terms hereof.

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Section 5.04. Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second-Priority Representatives and the Second-Priority Secured Parties may exercise rights and remedies as an unsecured creditor against the Company or any Subsidiary of the Company that has guaranteed the Second-Priority Obligations in accordance with the terms of the applicable Second-Priority Documents and applicable law, so long as such rights and remedies do not violate (or are otherwise not prohibited by) this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second-Priority Representative or any Second-Priority Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by any Second-Priority Representative or any Second-Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or enforcement in contravention of this Agreement of any Lien in respect of Second-Priority Obligations held by any of them. In the event any Second-Priority Representative or any Second-Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second-Priority Obligations, such judgment lien shall be subordinated to the Liens securing First-Priority Obligations on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First-Priority Collateral Agent or the First-Priority Secured Parties may have with respect to the First-Priority Collateral.

Section 5.05. First-Priority Collateral Agent as Gratuitous Bailee/Agent for Perfection.

(a) The First-Priority Collateral Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(b) The First-Priority Collateral Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the First-Priority Collateral Agent as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

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(c) In the event that the First-Priority Collateral Agent (or its agent or bailees) has Lien filings against intellectual property that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, the First-Priority Collateral Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(d) Except as otherwise specifically provided herein (including Sections 3.01 and 4.01), until the Discharge of First-Priority Obligations has occurred, the First-Priority Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First-Priority Documents as if the Liens under the Second-Priority Collateral Documents did not exist. The rights of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(e) The First-Priority Collateral Agent shall have no obligation whatsoever to any Second-Priority Representative or any Second-Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.05. The duties or responsibilities of the First-Priority Collateral Agent under this Section 5.05 shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative for purposes of perfecting the Lien held by the Second-Priority Secured Parties.

(f) The First-Priority Collateral Agent shall not have by reason of the Second-Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of any Second-Priority Representative or any Second-Priority Secured Party and the Second-Priority Representatives and the Second-Priority Secured Parties hereby waive and release the First-Priority Collateral Agent from all claims and liabilities arising pursuant to the First-Priority Collateral Agent’s role under this Section 5.05, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

(g) Upon the Discharge of First-Priority Obligations, the First-Priority Collateral Agent shall deliver to the Second-Priority Collateral Agent, at the Company’s reasonable expense, to the extent that it is legally permitted to do so, the Pledged Collateral (if any) and the Deposit Account Collateral (if any) that is part of the Common Collateral together with any necessary endorsements (or otherwise allow the Second-Priority Collateral Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct. The Company shall take such further action as is required to effectuate the transfer contemplated hereby (or, in the case of the Deposit Account Collateral, use commercially reasonable efforts to effectuate the transfer contemplated hereby) and shall indemnify the First-Priority Collateral Agent for any loss or damage suffered by the First-Priority Collateral Agent as a result of such transfer except for any loss or damage suffered by the First-Priority Collateral Agent as a result of its own willful misconduct or gross negligence. The First-Priority Collateral Agent has no obligation to follow instructions from any Second-Priority Representative in contravention of this Agreement.

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(h) Neither the First-Priority Collateral Agent nor the First-Priority Secured Parties shall be required to marshal any present or future collateral security for the Company’s or its Subsidiaries’ obligations to the First-Priority Collateral Agent or the First-Priority Secured Parties under the First-Priority Documents or the First-Priority Collateral Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

(i) The agreement of the First-Priority Collateral Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.05 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

Section 5.06. Second-Priority Collateral Agent as Gratuitous Bailee/Agent for Perfection.

(a) Upon the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of the other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

(b) Upon the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the Second-Priority Collateral Agent as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

(c) In the event that the Second-Priority Collateral Agent (or its agent or bailees) has Lien filings against intellectual property that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, upon the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

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(d) The Second-Priority Collateral Agent, in its capacity as gratuitous bailee and/or gratuitous agent, shall have no obligation whatsoever to the other Second-Priority Representatives to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.06. The duties or responsibilities of the Second-Priority Collateral Agent under this Section 5.06 upon the Discharge of First-Priority Obligations shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives for purposes of perfecting the Lien held by the applicable Second-Priority Secured Parties.

(e) The Second-Priority Collateral Agent shall not have by reason of the Second-Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the other Second-Priority Representatives (or the Second-Priority Secured Parties for which such other Second-Priority Representatives are agent) and the other Second-Priority Representatives hereby waive and release the Second-Priority Collateral Agent from all claims and liabilities arising pursuant to the Second-Priority Collateral Agent’s role under this Section 5.06, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

(f) In the event that the Second-Priority Collateral Agent shall cease to be so designated the Second-Priority Collateral Agent pursuant to the definition of such term, the then Second-Priority Collateral Agent shall deliver to the successor Second-Priority Collateral Agent, to the extent that it is legally permitted to do so, the Pledged Collateral (if any) and the Deposit Account Collateral (if any) together with any necessary endorsements (or otherwise allow the successor Second-Priority Collateral Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct, and such successor Second-Priority Collateral Agent shall perform all duties of the Second-Priority Collateral Agent as set forth herein. The Company shall take such further action as is required to effectuate the transfer contemplated hereby (or, in the case of the Deposit Account Collateral, use commercially reasonable efforts to effectuate the transfer contemplated hereby) and shall indemnify the Second-Priority Collateral Agent for any loss or damage suffered by the Second-Priority Collateral Agent as a result of such transfer except for any loss or damage suffered by the Second-Priority Collateral Agent as a result of its own willful misconduct or gross negligence. The Second-Priority Collateral Agent has no obligation to follow instructions from the successor Second-Priority Collateral Agent in contravention of this Agreement.

(g) The agreement of the Second-Priority Collateral Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.06 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

Section 5.07. When Discharge of First-Priority Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of First-Priority Obligations has occurred, the Company incurs and designates any other First-Priority Obligations, or the Company or any Grantor enters into any Refinancing of any First-Priority Document evidencing a First-Priority Obligation, which Refinancing is permitted hereby and by the terms of the Second-Priority Documents, then such Discharge of First-Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of First-Priority Obligations), and the obligations under such Refinancing of the First-Priority Document shall automatically be treated as First-Priority Obligations for all purposes of this Agreement, and the applicable agreement governing such Other First-Priority Obligations shall automatically be treated as a First-Priority Document (and, upon designation by the Company thereof, the “First Lien Credit Agreement” hereunder) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein and the granting by the First-Priority Collateral Agent of amendments, waivers and consents hereunder. Upon receipt of notice of such designation or Refinancing (including the identity of the new First-Priority Collateral Agent), each Second-Priority Representative shall promptly (i) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new First-Priority Collateral Agent shall reasonably request in writing in order to provide the new First-Priority Representative the rights of the First-Priority Collateral Agent contemplated hereby and (ii) to the extent then held by any Second-Priority Representative, deliver to the First-Priority Collateral Agent the Pledged Collateral that is Common Collateral together with any necessary endorsements (or otherwise allow such First-Priority Collateral Agent to obtain possession or control of such Pledged Collateral).

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Section 5.08. No Release Upon Discharge of First-Priority Obligations. Notwithstanding any other provisions contained in this Agreement, if a Discharge of First-Priority Obligations occurs, the second-priority Liens on the Second-Priority Collateral securing the Second-Priority Obligations will not be released, except to the extent such Second-Priority Collateral or any portion thereof was disposed of in order to repay the First-Priority Obligations secured by such Second-Priority Collateral (including as contemplated under Section 6.09 below) or otherwise as permitted under the First-Priority Documents and the Second-Priority Documents, as applicable.

Section 5.09. Purchase Option. Without prejudice to the enforcement of the First-Priority Secured Parties’ remedies, the First-Priority Secured Parties agree that following (a) the acceleration of the First-Priority Obligations in accordance with the terms of all First-Priority Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second-Priority Secured Parties may request, and the First-Priority Secured Parties hereby offer the Second-Priority Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding First-Priority Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the First-Priority Obligations and including all accrued and unpaid interest and fees and expenses as of the date of closing of such purchase, in accordance with the relevant First-Priority Documents, without warranty or representation or recourse (except for customary representations and warranties required to be made by assigning lenders pursuant to any assignment agreement required under any of the First Lien Documents, Initial Other First-Priority Documents, and Other First-Priority Documents). In connection with such purchase, all issued and undrawn letters of credit constituting First-Priority Obligations shall be cancelled, replaced or cash collateralized in an amount not less than 103% of the face amount thereof by the purchasing Second-Priority Secured Parties, or the purchasing Second-Priority Secured Parties shall have provided other similar credit support satisfactory to each relevant issuer; provided that at such time as all such letters of credit have been cancelled, expired or been fully drawn, as the case may be, and after all applications described above have been made, any excess cash collateral deposited as described above shall be returned to the respective purchasers. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second-Priority Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the applicable First-Priority Representatives and the applicable Second-Priority Representative. If none of the Second-Priority Secured Parties exercise such right within the time periods set forth above, the First-Priority Secured Parties shall have no further obligations pursuant to this Section 5.09 for such Purchase Event and may take any further actions in their sole discretion in accordance with the First-Priority Documents and this Agreement. The Borrower and each First-Priority Representative hereby consents to any assignment pursuant to this Section 5.09 to the extent it has a consent or similar approval right under the assignment provisions of the relevant First-Priority Documents.

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ARTICLE 6
Insolvency or Liquidation Proceedings.

Section 6.01. Financing Issues.

(a) If the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First-Priority Collateral Agent shall desire to permit (or not object to) the use of cash collateral or to permit (or not object to) the Company or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will raise no (i) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent expressly permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03) and, to the extent the Liens securing the First-Priority Obligations under the First-Priority Documents are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed to have subordinated) its Liens on the Common Collateral to (x) such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to Liens securing First-Priority Obligations under this Agreement, subject to clause (b) of this Section 6.01, (y) any “carve-out” or administrative charge for professional and United States trustee fees agreed to by the First-Priority Representatives and (z) all adequate protection liens granted to the First-Priority Secured Parties with respect to any Common Collateral, (ii) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First-Priority Obligations made by the First-Priority Collateral Agent or any holder of First-Priority Obligations, (iii) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any lawful exercise by any holder of First-Priority Obligations of the right to credit bid First-Priority Obligations at any sale in foreclosure of First-Priority Collateral, (iv) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any other request for judicial relief made in any court by any holder of First-Priority Obligations relating to the lawful enforcement of any Lien on First-Priority Collateral or (v) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any order relating to a sale of assets of any Grantor for which the First-Priority Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First-Priority Obligations and the Second-Priority Obligations will attach to the proceeds of the sale (to the extent such proceeds are not applied to repay the First-Priority Obligations) on the same basis of priority as the Liens securing the First-Priority Collateral rank to the Liens securing the Second-Priority Collateral in accordance with this Agreement.

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(b) Notwithstanding the foregoing, the provisions of clause (i) of Section 6.01(a) shall only be applicable as to the Second-Priority Secured Parties with respect to any use of cash collateral or DIP Financing to the extent that: (i) the Second-Priority Representatives retain their Liens with respect to the Common Collateral that existed as of the date of the commencement of the applicable Insolvency or Liquidation Proceeding (including proceeds thereof arising after the commencement of such Insolvency or Liquidation Proceeding (to the extent such proceeds are not applied to repay the First-Priority Obligations)) and (ii) such DIP Financing is secured by Lien equal or senior to Liens securing First Lien Obligations.

(c) Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall assert a claim under section 507(b) of the Bankruptcy Code.

Section 6.02. Relief from the Automatic Stay. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in respect of the Common Collateral, without the prior written consent of the First-Priority Collateral Agent.

Section 6.03. Adequate Protection. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall object or contest (or support any other Person objecting to or contesting) (a) any request by the First-Priority Collateral Agent or the First-Priority Secured Parties for adequate protection, (b) any objection by the First-Priority Collateral Agent or the First-Priority Secured Parties to any motion, relief, action or proceeding based on the First-Priority Collateral Agent’s or the First-Priority Secured Parties’ claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of the First-Priority Collateral Agent, any First-Priority Representative or any other First-Priority Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provisions of any other Bankruptcy Law. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the First-Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law, then each Second-Priority Representative, on behalf of itself and any applicable Second-Priority Secured Party, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First-Priority Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to the Liens securing First-Priority Obligations under this Agreement and (ii) in the event any Second-Priority Representative, on behalf of itself or any applicable Second-Priority Secured Party, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second-Priority Representative, on behalf of itself or each such Second-Priority Secured Party, agrees that the First-Priority Representatives shall also be granted a senior Lien on such additional collateral as security for the applicable First-Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second-Priority Obligations shall be subordinated to the Liens on such collateral securing the First-Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First-Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement.

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Section 6.04. Preference Issues. If any First-Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the First-Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First-Priority Secured Parties shall remain entitled to the benefits of this Agreement until a Discharge of First-Priority Obligations with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Section 6.05. Application. This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

Section 6.06. 506(c) Claims. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First-Priority Obligations for costs or expenses of preserving or disposing of any Common Collateral.

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Section 6.07. Separate Grants of Security and Separate Classifications; Plans of Reorganization.

(a) Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, acknowledges and agrees that (i) the grants of Liens pursuant to the First-Priority Collateral Documents and the Second-Priority Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Common Collateral, the Second-Priority Obligations are fundamentally different from the First-Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First-Priority Secured Parties and the Second-Priority Secured Parties in respect of the Common Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second-Priority Secured Parties), the First-Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Second-Priority Obligations, with each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby acknowledging and agreeing to turn over to the First-Priority Collateral Agent amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second-Priority Secured Parties.

(b) Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement other than with the prior written consent of the First-Priority Collateral Agent.

Section 6.08. Section 1111(b)(2) Waiver. Each Second-Priority Representative, for itself and on behalf of the other Second-Priority Secured Parties, waives any claim it may hereafter have against any First-Priority Secured Party arising out of the election by any First-Priority Secured Party of the application to the claims of any First-Priority Secured Party of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any sale, use or lease, cash collateral or DIP Financing arrangement or out of any grant of a security interest in connection with the Common Collateral in any Insolvency or Liquidation Proceeding.

Section 6.09. Asset Sales. Each Second-Priority Representative agrees, for and on behalf of itself and the applicable Second-Priority Secured Parties represented thereby, that it (i) will not oppose any sale consented to by the First-Priority Collateral Agent or any First-Priority Representative of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding), so long as the Second-Priority Representative, for the benefit of the Second Priority Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds of such sale are not applied to repay the First-Priority Obligations or otherwise in accordance with this Agreement) and (ii) shall not have any right to credit bid in any disposition of Collateral in accordance with sections 363(k) or 1129(b)(2)(A)(ii) of the Bankruptcy Code or otherwise, unless such credit bid contemplates the payment in full in cash of all First Priority Obligations on the closing of such disposition.

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Section 6.10. Reorganization Securities; Voting. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a Plan of Reorganization or similar dispositive restructuring plan, on account of both the First-Priority Obligations and the Second-Priority Obligations, then, to the extent the debt obligations distributed on account of the First-Priority Obligations and on account of the Second-Priority Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations. Any such reorganization debt obligations distributed on account of the Second-Priority Obligations must provide (i) for the payment of interest thereon in kind until such time as the reorganization debt obligations distributed on account of the First-Priority Obligations are paid in full and Discharged in accordance with the terms thereof and (ii) for a maturity date and weighted average life to maturity that is later than the maturity date, or longer than the weighted average life to maturity, as the case may be, of the reorganization debt obligations distributed on account of the First-Priority Obligations.

Section 6.11. Post-Petition Interest. Each Second-Priority Secured Party shall not oppose or seek to challenge any claim by any First-Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of First-Priority Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code (or any similar provision of any other Bankruptcy Law) or otherwise, to the extent of the value of the Lien of the First-Priority Representative on behalf of the First-Priority Secured Parties on the First-Priority Collateral (for this purpose ignoring all claims and Liens held by the Second-Priority Secured Parties on the Common Collateral).

ARTICLE 7
Reliance; Waivers; etc

Section 7.01. Reliance. Other than any reliance on the terms of this Agreement, each First-Priority Representative, on behalf of itself and each applicable First-Priority Secured Party (other than the First Lien Administrative Agent and the First Lien Collateral Agent), acknowledges that it and the applicable First-Priority Secured Parties (other than the First Lien Administrative Agent and the First Lien Collateral Agent) have, independently and without reliance on the Second-Priority Collateral Agent or any Second-Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable First-Priority Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable First-Priority Documents or this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party (other than the Second Lien Trustee and the Second Lien Collateral Agent), acknowledges that it and the applicable Second-Priority Secured Parties (other than the Second Lien Trustee and the Second Lien Collateral Agent) have, independently and without reliance on the First-Priority Collateral Agent or any First-Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Second-Priority Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable Second-Priority Documents or this Agreement.

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Section 7.02. No Warranties or Liability. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, acknowledges and agrees that neither the First-Priority Collateral Agent nor any First-Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First-Priority Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. Neither the First-Priority Collateral Agent nor any First-Priority Secured Party shall have any duty to any Second-Priority Representative or any Second-Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any Subsidiary thereof (including the Second-Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Junior Lien Intercreditor Agreement, the First-Priority Collateral Agent, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Second-Priority Obligations, the First-Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Company’s or any other Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

Section 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the First-Priority Collateral Agent and the First-Priority Secured Parties, and the Second-Priority Representatives and the Second-Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First-Priority Documents or any Second-Priority Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First-Priority Obligations or Second-Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Administrative Agent or any other First-Priority Document or of the terms of the Second Lien Indenture or any other Second-Priority Document;

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(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First-Priority Obligations or Second-Priority Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First-Priority Obligations, or of any Second-Priority Representative or any Second-Priority Secured Party in respect of this Agreement.

ARTICLE 8
Miscellaneous

Section 8.01. Conflicts. Subject to Section 8.19, in the event of any conflict between the terms of this Agreement and the terms of any First-Priority Document or any Second-Priority Document, the terms of this Agreement shall govern. Notwithstanding any other term or provision set forth in this Agreement, nothing herein shall require the First-Priority Collateral Agent, the Initial Other First-Priority Collateral Agent or any of the First-Priority Secured Parties to take any action that would violate any applicable laws.

Section 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 5.07 and Section 6.04, this Agreement shall continue to be effective until the Discharge of First-Priority Obligations shall have occurred. This is a continuing agreement of lien subordination and the First-Priority Secured Parties may continue, at any time and without notice to each Second-Priority Representative or any Second-Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor constituting First-Priority Obligations in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 8.03. Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each Second-Priority Representative (or its authorized agent), each First-Priority Representative (or its authorized agent) and, in the case of any amendment that increases the obligations, or otherwise adversely affects any right, of the Company hereunder, the Company, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding anything in this Section 8.03 to the contrary, this Agreement may be amended from time to time at the request of the Company, at the Company’s expense, and without the consent of any First-Priority Representative, any Second-Priority Representative, any First-Priority Secured Party or any Second-Priority Secured Party or any other Person then party thereto, but in each case subject to Section 8.21, to (i) add other parties holding Other First-Priority Obligations (or any agent or trustee therefor) and Other Second-Priority Obligations (or any agent or trustee therefor) in each case to the extent such Obligations are not prohibited by any First-Priority Document or any Second-Priority Document, (ii) in the case of Other Second-Priority Obligations, (a) establish that the Lien on the Common Collateral securing such Other Second-Priority Obligations shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with or junior to all Liens on the Common Collateral securing any Second-Priority Obligations (subject to the terms of the applicable Second-Priority Documents and the Pari Passu Intercreditor Agreement), and (b) provide to the holders of such Other Second-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the First-Priority Collateral Agent) as are provided to the holders of Second-Priority Obligations under this Agreement (subject to the terms of the applicable Second-Priority Documents), (iii) in the case of Other First-Priority Obligations, (a) establish that the Lien on the Common Collateral securing such Other First-Priority Obligations shall be superior in all respects to all Liens on the Common Collateral securing any Second-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any First-Priority Obligations (subject to the terms of the applicable First-Priority Documents), and (b) provide to the holders of such Other First-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits as are provided to the holders of First-Priority Obligations under this Agreement (subject to the terms of the applicable First-Priority Documents), in each case so long as such modifications are not prohibited by any First-Priority Document or any Second-Priority Document and (iv) give effect to any Refinancing of any Obligations. In furtherance thereof, the Company may designate hereunder in writing obligations as a First Lien Credit Agreement (and any Person operating in such capacity thereunder as a First Lien Administrative Agent or First Lien Collateral Agent), a Second Lien Document (and any Person operating in such capacity thereunder as a Second Lien Collateral Agent), Other First-Priority Obligations (and any Person operating in such capacity thereunder as an Other First Lien Representative) or Other Second-Priority Obligations (and any Person operating in such capacity thereunder as an Other Second-Priority Representative), and may specify that any such obligations constitute a Refinancing of any existing series of Obligations, if the incurrence of such obligations and related Liens (including the priority thereof) is not prohibited under each of the Financing Documents and this Agreement. Any such additional party and each First-Priority Representative and Second-Priority Representative shall be entitled to rely on the determination of an officer of the Company that such modifications are not prohibited by any First-Priority Document or any Second-Priority Document if such determination is set forth in an officer’s certificate delivered to such party, the First-Priority Collateral Agent and each Second-Priority Representative. At the request (and sole expense) of the Company, without the consent of any First-Priority Secured Party or Second-Priority Secured Party, each of the First-Priority Collateral Agent, the Second-Priority Collateral Agent and each other First-Priority Representative and Second-Priority Representative shall execute and deliver an acknowledgment and confirmation of such permitted modifications and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate such permitted modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications).

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Section 8.04. Information Concerning Financial Condition of the Company and the Subsidiaries. The First-Priority Collateral Agent, the First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries of the Company and all endorsers and/or guarantors of the Second-Priority Obligations or the First-Priority Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Second-Priority Obligations or the First-Priority Obligations. The First-Priority Collateral Agent, the First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First-Priority Collateral Agent, any First-Priority Secured Party, any Second-Priority Representative or any Second-Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the First-Priority Collateral Agent, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05. Subrogation. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First-Priority Obligations has occurred.

Section 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the First-Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First-Priority Obligations as the First-Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the First-Priority Documents and the Pari Passu Intercreditor Agreement. Except as otherwise provided herein, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, assents to any such extension or postponement of the time of payment of the First-Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First-Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07. Consent to Jurisdiction; Waivers. The parties hereto irrevocably and unconditionally agree that any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto, or any affiliate of thereof, in any way relating to this Agreement or the transactions relating hereto, shall be tried and litigated only in the courts of the State of New York sitting in Borough of Manhattan, and in the United States District Court of the Southern District of New York, and any appellate court from any thereof. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, New York, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.08 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

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Section 8.08. Notices. All notices to the First-Priority Secured Parties and the Second-Priority Secured Parties permitted or required under this Agreement may be sent to the First-Priority Collateral Agent, the Second-Priority Collateral Agent, or any other First-Priority Representative or Second-Priority Representative as provided in the First Lien Credit Agreement, the Second Lien Indenture, the relevant First-Priority Document or the relevant Second-Priority Document, as applicable. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. Each First-Priority Representative hereby agrees to promptly notify each Second-Priority Representative upon payment in full in cash of all indebtedness under the applicable First-Priority Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

Section 8.09. Further Assurances. Each of the Second-Priority Representatives, on behalf of itself and each applicable Second-Priority Secured Party, and each of the First-Priority Representatives, on behalf of itself and each applicable First-Priority Secured Party, agrees that each of them shall take such further action and shall execute and deliver to the First-Priority Collateral Agent and the First-Priority Secured Parties such additional documents and instruments (in recordable form, if requested) as the First-Priority Collateral Agent or the First-Priority Secured Parties may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

Section 8.10. Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

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Section 8.11. Binding on Successors and Assigns. This Agreement shall be binding upon the First-Priority Collateral Agent, the other First-Priority Representatives, the First-Priority Secured Parties, the Second-Priority Representatives, the Second-Priority Secured Parties, the Company, the Company’s Subsidiaries party hereto and their respective permitted successors and assigns.

Section 8.12. Specific Performance. The First-Priority Collateral Agent may demand specific performance of this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby irrevocably (x) waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First-Priority Collateral Agent and (y) agrees that, in connection with the forgoing, the First-Priority Collateral Agent may seek an affirmative injunction to enforce the Agreement without a requirement to post a bond in connection therewith.

Section 8.13. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.14. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or in portable document format (pdf), each of which shall be an original and all of which shall together constitute one and the same document.

Section 8.15. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. Each First-Priority Representative represents and warrants that this Agreement is binding upon the applicable First-Priority Secured Parties for which such First-Priority Representative is acting. Each Second-Priority Representative represents and warrants that this Agreement is binding upon the applicable Second-Priority Secured Parties for which such Second-Priority Representative is acting.

Section 8.16. No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of First-Priority Obligations and Second-Priority Obligations. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 8.17. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Company or any other Grantor shall include the Company or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

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Section 8.18. First-Priority Representatives and Second-Priority Representatives. It is understood and agreed that (a) JPMorgan is entering into this Agreement in its capacity as First Lien Collateral Agent under the First Lien Collateral Agreement, and the provisions of Article 8 of the First Lien Credit Agreement applicable to the First Lien Collateral Agent thereunder shall also apply to it as First-Priority Collateral Agent and First Lien Collateral Agent hereunder and (b) [●] is entering into this Agreement in its capacity as Second Lien Collateral Agent under the Second Lien Indenture, and the provisions of Article [●] of the Second Lien Indenture applicable to the Second Lien Collateral Agent thereunder shall also apply to it as Second-Priority Collateral Agent and Second Lien Collateral Agent hereunder.

Section 8.19. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01 and 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Credit Agreement, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document or permit the Company or any Subsidiary of the Company to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the First Lien Credit Agreement, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Credit Agreement, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document, (b) change the relative priorities of the First-Priority Obligations or the Liens granted under the First-Priority Documents on the Common Collateral (or any other assets) as among the First-Priority Secured Parties or (c) otherwise change the relative rights of the First-Priority Secured Parties in respect of the Common Collateral as among such First-Priority Secured Parties as set forth in the Pari Passu Intercreditor Agreement and the First-Priority Documents or (d) obligate the Company or any Subsidiary of the Company to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Credit Agreement, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document.

Section 8.20. Second-Priority Collateral Agent. The Second-Priority Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Second Lien Indenture; and in so doing, the Second-Priority Collateral Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Second-Priority Collateral Agent shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, the Second-Priority Collateral Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Second Lien Indenture and, as applicable, the Second Lien Collateral Agreement.

Section 8.21. Joinder Requirements. The Company may designate additional obligations as Other First-Priority Obligations or Other Second-Priority Obligations pursuant to this Section 8.21 if (x) the incurrence of such obligations is not prohibited by any First-Priority Document or Second-Priority Document then in effect and (y) the Company shall have delivered an officer’s certificate to each First-Priority Representative and each Second-Priority Representative certifying the same. If not so prohibited, the Company shall (i) notify each Representative in writing of such designation and (ii) cause the applicable new First-Priority Representative or Second-Priority Representative to execute and deliver to each other First-Priority Representative and Second-Priority Representative, a Joinder Agreement substantially in the form of Exhibit A or Exhibit B, as applicable, hereto.

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Section 8.22. Intercreditor Agreements.

(a) Each party hereto agrees that the First-Priority Secured Parties (as among themselves) and the Second-Priority Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements, including, in the case of the First-Priority Secured Parties, the Pari Passu Intercreditor Agreement) with the applicable First-Priority Representatives or Second-Priority Representatives, as the case may be, governing the rights, benefits and privileges as among the First-Priority Secured Parties or as among the Second-Priority Secured Parties, as the case may be, in respect of any or all of the Common Collateral, this Agreement and the other First-Priority Collateral Documents or the other Second-Priority Collateral Documents, as the case may be, including as to application of proceeds of any Common Collateral, voting rights, control of any Common Collateral and waivers with respect to any Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other First-Priority Collateral Documents or Second-Priority Collateral Documents, as the case may be. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other First-Priority Collateral Document or Second-Priority Collateral Document, and the provisions of this Agreement and the other First-Priority Collateral Documents and Second-Priority Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

(b) In addition, in the event that the Company or any Subsidiary thereof incurs any Obligations secured by a Lien on any Common Collateral that is junior to Liens thereon securing any First-Priority Obligations or Second-Priority Obligations, as the case may be, and such Obligations are not designated by the Company as Second-Priority Obligations, then the First-Priority Collateral Agent and/or Second-Priority Collateral Agent shall upon the request of the Company enter into an intercreditor agreement with the agent or trustee for the creditors with respect to such secured Obligations to reflect the relative Lien priorities of such parties with respect to the relevant portion of the Common Collateral and governing the relative rights, benefits and privileges as among such parties in respect of such Common Collateral, including as to application of the proceeds of such Common Collateral, voting rights, control of such Common Collateral and waivers with respect to such Common Collateral, in each case, so long as such secured Obligations are not prohibited by, and the terms of such intercreditor agreement do not violate or conflict with, the provisions of this Agreement or any of the First-Priority Documents or Second-Priority Documents, as the case may be. If any such intercreditor agreement (or similar arrangement) is entered into, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any First-Priority Documents, and the provisions of this Agreement, the First-Priority Documents and the Second-Priority Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the respective terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A.,
as First Lien Collateral Agent and First-Priority Collateral Agent

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Initial Other First-Priority Collateral Agent

By:
Name:
Title:

[_______________],
as Second Lien Collateral Agent and Second-Priority Collateral Agent

By:
Name:
Title:

41

ACKNOWLEDGMENT

The Grantors each hereby acknowledge that they have received a copy of the foregoing Junior Lien Intercreditor Agreement and consent thereto, agree to recognize all rights granted thereby to the First Lien Collateral Agent, and the other First-Priority Secured Parties, and the Second Lien Collateral Agent, and the other Second-Priority Secured Parties, and waive the provisions of Section 9-615(a) of the UCC in connection with the application of proceeds of Collateral in accordance with the provisions of the Junior Lien Intercreditor Agreement; provided, however, that the foregoing shall not, without the consent of Company, impair the rights of any Grantor under the First-Priority Documents or the Second-Priority Documents. The Grantors each further acknowledge and agree that they are not an intended beneficiary or third party beneficiary under the foregoing Junior Lien Intercreditor Agreement, as amended, restated, supplemented or otherwise modified from time to time.

[Signatures on following pages]

Acknowledged as of the date first written above:

Grantors:

WINDSTREAM SERVICES, LLC

By:
Name:
Title:

WINDSTREAM FINANCE CORP.

By:
Name:
Title:

SOUTHWEST ENHANCED NETWORK SERVICES, LLC.

By:	Windstream Services, LLC, its sole member
By:
Name:
Title:

WINDSTREAM SOUTHWEST LONG DISTANCE, LLC.

By:	Windstream Services, LLC, its sole member
By:
Name:
Title:

WINDSTREAM FINANCE CORP.

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO,

By:
Name:
Title:

Annex I
List of Guarantors

[To be Attached]

EXHIBIT A
Joinder Agreement

JOINDER AGREEMENT
(Other First-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [________], [____], among [____________] (the “New Representative”), as an Other First-Priority Representative, [[________________] (the “New Collateral Agent”)]2, as an Other First-Priority Collateral Agent, JPMORGAN CHASE BANK, N.A., as collateral agent for the First Lien Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as First Lien Collateral Agent and First-Priority Collateral Agent, U.S. BANK NATIONAL ASSOCIATION, as Initial Other First-Priority Collateral Agent, and [__________________________] as collateral agent for the Second Lien Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as Second Lien Collateral Agent and Second-Priority Collateral Agent.

This Agreement is supplemental to that certain Junior Lien Intercreditor Agreement, dated as of [●], 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among the parties (other than the New Representative and the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as Other First-Priority Representative[s] under the Junior Lien Intercreditor Agreement [and to record the accession of the New Collateral Agent as an Other First-Priority Collateral Agent under the Junior Lien Intercreditor Agreement].

ARTICLE I
Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Junior Lien Intercreditor Agreement.

ARTICLE II
Accession

SECTION 2.01 [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other First-Priority Representative as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other First-Priority Representative.

SECTION 2.02 [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other First-Priority Collateral Agent as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other First-Priority Collateral Agent.]

____________________
2To be included if applicable.

SECTION 2.03 The New Representative[s] and the New Collateral Agent confirm[s] that their address details for notices pursuant to the Junior Lien Intercreditor Agreement [is][/are] as follows: [_____________].

SECTION 2.04 Each party to this Agreement (other than the New Representative[s] and the New Collateral Agent) confirms the acceptance of the New Representative[s] and New Collateral Agent as an Other First-Priority Representative and Other First-Priority Collateral Agent, respectively, for purposes of the Junior Lien Intercreditor Agreement.

SECTION 2.05 [________] [is][/are] acting in the capacities of Other First-Priority Representative[s] and [________] is acting in its capacity as Other First-Priority Collateral Agent solely for the Secured Parties under [_____________].

ARTICLE III
Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS, INCLUDING ACKNOWLEDGEMENT BY GRANTORS]

EXHIBIT B
Joinder Agreement

JOINDER AGREEMENT
(Other Second-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [________], [____], among [____________] (the “New Representative”), as an Other Second-Priority Representative, [________________] (the “New Collateral Agent”)]3, JPMORGAN CHASE BANK, N.A., as collateral agent for the First Lien Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as First Lien Collateral Agent and First-Priority Collateral Agent, U.S. BANK NATIONAL ASSOCIATION, as Initial Other First-Priority Collateral Agent, and [__________________________] as collateral agent for the Second Lien Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as Second Lien Collateral Agent and Second-Priority Collateral Agent.

This Agreement is supplemental to that certain Junior Lien Intercreditor Agreement, dated as of [●], 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among the parties (other than the New Representative and the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as Other Second-Priority Representative[s] under the Junior Lien Intercreditor Agreement [and to record the accession of the New Collateral Agent as an Other Second-Priority Collateral Agent under the Junior Lien Intercreditor Agreement].

ARTICLE I
Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Junior Lien Intercreditor Agreement.

ARTICLE II
Accession

SECTION 2.01 [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other Second-Priority Representative as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other Second-Priority Representative.

SECTION 2.02 [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other Second-Priority Collateral Agent as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other Second-Priority Collateral Agent.]

____________________
3To be included if applicable.

SECTION 2.03 The New Representative[s] and the New Collateral Agent confirm[s] that their address details for notices pursuant to the Junior Lien Intercreditor Agreement [is][/are] as follows: [_____________].

SECTION 2.04 Each party to this Agreement (other than the New Representative[s] and the New Collateral Agent) confirms the acceptance of the New Representative[s] and the New Collateral Agent as an Other Second-Priority Representative and an Other Second-Priority Collateral Agent, respectively, for purposes of the Junior Lien Intercreditor Agreement.

SECTION 2.05 [________] [is][/are] acting in the capacities of Other Second-Priority Representative[s] and [________] is acting in its capacity as Other Second-Priority Collateral Agent solely for the Secured Parties under [_____________].

ARTICLE III
Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS, INCLUDING ACKNOWLEDGEMENT BY GRANTORS]